Form 10-K, Exhibit 13
period 1999-12-31
NORTHWAY FINANCIAL INC
filed 2000-03-30
CIK 1041753

                                                                      Exhibit 13

                               [Graphic Omitted]
                                   NORTHWAY
                                   ---------
                                   FINANCIAL
                                   =========

                               [Graphic Omitted]
                                   NORTHWAY
             NORTHWAY FINANCIAL    ---------    1999 ANNUAL REPORT
                                   FINANCIAL
                                   =========


                                   Investing

                                       In

                                     Growth


                               [Graphic Omitted]

          Selected Financial Highlights                              1

          Letter to Shareholders                                     2

          Management's Discussion and Analysis of
             Financial Condition and Results of Operations           9

          Independent Auditors' Report                              42

          Northway Financial Board of Directors and Officers        43

          Subsidiary Bank Directors                                 44

          Information for Stockholders                              44

--------------------------------------------------------------------------------------------------------------

                                              Financial Highlights

     At or for the years ended December 31,       1999        1998         1997        1996        1995
--------------------------------------------------------------------------------------------------------------
     ($000 Omitted, except per share data)

     Balance Sheet Data:

     Total assets                               $462,552    $403,972    $377,866    $372,581    $357,917
     Investment securities available-for-sale     55,998      50,567      57,141      90,530      86,701
     Investment securities held-to-maturity        5,151       6,509      11,312      12,199      15,377
     Loans, net of unearned income 372,766       283,826     266,757     240,383     217,978
     Allowance for loan losses                     4,887       4,404       4,156       3,941       3,866
     Other real estate owned                         115         158         222         202         492
     Deposit assumption premium                    1,271         860       1,161       1,462       1,800
     Deposits                                    343,029     350,921     322,063     322,315     310,388
     Securities sold under agreements
      to repurchase                                7,468       6,791       6,146       4,620       6,087
     Stockholders' equity                         39,286      40,956      37,526      33,663      31,102

     Income Statement Data:

     Net interest and dividend income           $ 19,341    $ 17,535    $ 17,027    $ 15,717    $ 15,493
     Provision for loan losses                       540         540         535         512         652
     Noninterest income                            2,724       2,019       1,680       1,602       1,257
     Noninterest expense                          15,799      12,910      11,859      10,976      10,613
     Net income                                    3,764       4,068       4,039       3,857       3,596

     Per Common Share Data:

     Net income                                 $ 002.25    $ 002.35    $ 002.33    $ 002.23    $ 002.08
     Cash dividends declared                        0.56        0.42        0.55        0.52        0.44
     Book value                                    24.32       23.67       21.67       19.44       17.96
     Tangible book value (1)                       23.54       23.18       21.00       18.59       16.92

     Selected Ratios:

     Return on average assets                       0.90%       1.06%       1.07%       1.05%       1.02%
     Return on average equity                       9.37       10.25       11.14       12.04       12.71
     Dividend payout                               25.03       17.90       23.69       23.13       21.22
     Average equity to average assets               9.62       10.35        9.60        8.69        8.00
--------------------------------------------------------------------------------------------------------------
     (1) Stockholders' equity as of December 31, 1999, 1998, 1997, 1996 and 1995 has been reduced by deposit assumption premium.
--------------------------------------------------------------------------------------------------------------

                         To Our Shareholders

Overview

The theme for this year's Annual Report "Investing in Growth," conveys our strong commitment to growing our franchise. The consolidation under Northway Financial of The Berlin City Bank (BCB) and Pemigewasset National Bank (Pemi) has brought together two strong New Hampshire Community Banks. By pooling resources we have been able to achieve very strong loan growth and our franchise has emerged as the dominant Community Commercial Bank franchise based in Northern and Central N.H.

Our goal for 1999, as discussed in last year's Shareholders Letter, was to focus on balancing current income objectives with long-term shareholder value. To enhance shareholder value, we have made strategic decisions to invest in several long-term growth initiatives, with the realization that the full positive impact from those investments would not be reflected in short-term earnings.

"By pooling resources we have been able to achieve very strong loan growth and our franchise has emerged as the dominant Community Commercial Bank franchise in Northern and Central N.H."

Actual results have borne out the validity of these growth strategies and assumptions. In 1999, our growth initiatives consisted of record increases in our loan portfolio (up 31%); the purchase of two full-service branches; and the opening of two supermarket branches. We implemented these growth initiatives while achieving a solid level of earnings and after absorbing substantial expenses for our Y2K efforts and significant one-time expenses related to the four new branches. We continue to believe that our strategy of balancing current income objectives with the kind of growth that develops long-term shareholder value, is an appropriate and prudent strategy for the Shareholders, Customers, and Employees of Northway Financial.

The strong economy in 1999, while helping us to achieve record loan growth, also presented several unusual challenges to our organization. In response to those challenges, our loan origination and operations staffs did an excellent job of managing the heavy loan growth, while continuing to provide very competitive top quality service to our customers. This was achieved at the same time that an extensive Y2K project was undertaken, and we were continuing to work on several consolidation efforts.

To ensure that our entire organization would be Y2K-compliant, thousands of work hours and dollars were required to be expended, and this project did negatively impact 1999 earnings. However, the transition of all of our systems from 1999 to 2000 was flawless and uneventful, and thus, a large success. The dedicated work of our staff to make this happen also significantly increased their knowledge base with respect to the systems upgrades, contingency planning and team-building, and this in-house knowledge will benefit us for many years to come.

Our staff of capable and dedicated people was key to our success in managing several large projects throughout 1999. Attracting and maintaining such a staff in a strong economy in rural northern and central N.H. is key to the continuation of our strategy of prudent growth. To address this issue, we have upgraded our benefits and salary and wage programs to make them fully competitive, and we intend to review them regularly to ensure that they remain so. As Northway Financial continues to grow and become more visible, retaining our employees will be a major key to our success.

In addition to the loan growth and geographic growth of the franchise, we are proud of the assistance we have given the Communities in the various markets we serve and the assistance our commercial lenders have given to help support and grow many of the businesses that are our customers.

USING LOANS TO INVEST IN OUR COMMUNITIES. During 1999, our loan portfolio grew $89 million, a record 31% from the end of 1998. This unprecedented growth benefits Northway Financial in several ways. First, this growth represents a major diversification of our portfolio, which was one of our most important strategic goals a year ago. The ratio of consumer loans to total loans is now much improved. This was accomplished largely by launching a successful indirect auto loan program. Our customers use the money we lend for a wide variety of purposes, virtually all of which help to enhance the well-being and prosperity of our communities.

At the same time, we continue to be the major commercial lender in northern and central New Hampshire, which is a great measure of the success of a true community commercial bank.

Every loan we make, every dollar we invest in businesses, has tremendous impact on the health of our local and regional economies. Businesses are able to take advantage of opportunities and expand; new options and additional opportunities are created for employees; even our cities and towns benefit from a healthy business climate.

               Access to capital provides the foundation for every local economy

                               [Graphic Omitted]

EXPANDING SERVICE TO OUR MARKETPLACE. Since the merger of the Pemi and the Berlin City Bank, we have expanded the branch network of both banks. The Pemi has grown from five to nine branches, while we have increased the locations of the Berlin City Bank from seven to nine. Together, we now offer banking services in eighteen locations across northern and central New Hampshire.

This growth will help us to build deposits in a time when many banks are struggling to attract funds that are being lost to the equity markets. This expansion gives us a significant advantage over many of our competitors, many of whom are reducing the number of banking locations. Time and time again our customers have told us that the most important thing we can do for them is to make their banking more convenient. By increasing the number of our branches-and by offering greatly expanded hours in our supermarket sites-we are taking visible steps to meet the needs of our customers.

Branches

                    1996                        10
                    1997                        12
                    1998                        15
                    1999                        18

NWFI/BCB/Pemi- Number of
     Branch Offices

In recent years, we have significantly expanded the branch offices available to our customers

                               [Graphic Omitted]

Investing in Growth

To provide you with an additional perspective on our commitment to growth, we have dedicated three pages of this Annual Report to our growth strategy. One page is dedicated to our loan growth, another to our geographic growth and a third to the support we have given to our commercial customers and the communities we serve to help them grow and prosper. We believe that northern and central N.H. can benefit by having a strong regional community banking franchise and we are aware of our responsibility to help support the communities we serve. We urge you to read these sections to gain a better insight to our vision.

Financial Performance

The growth initiatives begun in 1998 have had a dramatic effect on the balance sheet during 1999. Total assets increased $58.6 million to $462.6 million from the end of 1998 to the end of 1999, an increase of 14.5%. Driving this growth was an increase in net loans of $89 million. Our statewide indirect auto lending initiative caused consumer loans to quadruple to just over $100 million during the year while commercial real estate loans continued to grow as a result of our focus on that sector with an increase in loans outstanding of $15.4 million, or 19.8%. We continued to position ourselves on the funding side of the balance sheet by purchasing and opening new branches and taking advantage of Federal Home Loan Bank borrowing opportunities.

The results of the success of these initiatives can be seen in the improvement to net interest income which increased $1,806,000, or 10.3%, to $19,341,000 in 1999 from $17,535,000 in 1998. This increase in net interest income from the continuing increase in loans outstanding as the year progressed caused quarterly earnings to improve steadily as the year went on.

As predicted in last year's Annual Report, these initiatives did have a negative impact on the early part of the year as supporting overhead had to be incurred prior to the actual increase in loans outstanding. This start up phase of the lending and branch expansion initiatives and our Y2K efforts negatively impacted earnings for 1999. Net Income for 1999 was $3,764,000 down from the net income of $4,068,000 recorded in 1998.

A quarterly dividend of $.14 was paid for each of the first three quarters of 1999. Following the fourth quarter the Board of Directors voted to increase the dividend to $.15 (a 7.1% increase) based on the favorable performance of the quarter. Dividend levels will continue to be reviewed on a quarterly basis.

"Enhancing the value of our Northway franchise continued to be a major priority for our staff in 1999. We contributed to achievement of this goal by acquiring two branches, opening one new branch, and relocating one branch."

In December 1998, the Board of Directors approved a stock repurchase plan that authorized the purchase of 10% of the shares outstanding, or up to approximately 173,100 shares, in the open market or in private transactions. As of the end of fiscal 1999, 116,800 shares had been purchased and were reported as treasury stock.

While our balance sheet growth and stock repurchase program have impacted our capital ratios, our capital ratios and tangible book value remains strong. All capital levels continue to significantly exceed the requirements for well-capitalized status. Tangible book value per share increased to $23.54 as of year end 1999 versus $23.18 per share at the end of 1998.

Operational Highlights

Enhancing the value of our Northway Financial franchise continued to be a major priority for our staff in 1999. We contributed to achievement of this goal by acquiring two branches, opening one new branch, and relocating one branch. We also provided our Customers with an improved menu of loan and deposit products and services, upgraded our ATM network, initiated a new indirect auto loan business, and achieved an unprecedented level of loan growth.

Branch Network

Several steps were taken to enhance our branch network in our three major market areas - Pemi, Berlin-Gorham, and North Conway. The Pemi branch network expanded its commercial and retail reach into one of the fastest growing markets in central N.H. by the acquisition of two full-service offices in Franklin and Tilton. In Gorham, we relocated the branch formerly at 66 Main Street to Shaw's new supermarket on the high-traffic Berlin-Gorham Road. In North Conway, we opened a full-service branch in the new Shaw's market. Branches located in Shaw's supermarkets offer extended hours each week day, plus convenient hours on the weekend. These branches have exceeded our initial expectations and enhance the value of our retail and commercial delivery system.

"We are ever mindful of our responsibility to strive to enhance the value of this Northway Financial franchise for our Shareholders, and we believe that this is being achieved."

With the addition of these new branches, Northway Financial now has 18 branches. The expansion of our branch network is consistent with our growth strategy and supports our role as the dominant Community Commercial Bank in our markets. This expansion is also responsive to our Customers' need for convenience and easy access.

Providing improved and more competitive products and services, also remains a primary objective for our organization. We introduced an automated platform servicing system at the customer service representative desks, at Berlin City Bank during the first quarter of 1999. This program creates a more efficient account opening environment and allows our banking professionals additional time to cross sell other banking product offerings to our customers.

The ATM networks at both BCB and Pemi are an important part of our continuing effort to make banking with us as convenient and efficient as possible for our Customers. Newest model ATM's were installed at five branches. These new machines are designed to be adaptable to a variety of additional services in the future.

New and improved product offerings were introduced on the loan side of both banks. Our residential mortgage product array was enhanced with an FHA guarantee program and several third party programs that increase our abilities to service all credit sectors of our markets. A uniform home equity line of credit loan product was developed and introduced in each of our markets. This product is competitive on both rate and features and we are pleased with our early success with this program.

The Loan portfolio represents a significant portion of the assets of most Community Banks. Because of this, banks must develop strategies defining the volume and composition of the kinds of loans they want in their portfolios. Both banks traditionally have relied heavily on real estate mortgage loans and commercial loans and have had difficulty in meeting their loan volume objectives. Because of the direct consumer loan programs offered by automobile manufacturers and other retailers, it has been difficult for either bank to do significant Consumer Lending.

In the first quarter of 1999, in order to grow and diversify our loan portfolio, we developed an Indirect Automobile Financing Division which we call Capital Acceptance. Headquartered in Concord, this new division works through a statewide network of carefully selected automobile dealers to generate automobile loans. Capital Acceptance is now recognized as a major statewide competitor in automobile financing, and has provided the diversification we sought in our loan portfolio. This is an important achievement, especially in light of the aggressive competition from other lenders for consumer automobile loans.

Commercial lending activity was very strong in 1999 with over $52 million in originations. We have grown to be the largest commercial lender in northern and central New Hampshire through an aggressive call program, competitive products, pricing strategies and exceptional loan servicing after the loan closes. Commercial Lending continues to be one of our major focuses as it provides us with the appropriate yield, opportunity for deposit growth and helps support the economy of the markets we serve.

Looking Ahead

We believe that we have built the foundation for a strong and profitable community banking franchise, and our goal for 2000 will be to continue to manage our Investment in Growth in a way that will enhance long-term earnings. One of our main priorities for 2000 is to bring to a successful conclusion the effort to consolidate the many support functions previously managed separately by each of the two subsidiary banks. These consolidation efforts were underway in 1999, but their completion was delayed by the priority mandated by the Y2K compliance project, and by the record loan growth. Our goal for 2000 is to finalize our consolidation efforts during the third quarter. The outcome will be the improved efficiency and productive operation of all of the consolidated support functions.

Having established Northway Financial as a major N.H. banking franchise and a very strong lending institution, we will look to grow our deposit base to accommodate additional loan growth. We believe this is a real challenge as there exist many non-traditional options for our deposit customers. We will attempt to grow our market share and deposit base through marketing efforts, denovo branching, branch acquisitions and aggressive business development initiatives.

We are ever mindful of our responsibility to strive to enhance the value of this Northway Financial franchise for our Shareholders, and we believe that this is being achieved. The consolidation under Northway Financial of The Berlin City Bank and The Pemigewasset National Bank, coupled with significant growth since the merger, have resulted in a strong organization with the capacity for even further growth. As the dominant Community Commercial Bank in northern and central New Hampshire, we believe that we are having a very positive impact on thousands of Customers in these market areas by providing them with a broad array of bank products and services (while larger regional banks place their focus elsewhere). We are confident that we are playing an important role in the lives of our Shareholders, our Customers, our Communities, and our Employees. And we feel good about that.

/s/ William J. Woodward
William J. Woodward
Chairman of the Board
President and Chief Executive Officer
Northway Financial, Inc.
The Berlin City Bank


/s/ Fletcher W. Adams
Fletcher W. Adams
Vice Chairman of the Board
Northway Financial, Inc.
Chairman of the Board
Pemigewasset National Bank

[Graphic Omitted]

Last year, subsidiary bank employees donated many thousands of hours of personal time to local charities and community organizations

SUPPORTING THE COMMUNITIES WE SERVE. We take our role as the leading community commercial bank in northern and central New Hampshire very seriously. We recognize that the health of any financial institution is impacted by the health of the cities and towns it serves. That's why we are committed to offering useful and fairly-priced products. It's also why we contribute so much time and financial support to organizations and institutions that are part of our community.

Last year, The Berlin City Bank and the Pemi contributed more than $100,000 to more than 100 organizations.

We are especially proud of the efforts of so many of our employees who support these community groups as well. Many contributed additional funds, and even more generously donated their time to help others who are less fortunate.

Our scholarship program is also a source of great pride and satisfaction. In 1999, we awarded more than $25,000 to outstanding high school students who will use the funds to help meet the very high costs of college. This program has contributed more than $300,000 in scholarships since its inception in 1979.

                                       Northway Financial, Inc. and Subsidiaries

        NORTHWAY FINANCIAL, INC. AND SUBSIDIARIES MANAGEMENT'S DISCUSSION
          AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
        -----------------------------------------------------------------

The purpose of this discussion is to focus on significant changes in the financial condition and results of operations of Northway Financial, Inc. ("the Company") and its subsidiaries. It is intended to supplement and highlight information contained in the accompanying consolidated financial statements and the selected financial data presented elsewhere in this report.

                            OVERVIEW OF PERFORMANCE
                            -----------------------

The Company reported net income of $3,764,000, or $2.25 per share, in 1999 as compared to net income of $4,068,000, or $2.35 per share, in 1998 and $4,039,000, or $2.33 per share, in 1997. Return on average assets was 0.90 percent in 1999, as compared to 1.06 percent and 1.07 percent for 1998 and 1997, respectively. During 1999 the Company continued the implementation of its growth initiatives. The Company opened two new branches, purchased an additional two branches and began operations at the indirect lending business unit created at the end of 1998. In addition, the Company reorganized its personnel to support the achievement of its long term goals. These strategic investments resulted in increased noninterest expense, which caused a decline in 1999 earnings as compared to 1998.

The Company's results of operations are affected not only by its net interest income, but also by the level of its noninterest income, including gains and losses on the sales of loans and securities, noninterest expenses, changes in the provision for loan losses resulting from the Company's periodic assessment of the adequacy of its allowance for loan losses and income tax expense, among other factors.

                               SUBSEQUENT EVENTS
                               -----------------

On March 1, 2000 the Company's largest subsidiary, The Berlin City Bank, ("BCB") consummated the sale of approximately $1,230,000 worth of nonperforming and approximately $249,000 of reperforming loans. This transaction reduced nonperforming loans from $5,348,000 on February 29, 2000, to $4,118,000 as of March 1, 2000. Reperforming loans were reduced to $1,350,000 on March 1, 2000. The reperforming loans retained are on an accrual method for interest income recognition and are believed to be adequately collateralized. As a result of previous charge-offs to the balances of the loans sold, BCB recorded a net recovery on the sale of approximately $63,000.

On March 13, 2000 BCB, signed a purchase and sale agreement with the Bank of New Hampshire ("BNH") which will result in acquisition of the BNH branch in West Ossipee, New Hampshire. Deposit levels at that branch totaled approximately $33,000,000 at December 31, 1999. In addition, BCB will purchase certain loans associated with this branch totaling approximately $6,000,000. The West Ossipee branch location is just south of BCB's existing location in Conway, New Hampshire and is a natural extension of the Company's franchise. The purchase is scheduled to close on August 25, 2000.

                          NET INTEREST INCOME ANALYSIS
                          ----------------------------

Net interest income is the principal component of a financial institution's income stream and represents the difference, or spread, between interest and fee income generated from earning assets and the interest expense paid on deposits and borrowed funds. Fluctuations in interest rates as well as volume and mix changes in earning assets and interest bearing liabilities can materially impact net interest income. The discussion of net interest income is presented on a taxable equivalent basis, unless otherwise noted, to facilitate performance comparisons among various taxable and tax-exempt assets.

The table on page 11 presents average balances, income earned or interest paid, and average yields earned or rates paid on major categories of assets and liabilities for the years ended December 31, 1999, 1998, and 1997.

Net interest income for 1999 increased $1,843,000, or 10 percent, over 1998 while increasing $475,000, or 3 percent, in 1998 over 1997.

Interest income increased $1,875,000, or 6 percent, in 1999 versus 1998 after remaining relatively unchanged in 1998 versus 1997. Earning assets on average increased by $34,157,000, or 10 percent, during 1999, while, the mix of earning assets continued to evolve, creating a favorable volume variance. This favorable volume variance was offset by a 23 basis point decline in average yield on earning assets as a whole. A $46,024,000, or 17 percent, increase in the volume of average loans, partially offset by a 45 basis point decrease in yield, accounted for the $2,617,000, or 11 percent, increase in interest income on loans. Interest income on investment securities decreased $202,000, or 5 percent, from 1998 to 1999. This decrease resulted from a 3 percent decrease in the average balance of total investment securities and an 11 basis point decrease in yield.

Total interest expense was relatively unchanged in 1999 due primarily to a 31 basis point decrease in rates paid on interest bearing liabilities, which offset a 9 percent increase in average volume. The composition of interest bearing liabilities mitigated increases in interest cost as the average balances of all categories of low cost funds increased, offsetting increases in average balances of categories of high cost funds. The most expensive sources of funds, Federal Home Loan Bank advances and other borrowed funds, increased by a combined $17,445,000 and was a significant source of funding for loan growth.

Interest income in 1998 was relatively unchanged versus 1997 as a result of a 1 percent increase in the volume of earning assets, and as a result of the decrease in average yield of earning assets. A $17,079,000, or 7 percent, increase in the volume of average loans and a 20 basis point decrease in yield accounted for the $1,001,000, or 4 percent, increase in interest income on loans. Interest income on investment securities decreased $1,226,000, or 22 percent, from 1997 to 1998. This decrease resulted from a 22 percent decrease in the average balance of total investment securities and a 3 basis point decrease in yield.

Total interest expense decreased by $461,000, or 4 percent, in 1998 due primarily to a 12 basis point decrease in rates paid on interest bearing liabilities combined with a modest decrease in average volume. In addition, the composition of interest bearing liabilities helped drive down interest cost as all categories of low cost funds increased while all categories of high cost funds declined.

The trend in net interest income is commonly evaluated in terms of average rates using net interest margin and interest rate spread. The net interest margin is computed by dividing fully taxable equivalent net interest income by average total earning assets. This ratio represents the difference between the average yield returned on average earning assets and the average rate paid for all funds used to support those earning assets, including both interest bearing and noninterest bearing sources of funds. The net interest margin increased 3 basis points to 5.00 percent in 1999 after having increased 10 basis points to 4.97 percent in 1998. The increases in net interest margin in both 1999 and 1998 was a function of the downward pricing of interest bearing liabilities, partially offset by the lower yields on earning assets. At the same time, the portion of interest earning assets funded by interest bearing liabilities in 1999 was 83 percent. In 1998 and 1997, the portion of interest earning assets funded by interest bearing liabilities was 84 percent and 85 percent, respectively.

The interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest bearing liabilities. The interest rate spread eliminates the impact of noninterest bearing funds and gives a direct perspective on the effect of interest rate movements. During 1999, the net interest rate spread increased 8 basis points to 4.41 percent from the 1998 spread of 4.33 percent as the cost of interest bearing liabilities declined 31 basis points while the yields earned on earning assets decreased 23 basis points. The increase in 1998 was 7 basis points from 4.26 percent in 1997. See the accompanying schedules entitled "Consolidated Average Balances, Interest Income/Expense and Average Yields/Rates" and "Consolidated Rate/Volume Variance Analysis" for more information.

                           PROVISION FOR LOAN LOSSES
                           -------------------------

The provision for loan losses represents the annual cost of providing an allowance, or reserve, for anticipated future losses on loans. The size of the provision for each year is dependent upon many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of loan portfolio quality, the value of collateral and general economic factors.

   The Company incurred a $540,000 provision for loan losses in 1999 equaling the provision incurred in 1998. In 1998, the provision for loan losses increased $5,000 to $540,000 from $535,000 in 1997.

Although management utilizes its best judgement in providing for losses, there can be no assurance that the Company will not have to change its provisions for loan losses in subsequent periods. Management will continue to monitor the allowance for loan losses and make additional provisions to the allowance as appropriate.

                               NONINTEREST INCOME
                               ------------------

Noninterest income consists of revenues generated from a broad range of financial services and activities, including fee-based services and profits earned through investment and security sales.

The following table sets forth the components of the Company's noninterest income:

                                                    ($000 Omitted)
Years Ended December 31,                        1999     1998     1997
                                                ----     ----     ----
Service charges and fees on deposit accounts   $  935   $  843   $  831
Securities gains, net                             709      496      313
Other                                           1,080      680      536
                                               ------   ------   ------
Total noninterest income                       $2,724   $2,019   $1,680
                                               ======   ======   ======

                                                                                           Northway Financial, Inc. and Subsidiaries

CONSOLIDATED AVERAGE BALANCES, INTEREST INCOME/EXPENSE AND AVERAGE YIELDS/RATES
------------------------------------------------------------------------------------------------------------------------------------

                                                                                  ($000 Omitted)

                                                           1999                         1998                         1997
                                               ---------------------------- ---------------------------- ---------------------------
                                                                    Average                      Average                     Average
                                               Average    Income/   Yield/  Average    Income/   Yield/  Average    Income/  Yield/
                                               Balance    Expense   Rate    Balance    Expense   Rate    Balance    Expense  Rate
                                               -------    -------   ----    -------    -------   ----    -------    -------  ----
Assets
 Interest earning assets:
 Federal funds sold                            $  4,865   $   228   4.69%   $ 14,628   $   769   5.26%   $  9,720   $   528   5.43%
 Interest bearing deposits                           93         7   7.53          87         6   6.90         114         8   7.02
 Investments(1)(2)                               67,744     4,070   6.01      69,854     4,272   6.12      89,366     5,498   6.15
 Loans, net(1)(3)                               320,850    26,968   8.41     274,826    24,351   8.86     257,747    23,350   9.06
                                               --------   -------            -------   -------           --------   -------
 Total interest
 earning assets(1)                              393,552    31,273   7.95     359,395    29,398   8.18     356,947    29,384   8.23
                                                          -------   ----                ------   ----                ------   ----
Cash and due from banks                          12,868                       11,967                       10,804
Allowance for loan losses                        (4,653)                      (4,323)                      (4,323)
Premises and equipment                           10,125                        9,844                        8,732
Other assets                                      5,637                        6,400                        5,604
                                               --------                      -------                     --------
 Total assets                                  $417,529                     $383,283                     $377,764
                                               ========                     ========                     ========

Liabilities
 Interest bearing liabilities:
 Regular savings                               $ 68,333     1,319   1.93    $ 65,126     1,518   2.33    $ 63,661     1,507   2.37
 NOW and super NOW                               49,832       433   0.87      46,942       536   1.14      43,369       530   1.22
 Money market accounts                           23,765       592   2.49      22,467       622   2.77      22,348       613   2.74
 Certificates of deposit                        152,353     7,514   4.93     151,244     8,079   5.34     153,111     8,211   5.36
 Securities sold under
 agreements to repurchase                         9,267       432   4.66       8,469       431   5.09       7,796       404   5.18
 Federal Home Loan
  Bank advances                                  23,266     1,279   5.50       5,972       360   6.03      12,139       729   6.01
 Other borrowed funds                               151         9   5.96        --        --                  215        13   6.05
                                                -------   -------            -------   -------           --------   -------
 Total interest bearing
  liabilities                                   326,967    11,578   3.54     300,220    11,546   3.85     302,639    12,007   3.97
                                                          -------   ----     -------   -------   ----               -------   ----

Noninterest bearing deposits                     46,459                       39,561                       34,948
Other liabilities                                 3,931                        3,825                        3,906
                                               --------                     --------                     --------
 Total liabilities                              377,357                      343,606                      341,493

Stockholders' equity                             40,172                       39,677                       36,271
                                               --------                     --------                     --------
 Total liabilities and
  stockholders' equity                         $417,529                     $383,283                     $377,764
                                               ========                     ========                     ========

Net interest income(1)                                    $19,695                      $17,852                      $17,377
                                                          =======                      =======                      =======

Interest spread (4)                                                 4.41%                        4.33%                        4.26%
                                                                    ====                         ====                         ====

Net interest margin (5)                                             5.00%                        4.97%                        4.87%
                                                                    ====                         ====                         ====

(1) Reported on a tax equivalent basis.
(2) Average balances are calculated using the adjusted cost basis.
(3) Net of unearned income and includes nonperforming loans.
(4) Interest spread equals the yield on interest earning assets minus the rate paid on interest bearing liabilities.
(5) The net interest margin equals net interest income divided by total average interest earning assets.

                                                                                           Northway Financial, Inc. and Subsidiaries

                                            CONSOLIDATED RATE/VOLUME VARIANCE ANALYSIS
                                            ------------------------------------------

                                                                                                ($000 Omitted)

                                                         1999 Compared to 1998               1998 Compared to 1997
                                                          Increase (Decrease)                 Increase (Decrease)
                                                           Due to Change in                    Due to Change in
                                                Volume      Rate       Mix      Total     Volume     Rate       Mix        Total
                                                ------     ------     -----     ------     -----     -----     -----     -------
Interest and dividend income:

Federal funds sold                              $ (513)    $  (84)    $  56     $ (541)    $ 267     $ (17)    $  (9)    $   241
Interest bearing deposits                         --            1      --            1        (2)     --        --            (2)
Investments                                       (129)       (75)        2       (202)    (1,200)     (33)        7      (1,226)
Loans                                            4,078     (1,251)     (210)     2,617      1,54      (512)      (34)      1,001
                                                ------     ------     -----     ------     -----     -----     -----     -------
Total interest and dividend income               3,436     (1,409)     (152)     1,875       612      (562)      (36)         14
                                                                                           -----     -----     -----     -------

Interest expense:

Regular savings accounts                            75       (261)      (13)      (199)       35       (23)       (1)         11
NOW and super NOW accounts                          33       (128)       (8)      (103)       44       (35)       (3)          6
Money market accounts                               36        (62)       (4)       (30)        3         6      --             9
Certificates of deposit                             59       (620)       (4)      (565)     (100)      (32)     --          (132)
Securities sold under agreements
 to repurchase                                      40        (36)       (3)         1        35        (7)       (1)         27
FHLB advances                                    1,042        (32)      (91)       919      (370)        3        (2)       (369)
Other borrowed funds                              --         --           9          9       (13)     --        --           (13)
                                                ------     ------     -----     ------     -----     -----     -----     -------
Total interest expense                           1,285     (1,139)     (114)        32      (366)      (88)       (7)       (461)
                                                ------     ------     -----     ------     -----     -----     -----     -------
Net interest and dividend income                $2,151     $ (270)    $ (38)    $1,843     $ 978     $(474)    $ (29)    $   475
                                                ======     ======     =====     ======     =====     =====     =====     =======

                                       Northway Financial, Inc. and Subsidiaries

                         ------------------------------

Fee income from service charges on deposit accounts increased 11 percent in 1999 and 1 percent in 1998. The improvement in 1999 was a result of the decision to increase fees for the first time in years. The increase in 1998 was primarily related to an increase in the number of transaction deposit accounts.

Net securities gains were $709,000 in 1999, compared to $496,000 in 1998. Investment securities gains in 1999 included net gains of $679,000 recorded on sales of equity securities compared to $501,000 in 1998. In 1997 net securities gains were $313,000 and included equity gains of $548,000.

Other noninterest income (sources of which include the creation of mortgage servicing assets, credit card merchant and fee income, automated teller fees, and safe deposit fees) increased $400,000, or 59 percent, to $1,080,000 in 1999 following a 27 percent increase in 1998, and a 12 percent increase in 1997.

                              NONINTEREST EXPENSE
                              -------------------

Total noninterest expense increased $2,889,000, or 22 percent, during 1999 and $1,051,000, or 9 percent, in 1998. The increases in these expenses were due to the Company's decision to increase market share in existing markets and enter new markets. In both 1999 and 1998 two branches were opened and over the two year period an indirect lending group was created and began operations. In addition, during 1999, two branches were purchased.

The following table sets forth information relating to the Company's noninterest expense during the periods indicated.

                                                     ($000 Omitted)
Years Ended December 31,                        1999       1998      1997
                                              -------    -------    -------
Salaries and employee benefits                $ 8,464    $ 6,762    $ 5,883
Occupancy and equipment                         2,541      2,080      1,714
Amortization of deposit assumption premium        357        301        301
Professional fees                               1,091        702        569
Stationery and supplies                           565        470        374
Merger related expenses                          --         --          643
Other                                           2,781      2,595      2,375
                                              -------    -------    -------
                                              $15,799    $12,910    $11,859
                                              =======    =======    =======

Salaries and employee benefits increased $1,702,000, or 25 percent, from 1998 to 1999 and by $879,000, or 15 percent, from 1997 to 1998. These increases reflect staff additions in connection with the expansion of the retail franchise, increased lending activities and normal salary and wage increases. The expansion initiatives also caused occupancy and equipment expense to increase $461,000 to $2,541,000 in 1999 from $2,080,000 in 1998, which was $366,000 higher than the
$1,714,000 recorded in 1997.

Amortization of deposit assumption premium in 1999 increased to $357,000 versus $301,000 in both 1998 and 1997. The increase is a result of the acquisition of two branches on July 9, 1999.

Merger related expense of $643,000 in 1997 is primarily related to the creation of the holding company, the related stock split, and the merger.

                               INCOME TAX EXPENSE
                               ------------------

The Company recognized $1,962,000, $2,036,000 and $2,274,000 in income tax expense for the years ended December 31, 1999, 1998, and 1997, respectively. The effective tax rate was 34.3% for 1999, 33.3% for 1998, and 36.0% for 1997. The increase in the effective tax rate for 1999 over 1998 is due to the fact that during 1999 New Hampshire adopted a new tax law that increased the rate of the Business Profits Tax from seven to eight percent of income. During 1997, the Company recorded merger-related expenses of $643,000. This one-time expense is non-deductible for tax calculations and was the principal reason for the increase in 1997's effective tax rate. For additional information relating to income taxes, see Note 14 to the Consolidated Financial Statements.

                                       Northway Financial, Inc. and Subsidiaries

                                     ASSETS
                                     ------

Total assets increased $58,580,000, or 15 percent, to $462,552,000 at December 31, 1999 versus $403,972,000 at December 31, 1998. The composition of earning assets has continued to change in order to meet corporate goals.

Balance Sheet Highlights
                                            ($000 Omitted)
Years Ended December 31,            1999         1998         Change
                                  --------     --------     --------
Total assets                      $462,552     $403,972     $ 58,580
Earning assets                     434,066      378,004       56,130
Securities                          61,149       57,076        4,073
Loans, net of unearned income      372,766      283,826       88,940
Deposits                           343,029      350,921       (7,892)
Equity                              39,286       40,956       (1,670)

                                   SECURITIES
                                   ----------

The Company's investment securities are classified into one of two categories based on management's intent to hold the securities: (i) "held-to-maturity" securities, or (ii) securities "available-for-sale." Securities designated to be held-to-maturity are reported at amortized cost. Securities classified as available-for-sale are required to be reported at fair value with unrealized gains and losses, net of taxes, excluded from earnings and shown separately as a component of stockholders' equity.

The following table summarizes the Company's securities portfolio at December 31, 1999 and 1998, showing amortized cost and market value for each category:

                                                     ($000 Omitted)
                                                1999                   1998
                                         -------------------    --------------------
                                         Amortized    Market    Amortized     Market
December 31,                                Cost      Value       Cost        Value
-----------------                        ---------    ------    ---------     ------
Securities available-for-sale:
  US Treasury and government agencies     $27,466     $26,449     $17,322     $17,391
  Mortgage-backed securities                9,179       8,855      13,342      13,442
  Collateralized mortgage obligations      10,139       9,958      11,118      11,070
  Marketable equity securities              2,999       2,780       2,919       2,741
  Non-marketable equity securities          4,456       4,456       2,038       2,038
  State and political subdivisions          3,478       3,500       3,676       3,885
                                          -------     -------     -------     -------
  Total securities available-for-sale     $57,717     $55,998     $50,415     $50,567
                                          -------     -------     -------     -------
Securities held-to-maturity:
  Mortgage-backed securities              $ 2,285     $ 2,247     $ 5,501     $ 5,485
  Collateralized mortgage obligations       1,316       1,297        --          --
  State and political subdivisions          1,550       1,551       1,008       1,030
                                          -------     -------     -------     -------
    Total securities held-to-maturity     $ 5,151     $ 5,095     $ 6,509     $ 6,515
                                          -------     -------     -------     -------
    Total securities                      $62,868     $61,093     $56,924     $57,082
                                          =======     =======     =======     =======

Securities available-for-sale increased $5,431,000 during 1999 to $55,998,000. The increase in the portfolio reflects the Company's strategy to maximize profits by increasing the amount of higher yielding assets.

The net unrealized loss on securities available-for-sale was $1,719,000 at December 31, 1999 as compared to a net unrealized gain of $152,000 in 1998. This was the result of a higher interest rate environment, and corresponding lower bond prices in 1999.

The Company has a policy of purchasing debt securities primarily rated A or better by Moody's Investor Services and US Government securities to minimize credit risk. All securities, however, carry interest rate risk, which affect their market values such that as market yields increase, the value of the Company's securities decline and vice versa. Additionally, mortgage-backed securities carry prepayment risk whereby expected yields may not be achieved due to the inability to reinvest proceeds from prepayment at comparable yields. Moreover, such mortgage-backed securities may not benefit from price appreciation in periods of declining rates to the same extent as the remainder of the portfolio.

Securities held-to-maturity comprise approximately 8 percent and 11 percent of the aggregate securities portfolio at December 31, 1999 and 1998, respectively. This is consistent with management's objective to maintain portfolio flexibility and liquidity by classifying most securities as available-for-sale.

A portion of the securities portfolio is pledged to secure public deposits, short-term securities sold under agreements to repurchase and treasury, tax and loan accounts. Refer to Note 3 for a further discussion of pledging.

                                       Northway Financial, Inc. and Subsidiaries

                                     LOANS
                                     -----

Loans increased 31 percent in 1999 primarily due to increases in indirect auto and commercial loans. The growth in the loan portfolio resulted from the Company's ongoing efforts to increase the loan portfolio through the origination of loans. The following table presents the composition of the loan portfolio as of December 31:

                                           ($000 Omitted)
                                          Percent                    Percent
                            1999          of Total     1998          of Total
                          --------        --------   --------        --------
Real estate
  Residential             $139,389          37.3%    $146,603          51.6%
  Commercial                93,061          24.9       77,680          27.4
  Construction               4,360           1.2        4,118           1.4
Commercial                  28,833           7.7       25,874           9.1
Installment                 24,147           6.5       25,070           8.8
Indirect installment        76,339          20.4           18          --
Other                        7,369           2.0        4,795           1.7
                          --------         -----     --------         -----
                          $373,498         100.0%    $284,158         100.0%
                          ========         =====     ========         =====

The loan portfolio mix changed significantly during the year. As of December 31, 1999, total commercial real estate and commercial loans represented 32.6 percent of the Company's loan portfolio, residential real estate loans represented 37.3 percent, and installment loans represented 26.9 percent. This compares with a commercial real estate and commercial loan percentage of 36.5 percent, residential real estate loan percentage of 51.6 percent and installment loan percentage of 8.8 percent in 1998. The 1999 increase in the installment loan percentage and decrease in the real estate loan percentage reflects management's commitment to diversify the loan portfolio.

Commercial real estate loans consist of loans secured by income producing commercial real estate and commercial loans consist of loans that are either unsecured or are secured by inventories, receivables or other corporate assets, and many are additionally secured by the guarantee of the Small Business Administration. Commercial real estate and commercial loans increased by $18,340,000 in 1999 as compared to 1998. The Company continues to emphasize commercial real estate and commercial loans in order to reduce the relative concentration of its loan portfolio in other types of loans.

Residential real estate loans decreased $7,214,000 in 1999, a 5 percent decrease from 1998. The Company's strategy generally is to originate fixed-rate residential loans for sale to investors in the secondary market. The Company generally retains adjustable-rate loans in its portfolio but will, occasionally, retain some fixed-rate mortgages.

Installment loans consist primarily of loans originated directly by the Company. The increase of $75,398,000, or 301 percent, in 1999 is a result of growth in indirect automobile loans, recreational vehicle loans and home equity loans. Increased growth in installment loans is consistent with the Company's strategy to increase the percentage of installment loans in its portfolio.

The Company's loans are primarily secured by real estate and automobiles located in New Hampshire. In addition, other real estate owned is located in this market. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of other real estate owned are susceptible to changing conditions in this market.

                              NONPERFORMING ASSETS
                              --------------------

Nonperforming assets were $4,727,000, or 1.02 percent of total assets, at December 31, 1999 as compared to $2,704,000, or 0.67 percent of total assets, at December 31, 1998. This increase was primarily caused by the addition in 1999 of a large borrowing relationship to the nonperforming asset category. The Company may make additional provisions to the allowance for loan losses related to this credit in the future.

Nonperforming assets are comprised primarily of nonperforming loans, other chattels owned and real estate acquired by foreclosure or a similar conveyance of title. The accrual of interest on a loan is discontinued when there is reasonable doubt as to its collectibility or whenever the payment of principal or interest is more than 90 days past due. However, there are loans within this nonperforming classification that receive periodic payments, but which have a weakness with respect to the collateral securing the loan.

At December 31, 1999, nonperforming loans totaled $4,578,000, or 1.2 percent of total loans, compared to $2,546,000, or 0.90 percent of total loans, in 1998.

Other real estate owned at December 31, 1999 was $115,000 compared to $158,000 in 1998.

                                       Northway Financial, Inc. and Subsidiaries

                           ALLOWANCE FOR LOAN LOSSES
                           -------------------------

The Company maintains an allowance for loan losses to absorb future charge-offs of loans in the existing portfolio. When a loan, or portion thereof, is considered uncollectible, it is charged against the allowance. Recoveries of amounts previously charged-off are added to the allowance when collected. The adequacy of the allowance for loan losses is evaluated on a regular basis by management. Factors considered in evaluating the adequacy of the allowance include previous loss experience, current economic conditions and their effect on borrowers and the market area in general, and the performance of individual credits in relation to the contract terms. The provision for loan losses charged to earnings is based on management's judgment of the amount necessary to maintain the allowance at a level adequate to absorb possible losses. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the adequacy of the Company's allowance for loan losses.

The Company's allowance for loan losses increased $483,000 from December 31, 1998 to $4,887,000, or 1.31 percent of total loans, at December 31, 1999. The 1999 and 1998 provision for loan losses were each $540,000.

The following table sets forth the composition of the allowance for loan losses for the periods indicated.

                                                                                ($000 Omitted)
Years Ended December 31,                                                1999          1998            1997
------------------------                                              -------        -------        -------
Beginning allowance                                                   $ 4,404        $ 4,156        $ 3,941
Provision for loan losses                                                 540            540            535
Loans charged-off                                                        (304)          (524)          (612)
Recoveries                                                                247            232            292
                                                                      -------        -------        -------
Net charge-offs                                                           (57)          (292)          (320)
                                                                      -------        -------        -------
Ending allowance                                                      $ 4,887        $ 4,404        $ 4,156
                                                                      =======        =======        =======
Ending allowance as a percentage of loans outstanding at 12/31           1.31%          1.55%          1.56%
Ending allowance as a percentage of nonperforming loans at 12/31       106.75         172.98         227.35
Net charge-offs as a percentage of average loans                         0.02           0.11           0.12

                            DEPOSITS AND BORROWINGS
                            -----------------------

Total deposits at December 31, 1999 were $343,029,000, a decrease of $7,892,000, or 2 percent, compared to $350,921,000 at December 31, 1998. The decrease in deposits was due to the withdrawal of a $14,500,000 temporary money market deposit on January 6, 1999, which was deposited on December 31, 1998 and an outflow of certificates of deposit. These declines were partially offset by the acquisition of two branch offices from Vermont National Bank holding deposits of approximately $18,000,000.

Components of Deposits        ($000 Omitted)

December 31,                1999          1998
------------              --------      --------
Demand                    $ 49,925      $ 45,808
Regular savings, NOW
 & money market            142,659       152,094
Time                       150,445       153,019
                          --------      --------
 Total deposits           $343,029      $350,921
                          ========      ========

Certificates of deposit of $100,000 or more are scheduled to mature as follows at December 31, 1999:

                          ($000 Omitted)
3 months or less             $ 6,293
Over 3 to 6 months             3,410
Over 6 to 12 months            7,902
Over 12 months                 4,469
                             -------
                             $22,074
                             =======

The following table sets forth certain information concerning the Company's borrowings at the dates indicated.

                                    ($000 Omitted)
December 31,                     1999            1998
------------                     ----            ----
Short-term borrowings          $17,418          $7,624
Long-term debt                  58,528           2,278
                               -------          ------
                               $75,946          $9,902
                               =======          ======

At December 31, 1999 short-term borrowings consisted of Federal Home Loan Bank ("FHLB") advances of $9,950,000 and securities sold under agreements to repurchase of $7,468,000 compared to $833,000 and $6,791,000 respectively, for 1998. The increase in FHLB advances was a direct result of the need to fund loan growth. At December 31, 1999 long-term debt consisted solely of FHLB term advances of $58,528,000 as compared to $2,278,000 in 1998. The increase in borrowings was a direct result of the need to fund loan growth. Long-term debt maturities range from July 2001 through December 2009. Many of the advances, however, are callable with call dates ranging from February 2000 through November 2001. See Note 10 to the Consolidated Financial Statements for additional information.

                                       Northway Financial, Inc. and Subsidiaries

                                    CAPITAL
                                    -------

The following table sets forth the Company's risk-based capital and leverage ratios:

                                                          ($000 Omitted)
December 31,                                          1999              1998
------------                                        --------          --------
Risk-adjusted assets                                $329,369          $241,943
Tier 1 capital (to average assets)                      8.47%            10.25%
Tier 1 capital (to risk weighted assets)               11.80              6.53
Total capital (to risk weighted assets)                13.05             17.78

The Company's capital serves to support growth and provide depositors and other creditors protection against loss. Equity capital represents the stockholders' investment in the Company. Management strives to maintain an optimal level of capital on which an attractive return to the stockholders will be realized over both the short-term and long-term, while serving depositors' and creditors' needs.

The Company must also observe the minimum requirements enforced by the federal banking regulators. There are three capital requirements that banks and bank holding companies must meet: Tier 1 capital, total capital (combination of Tier 1 capital and Tier 2 capital), and leverage (Tier 1 capital to average assets) ratios. Tier 1 capital consists of stockholders' equity, net of intangible assets. Tier 2 capital consists of a limited amount of loss reserves. Tier 1 capital, total capital and leverage ratios do not include any adjustments for unrealized gains and losses relating to securities available-for-sale except net unrealized losses relating to marketable equity securities. The minimum requirements for the leverage ratio, risk-based Tier 1 capital and risk-based total capital are 4 percent, 4 percent and 8 percent, respectively. As of December 31, 1999, the subsidiary banks of the Company were "well capitalized" as defined under FDIC regulations.

                               INTEREST RATE RISK
                               ------------------

Volatility in interest rates requires the Company to manage interest rate risk, which arises from differences in the timing of repricing of assets and liabilities. Management monitors and adjusts the difference between interest sensitive assets and interest sensitive liabilities ("GAP" position) within various time frames. An institution with more assets repricing than liabilities within a given time frame is considered asset sensitive and in time frames with more liabilities repricing than assets it is liability sensitive. Within GAP limits established by the Board of Directors, the Company seeks to balance the objective of insulating the net interest margin from rate exposure with that of taking advantage of anticipated changes in rates in order to enhance income.

Interest rate risk is managed by the Company's Asset/Liability Committee, which formulates strategies based on a desirable level of interest rate risk. In setting desirable levels of interest rate risk, the Committee evaluates the impact on earnings and capital caused by the current outlook on interest rates, potential changes in the outlook on interest rates and regional economies, liquidity, business strategies and other factors.

The Asset/Liability Committee uses three key measurements to monitor interest rate risk: (i) the interest rate sensitivity GAP analysis; (ii) a rate shock to measure earnings volatility due to an immediate increase or decrease in market rates of interest; and (iii) simulation of changes in net interest income under alternative balance sheet and interest rate scenarios.

INTEREST RATE GAP ANALYSIS
                                                                      ($000 Omitted)
                                                         Balance Maturing or Subject to Repricing
                                   3 months       4 to 12        12 to 24        2 to 5        After 5
December 31, 1999                  or less         months         months          years         years          Total
-----------------                  --------      ---------       ---------       --------      --------       --------
Loans, net                         $108,048      $  93,603       $  54,725       $101,570      $ 14,874       $372,820
Interest bearing deposits              --               97            --             --            --               97
Securities                            6,127          3,910           4,920         24,170        22,022         61,149
Other assets                           --             --              --             --          28,486         28,486
                                   --------      ---------       ---------       --------      --------       --------
 Total assets                      $114,175      $  97,610       $  59,645       $125,740      $ 65,382       $462,552
                                   --------      ---------       ---------       --------      --------       --------
Deposits                           $ 79,395      $  94,250       $  82,811       $ 36,647      $ 49,926       $343,029
Repurchase agreements                 4,895          1,948             625           --            --            7,468
Borrowed funds                       17,200         32,750          18,500             28          --           68,478
Other liabilities and
 stockholders' equity                  --             --              --             --          43,577         43,577
                                   --------      ---------       ---------       --------      --------       --------
 Total liabilities and equity      $101,490      $ 128,948       $ 101,936       $ 36,675      $ 93,503       $462,552
                                   --------      ---------       ---------       --------      --------       --------
GAP for period                     $ 12,685      $ (31,338)      $ (42,291)      $ 89,065      $(28,121)
                                   --------      ---------       ---------       --------      --------
Cumulative GAP                     $ 12,685      $ (18,653)      $ (60,944)      $ 28,121          --
                                   ========      =========       =========       ========      ========
As a percent of total assets            2.7%          (4.0)%         (13.2)%         6.1%

Interest rate gap analysis provides a static analysis of the repricing characteristics of the entire balance sheet. It is prepared by scheduling assets and liabilities into time bands based upon their next opportunity to reprice. For floating rate instruments, all balances are placed at the next date on which their rates could be reset; and for fixed rate instruments, the balances are placed in time bands according to their principal repayment schedules. It is necessary to apply further assumptions to refine this process. For instance, in order to recognize the potential for mortgage related instruments to experience early payments of principal, a prepayment assumption based on management's expectations is layered on top of the scheduled principal payments. Other categories that are scheduled using management assumptions include noncontractual deposits such as demand deposits and interest bearing checking, savings, and money market deposits. These allocations are management's current estimate of the sensitivity of the rates and balances of these accounts to changes in market interest rates.

The Company's limits on interest rate risk specify that the cumulative one-year gap should be less than 10 percent of total assets. As of December 31, 1999, the estimated exposure was 4.0 percent liability sensitive (see table above).

A more dynamic and detailed analysis of the earnings sensitivity of the balance sheet is provided through simulation analysis. The Company uses computer simulations to determine the impact on net interest income of various interest rate scenarios, balance sheet trends and strategies. These simulations incorporate assumptions about balance sheet dynamics such as loan and deposit growth, loan and deposit pricing, changes in funding mix, and asset and liability repricing and maturity characteristics. Simulations based on numerous assumptions are run under various interest rate scenarios to determine the impact on net interest income and capital. From these scenarios, interest rate risk is quantified and appropriate strategies are developed and implemented.

Utilizing an immediate rate shock simulation where interest rates increase 200 basis points, the December 31, 1999 earnings simulation model projects that net interest income for the next twelve months would decrease by an amount equal to approximately 0.14 percent. In addition, utilizing an immediate rate shock stimulation where interest rates decrease 200 basis points, the December 31, 1999 earnings simulation model projects that net interest income for the next twelve months would decrease by an amount equal to approximately 4.96 percent. Both the up and down rate shock simulations are within the Company's 10 percent policy limit.

                                 LIQUIDITY RISK
                                 --------------

Liquidity risk management involves the Company's and its subsidiaries' ability to raise funds in order to meet their existing and anticipated financial obligations. These obligations are the withdrawal of deposits on demand or at contractual maturity, the repayment of debt as it matures, the ability to fund new and existing loan commitments and the ability to take advantage of new business opportunities. Liquidity may be provided through amortization, maturity or sale of assets such as loans and securities available-for-sale, liability sources such as increased deposits, utilization of the FHLB credit facility, purchased or other borrowed funds, and access to the capital markets. Liquidity targets are subject to change based on economic and market conditions and are controlled and monitored by the Company's Asset/Liability Committee. At the bank level, liquidity is managed by measuring the net amount of marketable assets after deducting pledged assets, plus lines of credit, primarily with the FHLB, which are available to fund liquidity requirements. Management then measures the adequacy of that aggregate amount relative to the aggregate amount of liabilities deemed to be sensitive or volatile. These include brokered deposits, deposits in excess of $100,000, term deposits with short maturities, and credit commitments outstanding.

Additionally, the parent holding company requires cash for various operating needs including dividends to shareholders, the purchase of treasury stock, capital injections to the subsidiary banks, and the payment of general corporate expenses. The primary sources of liquidity for the parent holding company are dividends from the subsidiary banks and reimbursement for services performed on behalf of the banks.

As shown in the consolidated statements of cash flows, cash and cash equivalents decreased by $35,336,000 during 1999. The principal cause for the decrease was cash used for investing activities, primarily in lending, which totaled $95,194,000 with lending activities utilizing $89,801,000. Cash provided by financing activities of $53,078,000 was provided by a branch acquisition and FHLB advances, which was partially offset by a decline in total deposits. The net cash provided by operating activities provided the remainder of funding sources for 1999. The $6,780,000 of net cash provided by operating activities was primarily attributable to net income of $3,764,000 and an increase in net other liabilities/other assets of $1,239,000.

                                       Northway Financial, Inc. and Subsidiaries

                      CAPITAL EXPENDITURES AND COMMITMENTS
                      ------------------------------------

During 1999, the Company incurred approximately $1,400,000 in capital expenditures. These expenditures included $189,000 and $193,000, respectively, for leasehold improvements and furniture and equipment for the Company's supermarket branches in Gorham and North Conway, New Hampshire. The Company also purchased its Tilton and Franklin, New Hampshire branch offices from Vermont National Bank for $185,000 and $75,000, respectively. Approximately $93,000 was spent on expenditures for furniture and equipment for Tilton and $86,000 for Franklin. The remaining expenditures were for normal upgrades to existing property and equipment.

During 1998, the Company incurred approximately $1,600,000 in capital expenditures. These expenditures included $216,000 for leasehold improvements and furniture and equipment for the Company's branch in Tilton, New Hampshire. The Company completed its branch located in Conway Village, New Hampshire incurring capital expenditures of $451,000 for buildings and $158,000 for furniture and equipment. Expenditures totaling approximately $730,000 were incurred for the completion of the Company's upgrade of its existing computer system. The remaining expenditures were for normal upgrades to existing property and equipment.

During 2000, the Company's estimated capital expenditure projections total $1,910,000. Approximately $1,200,000 is expected to be incurred for the construction of a new branch, and related furniture and equipment. The Company has also allocated $200,000 of expenditures to upgrade on-line teller systems at nine retail locations, as well as $175,000 to improve imaging systems. The remaining expenditures will be incurred for normal upgrades to existing property and equipment.

                           IMPACT OF YEAR 2000 EVENT
                           -------------------------

As previously reported, over the past several years the Company developed and implemented a plan to address the anticipated impacts of the so-called Year 2000
(Y2K) problem on our information technology (IT) systems and on our non-IT systems involving embedded chip technologies. We also surveyed selected third parties and loan customers to determine the status of their Y2K compliance programs. In addition we developed contingency plans specifying what the Company would do if we or important third parties experienced disruptions to critical business activities as a result of the Y2K issue.

Our Company's Y2K plan was completed prior to the anticipated Y2K failure dates. As of March 15, 2000, the Company has not experienced any business disruptions or system failures as a result of the Y2K issues, nor is it aware of any Y2K issues materially impacting the Company's customers, vendors or other significant third parties. However, there can be no assurance that unforeseen circumstances may not arise, or that the Company will not in the future identify equipment or systems which are not Y2K compliant.

As of December 31, 1999 the Company incurred costs of approximately $214,000 verses a budgeted $263,000, and approximately 11,400 man-hours to address and prepare for Y2K issues. These costs were included in operating expenses as incurred. No further material expenses relating to the Y2K issue are expected to be incurred in 2000.

                          FORWARD LOOKING INFORMATION
                          ---------------------------

Certain statements in this report are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements may include, but are not limited to, projections of revenue, income or loss, plans for future operations and acquisitions, plans related to products or services of the Company and its subsidiaries. Such forward looking statements are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. To the extent any such risks, uncertainties and contingencies are realized, the Company's actual results, performance or achievements could differ materially from anticipated results, performance or achievements. Factors that might affect such forward looking statements include, among other things, overall economic and business conditions, the demand for the Company's products and services, competitive factors in the industries in which the company competes, changes in government regulations, and the timing, impact and other uncertainties of future acquisitions.

In addition to the factors described above, the following are some additional factors that could cause our financial performance to differ from any forward looking statement contained herein; a) the rise in interest rates during the past year and expected increases in interest rates in 2000; b) a change in product mix attributable to changing interest rates, customer preferences or competition; c) a significant portion of the Company's loan customers are in the hospitality business and therefore could be affected by adverse weather conditions and/or rising gasoline prices; and d) the effectiveness of advertising, marketing and promotional programs.

                                                                       Northway Financial, Inc. and Subsidiaries

                                        CONSOLIDATED STATEMENTS OF INCOME
                                        ---------------------------------

                                                                             ($000 Omitted, Except Per Share Data)
FOR THE YEAR ENDED DECEMBER 31,                                                  1999        1998         1997
================================================================================================================
INTEREST INCOME
Interest and Fees on Loans                                                     $26,865      $24,313      $23,210
Interest on Debt Securities :
 Taxable                                                                         3,109        3,322        4,592
 Tax-Exempt                                                                        472          479          514
Dividends                                                                          238          192          182
Interest on Federal Funds Sold                                                     228          769          528
Interest on Interest Bearing Deposits                                                7            6            8
----------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME                                                           30,919       29,081       29,034
----------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on Deposits:
 Regular Savings, Interest Checking and Money Market Deposit Accounts            2,344        2,676        2,650
 Certificates of Deposit (in Denominations of $100,000 or More)                  1,169        1,176        1,062
 Other Time                                                                      6,345        6,903        7,149
Interest on Short-Term Borrowings                                                  954          751          875
Interest on Long-Term Debt                                                         766           40          271
----------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                                                          11,578       11,546       12,007
----------------------------------------------------------------------------------------------------------------
Net Interest and Dividend Income                                                19,341       17,535       17,027
Provision for Loan Losses                                                          540          540          535
----------------------------------------------------------------------------------------------------------------
NET INTEREST AND DIVIDEND INCOME AFTER PROVISION FOR LOAN LOSSES                18,801       16,995       16,492
----------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Service Charges and Fees on Deposit Accounts                                       935          843          831
Securities Gains and Losses, Net                                                   709          496          313
Other                                                                            1,080          680          536
----------------------------------------------------------------------------------------------------------------
TOTAL NONINTEREST INCOME                                                         2,724        2,019        1,680
----------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and Employee Benefits                                                   8,464        6,762        5,883
Office Occupancy and Equipment                                                   2,541        2,080        1,714
Amortization of Deposit Assumption Premium                                         357          301          301
Merger Related Expenses                                                           --           --            643
Other                                                                            4,437        3,767        3,318
----------------------------------------------------------------------------------------------------------------
TOTAL NONINTEREST EXPENSE                                                       15,799       12,910       11,859
----------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                                       5,726        6,104        6,313
Income Tax Expense                                                               1,962        2,036        2,274
----------------------------------------------------------------------------------------------------------------
NET INCOME                                                                     $ 3,764      $ 4,068      $ 4,039
================================================================================================================

Earnings Per Common Share and Earnings Per Common Share Assuming Dilution      $  2.25      $  2.35      $  2.33
================================================================================================================

See Notes to Consolidated Financial Statements

                                                                       Northway Financial, Inc. and Subsidiaries
                                      CONSOLIDATED STATEMENTS OF CONDITION
                                      ------------------------------------

                                                                                                  ($000 Omitted)
AS OF DECEMBER 31,                                                                      1999            1998
================================================================================================================

ASSETS
Cash and Cash Equivalents:
 Cash and Due from Banks and Interest Bearing Deposits                                $  16,087       $  14,948
 Federal Funds Sold                                                                        --            36,475
----------------------------------------------------------------------------------------------------------------
Total Cash and Cash Equivalents                                                          16,087          51,423
----------------------------------------------------------------------------------------------------------------
Securities Available-for-Sale                                                            55,998          50,567
Securities Held-to-Maturity (Fair Value of $5,095 in 1999 and $6,515 in 1998)             5,151           6,509
Loans Held for Sale                                                                          54             535
Loans, Net Before Allowance for Loan Losses                                             372,766         283,826
Less: Allowance for Loan Losses                                                          (4,887)         (4,404)
----------------------------------------------------------------------------------------------------------------
Net Loans                                                                               367,879         279,422
----------------------------------------------------------------------------------------------------------------
Bank Premises and Equipment, Net                                                         10,387           9,963
Other Real Estate Owned                                                                     115             158
Other Assets                                                                              6,881           5,395
----------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                          $ 462,552       $ 403,972
================================================================================================================
LIABILITIES
Deposits:
 Demand                                                                               $  49,925       $  45,808
 Regular Savings, Interest Checking Accounts and Money Market Deposit Accounts          142,659         152,094
 Certificates of Deposit (In Denominations of $100,000 or More)                          22,074          23,948
 Other Time                                                                             128,371         129,071
----------------------------------------------------------------------------------------------------------------
Total Deposits                                                                          343,029         350,921
----------------------------------------------------------------------------------------------------------------
Short-Term Borrowings                                                                    17,418           7,624
Accrued Taxes and Other Liabilities                                                       4,291           2,193
Long-Term Debt                                                                           58,528           2,278
----------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                       423,266         363,016
----------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred Stock, $1.00 Par Value; 1,000,000 Shares Authorized; None Issued                 --              --
Common Stock, $1.00 Par Value; 9,000,000 Shares Authorized; 1,731,969 issued and
 1,615,169 Outstanding in 1999 and 1,729,969 Outstanding in 1998                          1,732           1,732
Surplus                                                                                   2,101           2,101
Retained Earnings                                                                        39,906          37,084
Treasury Stock (116,800 Shares in 1999 and 2,000 Shares in 1998)                         (3,398)            (55)
Accumulated Other Comprehensive (Loss) Income, Net of Tax                                (1,055)             94
----------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                               39,286          40,956
----------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                            $ 462,552       $ 403,972
================================================================================================================

See Notes to Consolidated Financial Statements

                                                                                  Northway Financial, Inc. and Subsidiaries

                                 CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                 ---------------------------------------------------------

=============================================================================================================================
                                                                        ($000 Omitted)
                                                                                                   Accumulated
                                                                                                      Other
                                                                                                  Comprehensive    Total
                                                Common                  Retained     Treasury         Income    Stockholders'
                                                Stock      Surplus      Earnings       Stock          (Loss)       Equity
=============================================================================================================================

Balance at December 31, 1996                    $1,732      $2,101      $ 30,662       $  --         $  (832)      $ 33,663
 Net Income - 1997                                --          --           4,039          --            --            4,039
 Net Change in Unrealized Loss on
   Securities Available-for-Sale, Net of Tax      --          --            --            --             781            781
 Cash Dividends Declared ($0.55 Per Share)        --          --            (957)         --            --             (957)
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                     1,732       2,101        33,744          --             (51)        37,526
 Net Income - 1998                                --          --           4,068          --            --            4,068
 Net Change in Unrealized Loss on
   Securities Available-for-Sale, Net of Tax      --          --            --            --             145            145
 Treasury Stock Purchased                         --          --            --             (55)         --              (55)
 Cash Dividends Declared ($0.42 Per Share)        --          --            (728)         --            --             (728)
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                     1,732       2,101        37,084           (55)           94         40,956
 Net Income - 1999                                --          --           3,764          --            --            3,764
 Net Change in Unrealized Gain on
   Securities Available-for-Sale, Net of Tax      --          --            --            --          (1,149)        (1,149)
 Treasury Stock Purchased                         --          --            --          (3,343)         --           (3,343)
 Cash Dividends Declared ($0.56 Per Share)        --          --            (942)         --            --             (942)
-----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999                    $1,732      $2,101      $ 39,906       $(3,398)      $(1,055)      $ 39,286
=============================================================================================================================

Accumulated other comprehensive income (loss) as of December 31, 1999, 1998 and 1997 consists of net unrealized holding gains (losses) on available-for-sale securities, net of taxes.

                                      CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                      -----------------------------------------------

===========================================================================================================================
                                                                                                  ($000 Omitted)
FOR THE YEAR ENDED DECEMBER 31,                                                       1999             1998          1997
---------------------------------------------------------------------------------------------------------------------------

Net Income                                                                           $ 3,764          $4,068         $4,039
Other Comprehensive Income (Loss):
 Net Unrealized (Losses) Gains on Available-for-Sale Securities                       (1,162)            731          1,586
 Reclassification Adjustment for Realized Gains in Net Income                            709             496            313
---------------------------------------------------------------------------------------------------------------------------
Other Comprehensive (Loss) Income Before Income Tax Effect                            (1,871)            235          1,273
 Income Tax (Benefit) Expense                                                           (722)             90            492
---------------------------------------------------------------------------------------------------------------------------
Other Comprehensive (Loss) Income, Net of Tax                                         (1,149)            145            781
---------------------------------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME                                                                 $ 2,615          $4,213         $4,820
===========================================================================================================================

See Notes to Consolidated Financial Statements

                                                                                    Northway Financial, Inc. and Subsidiaries

                                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                            -------------------------------------

                                                                                                 ($000 Omitted)
FOR THE YEAR ENDED DECEMBER 31,                                                         1999           1998          1997
=============================================================================================================================

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                                            $  3,764       $  4,068       $  4,039
-----------------------------------------------------------------------------------------------------------------------------
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Provision for Loan Losses                                                                  540            540            535
Depreciation and Amortization                                                            1,290          1,122            992
Deferred Income Taxes                                                                     (342)           188             56
Write-Down of Other Real Estate Owned                                                       47              5             58
Gains on Sales of Investment Securities Available-for-Sale, Net                           (709)          (496)          (313)
Loss on Sale of Premises and Equipment                                                    --             --               45
Amortization of Premiums and Accretion of Discounts on Securities, Net                      76            116            230
Increase (Decrease) in Unearned Income, Net                                                400           (194)          (193)
(Gains) Losses on Sales of Other Real Estate Owned                                          (7)           (45)           (56)
Net Decrease (Increase) in Loans Held for Sale                                             481           (243)          (234)
Other Liabilities Assumed Net of Other Assets Acquired in Branch Transaction                 1           --             --
Net Change in Other Assets and Other Liabilities                                         1,239           (818)           357
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                6,780          4,243          5,516
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Sales of Investment Securities Available-for-Sale                          6,157          4,344         28,446
Proceeds from Maturities of Investment Securities Held-to-Maturity                      13,074         11,756          8,855
Proceeds from Maturities of Investment Securities Available-For-Sale                     9,979         27,467         21,552
Purchase of Investment Securities Available-for-Sale                                   (21,813)       (24,558)       (15,186)
Purchase of Investment Securities Held-to-Maturity                                     (11,716)        (7,017)        (8,036)
Net Increase in Loans                                                                  (89,801)       (17,473)       (26,901)
Proceeds from Sales of and Payments Received on Other Real Estate Owned                    282            353            378
Proceeds from Sale of Premises and Equipment                                              --             --              296
Premises and Equipment Acquired in Branch Transaction                                     (292)          --             --
Additions to Premises and Equipment                                                     (1,064)        (1,597)        (1,454)
-----------------------------------------------------------------------------------------------------------------------------
NET CASH (USED) PROVIDED BY INVESTING ACTIVITIES                                       (95,194)        (6,725)         7,950
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (Decrease) Increase in Deposits                                                    (25,903)        28,858           (251)
Deposits Assumed in Branch Transaction, Net of Premium                                  17,222           --             --
Advances from Federal Home Loan Bank                                                    57,000          2,250             28
Repayment of Federal Home Loan Bank Advances                                              (750)           (82)        (5,409)
Net Increase (Decrease) in Short-term Federal Home Loan Bank Advances                    9,117         (8,379)         6,000
Net Increase in Securities Sold Under Agreements to Repurchase 677                         645          1,526
Net (Decrease) in Other Borrowed Funds                                                    --             --             (221)
Purchases of Treasury Stock                                                             (3,343)           (55)          --
Cash Dividends Paid                                                                       (942)          (728)        (1,304)
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                               53,078         22,509            369
-----------------------------------------------------------------------------------------------------------------------------
Net (Decrease) Increase in Cash and Cash Equivalents                                   (35,336)        20,027         13,835
Cash and Cash Equivalents at Beginning of Year                                          51,423         31,396         17,561
-----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                              $ 16,087       $ 51,423       $ 31,396
=============================================================================================================================

Supplemental Disclosure of Cash Flows:
Interest Paid                                                                         $ 11,242       $ 12,068       $ 11,802
Taxes Paid                                                                               2,043          2,097          2,383
Loans Transferred to Other Real Estate Owned                                               410            524            603
Loans Transferred to Other Personal Property                                               125             57             19
Loans Charged-Off, Net of Recoveries                                                        57            292            320
Financed Sales of Other Real Estate Owned                                                  131            231            203
Other Real Estate Owned Transferred to Loans                                              --               44           --
Increase in Amount Due to Broker                                                           992           --             --

See Notes to Consolidated Financial Statements

                                       Northway Financial, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               -------------------------------------------------

Nature of Operations

Northway Financial, Inc. ("the Company") is a New Hampshire corporation formed on September 30, 1997. Prior to becoming a holding company on September 30, 1997, as described in Note 19, the Company had no operations other than those of an organizational nature. Subsequent thereto, the Company's only business activity has been to own all of the shares of, and provide management and operational support to, The Berlin City Bank ("BCB") and The Pemigewasset National Bank ("PNB"). The Company's headquarters are in Berlin, New Hampshire.

The Berlin City Bank is a trust company chartered under the laws of the State of New Hampshire and is headquartered in Berlin, New Hampshire. The Berlin City Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in investment securities, commercial loans, real estate loans, and consumer loans.

The Pemigewasset National Bank is a federally chartered bank headquartered in Plymouth, New Hampshire. Pemigewasset National Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in investment securities, commercial loans, real estate loans, and consumer loans.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, BCB and PNB. All significant intercompany accounts and transactions have been eliminated in the consolidation.

The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices within the banking industry.

In preparing the financial statements, management is required to make estimates and judgments that affect the reported amounts of assets and liabilities as of the dates of the statements of financial condition, and income and expense for the periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change in the near-term relate to the determination of the allowance for loan losses and valuation of other real estate owned.

The Company's loans are primarily secured by real estate in New Hampshire. In addition, other real estate owned is located in this market. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of other real estate owned are susceptible to changing conditions in this market. A description of the significant accounting policies follows.

Reclassifications

Certain amounts in the prior years' financial statements have been reclassified to conform with the current year's presentation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and interest bearing deposits.

Securities

Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; if debt and equity securities are bought and held principally for the purpose of selling in the near term they would be classified as trading and reported at fair value, with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of estimated income taxes. At this time, the Company has not established a trading account.

Premiums and discounts are amortized and accreted primarily on the level yield method over the contractual life of the securities adjusted for expected prepayments.

If a decline in the fair value below the adjusted cost basis of an investment is judged to be other than temporary, the cost basis of the investment is written down to fair value as the new cost basis and the amount of the write down in included as a charge against securities gains, net.

Gains and losses on sales of investment securities are recognized at the time of the sale on a specific identification basis.

Loans Held for Sale

Loans held for sale in the secondary market are generally identified as such at origination and are stated at the lower of aggregate cost or market. Market value is based on outstanding investor commitments. When loans are sold, a gain or loss is recognized to the extent that the sale proceeds exceed or are less than the carrying value of the loans. Gains and losses are determined using the specific identification method. All loans sold are without recourse to the Company.

Loans

Loans are carried at the principal amounts outstanding, net of any unearned income. Unearned income includes loan origination fees, net of direct loan origination costs, and discounts on purchased loans. This income is deferred and recognized as adjustments to loan income over the contractual life of the related notes using a method the result of which approximates that of the interest method.

Loans are placed on nonaccrual when payment of principal or interest is considered to be in doubt or is past due 90 days or more. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired, if (i) it is probable that the Company will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is not a commercial, commercial real estate or an individually significant mortgage or consumer loan. Previously accrued income on nonaccrual loans that has not been collected is reversed from current income, and subsequent cash receipts are recorded as income. Loans are returned to accrual status when collection of all contractual principal and interest is reasonably assured and there has been sustained repayment performance.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered adequate by management on the basis of many factors including the risk characteristics of the portfolio, trends in loan delinquencies and an assessment of existing economic conditions. Management believes that the allowance for loan losses is adequate. Additions to the allowance are charged to earnings; realized losses, net of recoveries, are charged directly to the allowance.

While management uses available information in establishing the allowance for loan losses, future additions to the allowance may be necessary if economic conditions differ substantially from the estimates used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowances for loan losses. Such agencies may require the Banks to recognize additions to the allowance based on judgements different from those of management.

Commercial, commercial real estate and individually significant mortgage and consumer loans are considered impaired, and are placed on nonaccrual, when it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. Mortgage and consumer loans, which are not individually significant, are measured for impairment collectively. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. The amount of impairment for all impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loan. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 (except for certain provisions which were deferred for one year by SFAS No. 127). This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of the financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of SFAS No. 125 did not have a material impact on the Company's consolidated financial position, results of operations, or liquidity.

Other Real Estate Owned

Other real estate owned is comprised of properties acquired either through foreclosure proceedings or acceptance of a deed in lieu of foreclosure, and for which the Company has taken physical possession. The Company classifies loans as repossessed or foreclosed if the Company receives physical possession of the debtor's assets, regardless of whether or not foreclosure proceedings take place.

Assets acquired through foreclosure or a similar conveyance of title are initially recorded at the lower of the carrying value of the loan or the fair value, less estimated costs to sell, of the property constructively or actually received. Gains and losses upon disposition are reflected in operations as realized.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the respective assets.

Amortization of leasehold improvements is accumulated on a straight-line basis over the lesser of the term of the respective lease or the asset's useful life.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Stock-Based Compensation

The Company recognizes stock-based compensation using the "intrinsic value" approach as set forth in Accounting Principles Board ("APB") Opinion No. 25 rather than the "fair value" method introduced in SFAS No. 123. Entities electing to continue following APB Opinion No. 25 must make pro forma disclosure of net income and, if presented, earnings per share, as if the fair value based method of accounting in SFAS No. 123 had been applied. The Company has made the pro forma disclosures required by SFAS No. 123.

Earnings Per Share

In the year ended December 31, 1997, the Company adopted SFAS No. 128 "Earnings per Share" ("EPS"). This statement simplifies the standards for computing earnings per share. It replaces the presentation of primary EPS with a presentation of Basic EPS, which excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS, if applicable, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The stock options granted in 1999 had no dilutive effect.

                         NOTE 2 CASH AND DUE FROM BANKS
                         ------------------------------

Cash and due from banks at December 31, 1999 and 1998 includes $3,338,000 and $2,308,000, respectively, which is subject to withdrawals and usage restrictions to satisfy the reserve requirements of the Federal Reserve Bank.

                                NOTE 3 SECURITIES
                                -----------------

The amortized cost, gross unrealized gains, gross unrealized losses and market value of investment securities at December 31, 1999 and 1998 follows:

Securities Available-for-Sale:                                  ($000 Omitted)
                                                                  Gross        Gross
                                                   Amortized    Unrealized   Unrealized       Market
December 31, 1999                                     Cost        Gains        Losses         Value
--------------------------------------------        -------        ----        ------        -------
US Treasury and other US government agencies        $27,466        $  2        $1,019        $26,449
Marketable equity securities                          2,999         141           360          2,780
Non-marketable equity securities                      4,456         --           --            4,456
Mortgage-backed securities                            9,179           7           331          8,855
Collateralized mortgage obligations                  10,139         --            181          9,958
State and political subdivisions                      3,478          37            15          3,500
                                                    -------        ----        ------        -------
                                                    $57,717        $187        $1,906        $55,998
                                                    =======        ====        ======        =======

December 31, 1998
--------------------------------------------
US Treasury and other US government agencies        $17,322        $ 93        $   24        $17,391
Marketable equity securities                          2,919         118           296          2,741
Non-marketable equity securities                      2,038         --           --            2,038
Mortgage-backed securities                           13,342         120            20         13,442
Collateralized mortgage obligations                  11,118          14            62         11,070
State and political subdivisions                      3,676         209          --            3,885
                                                    -------        ----        ------        -------
                                                    $50,415        $554        $  402        $50,567
                                                    =======        ====        ======        =======

Securities Held-to-Maturity:                                     ($000 Omitted)
                                                                 Gross      Gross
                                                  Amortized   Unrealized  Unrealized    Market
December 31, 1999                                    Cost        Gains      Losses      Value
-----------------------------------                 ------        ---        ---        ------
Mortgage-backed securities                          $2,285        $ 3        $41        $2,247
Collateralized mortgage obligations                  1,316         --         19         1,297
State and political subdivisions                     1,550          3          2         1,551
                                                    ------        ---        ---        ------
                                                    $5,151        $ 6        $62        $5,095
                                                    ======        ===        ===        ======

December 31, 1998
--------------------------------
Mortgage-backed securities                          $5,501        $16        $32        $5,485
State and political subdivisions                     1,008         22         --         1,030
                                                                  ---        ---        ------
                                                    $6,509        $38        $32        $6,515
                                                    ======        ===        ===        ======

The contractual maturity distribution of investments in debt obligations at December 31, 1999 follows:
                                                                       ($000 Omitted)
                                                                  One to         Five to        Over
                                                    Within         Five           Ten           Ten            Total
                                                   One Year        Years          Years         Years          Cost
                                                    ------        -------        -------        ------        -------
Available-for-Sale:
US Treasury and other US government agencies        $  500        $14,496        $12,470        $ --          $27,466
Mortgage-backed securities                            --              824          6,834         1,521          9,179
Collateralized mortgage obligations                   --             --            9,200           939         10,139
State and political subdivisions                       102            368            728         2,280          3,478
                                                    ------        -------        -------        ------        -------
                                                    $  602        $15,688        $29,232        $4,740        $50,262
                                                    ======        =======        =======        ======        =======
Market value                                        $  604        $15,279        $28,159        $4,720        $48,762
                                                    ======        =======        =======        ======        =======

Held-to-Maturity:
Mortgage-backed securities                          $ --          $   570        $   145        $1,570        $ 2,285
Collateralized mortgage obligations                   --             --            1,232            84          1,316
State and political subdivisions                     1,050           --             --             500          1,550
                                                    ------        -------        -------        ------        -------
                                                    $1,050        $   570        $ 1,377        $2,154        $ 5,151
                                                    ======        =======        =======        ======        =======
Market value                                        $1,054        $   568        $ 1,358        $2,115        $ 5,095
                                                    ======        =======        =======        ======        =======

Actual maturities of state and political subdivisions, mortgage-backed securities and collateralized mortgage obligations will differ from the maturities presented because borrowers have the right to prepay obligations without prepayment penalties. An analysis of gross realized gains and losses on investment securities available-for-sale sold during the years ended December 31, follows:

                                                         ($000 Omitted)
                                        1999                    1998                   1997
                               ---------------------    --------------------    --------------------
                               Realized     Realized    Realized    Realized    Realized    Realized
                                 Gains       Losses       Gains      Losses       Gains      Losses
                                  ----        ----        ----        ----        ----        ----
Debt                              $--         $--         $--         $--         $ 31        $178
Equity                             720          41         523          22         548         --
Mortgage-backed securities          30         --          --            5          88         176
                                  ----        ----        ----        ----        ----        ----
                                  $750        $ 41        $523        $ 27        $667        $354
                                  ====        ====        ====        ====        ====        ====

The tax provision applicable to these net realized gains and losses amounted to $278,000, $192,000 and $121,000 for 1999, 1998, and 1997, respectively.

Investment securities with a carrying amount totaling $22,805,000 and $22,414,000 were pledged to secure public deposits, securities sold under agreements to repurchase and treasury, tax and loan accounts at December 31, 1999 and 1998, respectively.

                                 NOTER 4 LOANS
                                 -------------

Loan balances were comprised of the following:
                                       ($000 Omitted)
December 31,                         1999            1998
----------------------------       --------        --------
Real estate:
  Residential                      $139,389        $146,603
  Commercial                         93,061          77,680
  Construction                        4,360           4,118
Commercial                           28,833          25,874
Installment                          24,147          25,070
Indirect installment                 76,339              18
Other                                 7,369           4,795
                                   --------        --------
  Total loans                       373,498         284,158
Less:
  Unearned income                       732             332
  Allowance for loan losses           4,887           4,404
                                   --------        --------
                                      5,619           4,736
                                   --------        --------
                                   $367,879        $279,422
                                   ========        ========

Loans are made in the ordinary course of business to directors, executive officers, and their immediate families and to organizations in which such persons have more than a 10 percent ownership interest. These loans are made on substantially the same terms, including interest rate and collateral, as those prevailing at the same time for comparable transactions with unrelated persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

An analysis of activity in such loans for the years ended December 31, 1999 and 1998 follows:


                                          ($000 Omitted)
                                        1999           1998
                                       ------         ------
Balance at beginning of year           $1,121         $1,389
  New loans                               530            552
  Repayments                             (431)          (815)
  Change in status of executive
  officers and directors                 (420)            (5)
                                       ------         ------
Balance at end of year                 $  800         $1,121
                                       ======         ======

The Company's lending activities are conducted principally in New Hampshire. Although the loan portfolio is diversified, a portion of its debtors' ability to repay is dependent upon the economic conditions prevailing in New Hampshire.

Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans totaled $18,755,000 and $12,007,000 at December 31, 1999 and 1998, respectively.

In 1999 and 1998 the Company sold mortgage loans totaling $8,306,000 and $7,787,000, respectively, and retained the servicing rights. In 1999 the Company capitalized $83,000 of mortgage servicing rights and amortized $7,000 of those rights. There is no valuation allowance for mortgage servicing rights, because their fair value approximates their carrying amount of $76,000.

Restructured, accruing loans entered into prior to the adoption of SFAS No. 114 and 118 are not required to be reported as impaired loans unless such loans are not performing in accordance with the restructured terms at adoption of SFAS No.
114. Restructured, accruing loans entered into subsequent to the adoption of these statements are reported as impaired loans. In the year subsequent to restructure these loans may be removed from the impaired loan disclosure provided that the loan bears a market rate of interest at the time of restructure and is performing under the restructured terms.

At December 31, 1999 and 1998, loans restructured in a troubled debt restructuring before January 1, 1995, the effective date of SFAS No. 114, that are not impaired based on the terms specified by the restructuring agreement totaled $1,035,000 and $1,057,000, respectively. The gross interest income that would have been recorded in the years ended December 31, 1999 and 1998 if such restructured loans had been current in accordance with their original terms was $100,000 and $105,000, respectively. The amount of interest income recognized on such restructured loans for the years ended December 31, 1999 and 1998 was $88,000 and $90,000, respectively.

The recorded investment in loans that are considered to be impaired under SFAS No. 114 was $3,139,000 and $325,000 at December 31, 1999 and 1998, respectively, for which the related allowance for loan losses is $1,000,000 and $19,000, respectively. All of the Company's impaired loans are collateralized and therefore all impaired loans are measured by the difference between the fair value of the collateral and the recorded amount of the loan. The average recorded investment in impaired loans during the twelve months ended December 31, 1999 and 1998 was approximately $120,000 and $226,000, respectively. For the twelve months ended December 31, 1999 and 1998 the Company recognized interest income on impaired loans of $11,000 and $10,000, respectively, which included no interest income on a cash-basis method of accounting.

                        NOTE 5 ALLOWANCE FOR LOAN LOSSES
                        --------------------------------

Changes in the allowance for loan losses at December 31, follows:

                                                        ($000 Omitted)
                                                1999         1998         1997
                                               ------       ------       ------
Balance at beginning of year                   $4,404       $4,156       $3,941
Provision charged to expense                      540          540          535
Recoveries on loans previously charged-off        247          232          292
Loans charged-off                                (304)        (524)        (612)
                                               ------       ------       ------
Balance at end of year                         $4,887       $4,404       $4,156
                                               ======       ======       ======

                         NOTE 6 OTHER REAL ESTATE OWNED
                         ------------------------------

Other real estate owned consists of real estate acquired by foreclosure or a similar conveyance of title. Other real estate owned at December 31, follows:

                                                              ($000 Omitted)
                                                          1999              1998
                                                          ----              ----
Commercial real estate                                    $ 40              $100
Residential homes                                           75                28
Mobil home on land                                         --                 30
                                                          ----              ----
                                                          $115              $158
                                                          ====              ====

Sales of other real estate owned by the Company resulted in gains of $7,000, $45,000, and $56,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

Write downs on other real estate owned totaled $47,000, $5,000, and $58,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

                          NOTE 7 PREMISES AND EQUIPMENT
                          -----------------------------

A summary of premises and equipment at December 31, follows:

                                                                ($000 Omitted)
                                                             1999          1998
                                                           -------       -------
Land                                                       $ 1,650       $ 1,615
Buildings                                                    8,309         7,788
Construction in progress                                         4           111
Equipment                                                    4,935         5,675
                                                            14,898        15,189
                                                           -------       -------
Less accumulated depreciation and amortization               4,511         5,226
                                                           -------       -------
                                                           $10,387       $ 9,963
                                                           =======       =======

Depreciation expense for the years ended December 31, 1999, 1998 and 1997 amounted to $933,000, $821,000, and $691,000, respectively.

The Company leases six of its locations under non-cancellable operating leases. Minimum lease payments in future periods under non-cancellable operating leases at December 31, 1999 are as follows:

                     ($000 Omitted)
2000                     $248
2001                      204
2002                      145
2003                      123
2004                       63
                         ----
                         $783
                         ====

The terms of four of the leases provide that the Company can, at the end of the initial five year term, renew the lease under two five-year options. All leases contain a provision that the Company shall pay its pro-rata share of operating costs, including all real estate taxes.

Rent expense for the years ended December 31, 1999, 1998 and 1997 amounted to $190,000, $91,000 and $57,000, respectively.

                                 NOTE 8 DEPOSITS
                                 ---------------

The aggregate amount of maturities for time deposits as of December 31, 1999, for each of the following five years ended December 31, are as follows:

                                                    ($000 Omitted)
      2000                                             $115,220
      2001                                               31,999
      2002                                                2,232
      2003                                                  829
      2004                                                  165
                                                       --------
                                                       $150,445
                                                       ========

On December 31, 1998, BCB accepted a temporary money market deposit in the amount of $14,500,000. This account was closed on January 6, 1999.

                          NOTE 9 SHORT-TERM BORROWINGS
                          ----------------------------

Short-term borrowings, which include securities sold under agreements to repurchase and FHLB advances with maturities of less than one year and their related average interest rates for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                                                              ($000 Omitted)
Amount outstanding at December 31,                          1999                    1998                    1997
                                                    ------------------       -----------------       ------------------
                                                                  Avg.                    Avg.                     Avg.
                                                                  Int.                    Int.                     Int.
                                                    Amount        Rate       Amount       Rate       Amount        Rate
                                                    -------       ----       ------       ----       -------       ----
FHLB advances                                       $ 9,950       4.60%      $  833       5.91%      $ 9,212       5.92%
Securities sold under agreements to repurchase        7,468       4.88        6,791       4.97         6,146       5.57
                                                    -------                                          -------
                                                    $17,418       4.72%      $7,624       5.07%      $15,358       5.78%
                                                    =======                                          =======
Maximum amount outstanding at any month end         $33,729                  $17,608                 $19,582
Average amount outstanding during the year           20,442       4.67%      13,420       5.60%       16,815       5.20%

The underlying securities associated with securities sold under agreements to repurchase are under the control of the Company.

                             NOTE 10 LONG-TERM DEBT
                             ----------------------

Long-term debt at December 31, 1999 and 1998 consisted of FHLB advances of $58,528,000 and $2,278,000 respectively.

As of December 31, 1999, contractual principal payments due under long-term debt were as follows:

The FHLB debt consisted of 11 separate advances with the following terms:

                                                                 ($000 Omitted)
                                                     Amount             Rate     Maturity Date        Call Date
                                ($000 Omitted)      -------             ----     -------------        ---------
                     2000          $  --            $ 1,500             5.95%       07/31/01              N/A
                     2001            1,500               28             6.78        04/04/02              N/A
                     2002               28            5,000             5.79        08/30/04          08/30/01
                     2003             --              3,000             5.29        09/28/04          03/28/00
                     2004            8,000            5,000             5.27        08/16/06          02/16/00
2005 and years thereafter           49,000           10,000             5.29        09/21/09          09/21/00
                                   -------
                                   $58,528            5,000             5.35        10/08/09          10/10/00
                                   =======            7,000             5.54        11/02/09          11/01/00
                                                      7,000             5.57        11/09/09          11/09/01
                                                     10,000             5.39        11/24/09          05/24/00
                                                      5,000             5.91        12/17/09          06/18/01
                                                    -------
                                                    $58,528
                                                    =======

                              NOTE 11 ACQUISITIONS
                              --------------------

On July 9, 1999, the Company acquired certain assets and assumed deposits from branch offices of Vermont National Bank located in Tilton and Franklin, New Hampshire. As a result of the purchase, the Company made the following entries to record this transaction:

                                   ($000 Omitted)
Prepaid expenses                  $     5
Premises and equipment                292
Deposit assumption premium            789
Cash                               16,931
Interest expense                        3
Other income                                      3
Other liabilities                                 6
Deposits                                     18,011

This transaction was accounted for using the purchase method of accounting. The results of operations of the acquired branches are included in the 1999 income statement of the Company from the date of the transaction.

The deposit assumption premium of $789,000 is being amortized to noninterest expense over seven years using the straight line method.

Management reviews the carrying amount of intangible assets on an ongoing basis, taking into consideration any events and circumstances that might have diminished such amount.

                          NOTE 12 STOCKHOLDERS' EQUITY
                          ----------------------------

The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Banks as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized the Banks must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios. There are no conditions or events since that notification that management believes have changed the Company's and Banks' categories. Management believes, as of December 31, 1999 and 1998, that the Company and the Banks met all capital adequacy requirements to which they are subject.

These minimum capital amounts and ratios, as well as the Company's and Banks' actual capital amounts and ratios are presented in the following table:

                                                                                            ($000 Omitted)
                                                                                                                    To Be Well
                                                                                                                   Capitalized
                                                                                                                  Under Prompt
                                                                                              For Capital          Corrective
                                                                                               Adequacy              Action
                                                                        Actual                 Purposes:           Provisions:
                                                                 --------------------   -------------------   ------------------
                                                                 Amount         Ratio   Amount        Ratio   Amount       Ratio
                                                                 ------         -----   ------        -----   ------       -----
As of December 31, 1999:
Tier 1 capital (to average assets):
   Consolidated                                                  $38,852         8.47%  $18,356     >=4.00%     N/A
   The Berlin City Bank                                           25,664         8.20    12,513     >=4.00   $15,641    >= 5.00%
   The Pemigewasset National Bank                                 12,986         8.69     5,980     >=4.00     7,475    >= 5.00
Total capital (to risk weighted assets):
   Consolidated                                                   42,969        13.05    26,350     >=8.00       N/A
   The Berlin City Bank                                           28,420        12.93    17,581     >=8.00    21,976    >=10.00
   The Pemigewasset National Bank                                 14,283        13.78     8,293     >=8.00    10,366    >=10.00
Tier 1 capital (to risk weighted assets):
   Consolidated                                                   38,852        11.80    13,175     >=4.00       N/A
   The Berlin City Bank                                           25,664        11.68     8,790     >=4.00    13,186    >= 6.00
   The Pemigewasset National Bank                                 12,986        12.53     4,146     >=4.00     6,220    >= 6.00

As of December 31, 1998: Tier 1 capital (to average assets):
   Consolidated                                                  $40,002        10.25%  $15,550     >=4.00%      N/A
   The Berlin City Bank                                           24,221         9.26    10,468     >=4.00   $13,085    >= 5.00%
   The Pemigewasset National Bank                                 13,307        10.05     5,297     >=4.00     6,622    >= 5.00
Total capital (to risk weighted assets):
   Consolidated                                                   43,016        17.78    18,870     >=8.00       N/A
   The Berlin City Bank                                           26,204        16.64    12,598     >=8.00    15,747    >=10.00
   The Pemigewasset National Bank                                 14,344        17.33     6,621     >=8.00     8,277    >=10.00
Tier 1 capital (to risk weighted assets):
   Consolidated                                                   40,002        16.53     9,435     >=4.00       N/A
   The Berlin City Bank                                           24,221        15.38     6,299     >=4.00     9,448    >= 6.00
   The Pemigewasset National Bank                                 13,307        16.08     3,311     >=4.00     4,966    >= 6.00

Federal regulations prohibit banking companies from paying dividends on their stock if the effect would cause stockholders' equity to be reduced below applicable regulatory capital requirements or if such declaration and payment would otherwise violate regulatory requirements.

Under the National Bank Act, the approval of the Office of the Comptroller of the Currency ("OCC") is required if dividends declared by PNB in any year exceed the net profits of that year, as defined, combined with the retained net profit for the two preceding years. At December 31, 1999, PNB could, without approval of the OCC, declare dividends aggregating $1,622,000.

As of December 31, 1999, BCB is restricted from declaring dividends to the Company in an amount greater than approximtately $10,389,000, as such declaration would decrease capital below BCB's required minimum level of regulatory capital.

                       NOTE 13 OTHER NONINTEREST EXPENSE
                       ---------------------------------

The major components of other noninterest expense for the years ended December 31, are as follows:

                                         ($000 Omitted)
                                1999          1998          1997
                               ------        ------        ------
Professional fees              $1,091        $  702        $  569
Stationery and supplies           565           470           374
Other                           2,781         2,595         2,375
                               ------        ------        ------
                               $4,437        $3,767        $3,318
                               ======        ======        ======

                        NOTE 14 FEDERAL AND STATE TAXES
                        -------------------------------


The components of federal and state tax expense for the years ended December 31, are as follows:

                                  ($000 Omitted)
                        1999           1998          1997
                      ------         ------        ------
Current
 Federal              $1,932         $1,628        $2,025
 State                   372            220           193
                      ------         ------        ------
                       2,304          1,848         2,218
                      ------         ------        ------
Deferred
 Federal                (248)           154            45
 State                   (94)            34            11
                      ------         ------        ------
                        (342)           188            56
                      ------         ------        ------
Total                 $1,962         $2,036        $2,274
                      ======         ======        ======

The temporary differences (the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases) that give rise to significant portions of the deferred income tax asset and deferred income tax liability at December 31, are as follows:

                                                                                ($000 Omitted)
                                                                              1999          1998
Deferred income tax assets:
   Allowance for loan losses                                                $ 1,653       $ 1,434
   Loan origination fees                                                       --              57
   Interest on nonaccrual loans                                                 165            38
   Deferred origination costs                                                               38 57
   Unrealized holding loss on investment securities available-for-sale          664          --
   Deposit assumption premium                                                   390           332
   Prepaid pension                                                               24          --
   Supplemental insurance                                                        51            53
                                                                            -------       -------
                                                                              2,985         1,971
                                                                            -------       -------
Deferred income liabilities:
 Loan origination costs, net                                                     (3)         --
   Depreciation                                                                (542)         (447)
   Pension                                                                     --            (120)
   Mortgage servicing rights                                                    (30)         --
   Unrealized holding gain on investment securities available-for-sale         --             (58)
                                                                            -------       -------
                                                                               (575)         (625)
                                                                            -------       -------
Deferred income tax asset, net                                              $ 2,410       $ 1,346
                                                                            =======       =======

The primary sources of recovery of the deferred income tax asset are taxes paid that are available for carryback and the expectation that the deductible temporary differences will reverse during periods in which the Company generates taxable income.

Total income tax expense for the years ended December 31, 1999, 1998 and 1997 differs from the "expected" federal income tax expense at the 34% statutory rate for the following reasons:

                                                  1999        1998        1997
                                                  ----        ----        ----
Expected federal income taxes                     34.0%       34.0%       34.0%
Municipal income                                  (3.9)       (3.6)       (3.6)
State tax expense, net of federal benefit          3.5         2.8         3.2
Other                                              0.7         0.1         2.4
                                                  ----        ----        ----
                                                  34.3%       33.3%       36.0%
                                                  ====        ====        ====

                            NOTE 15 EMPLOYEE BENEFITS
                            -------------------------

Pension Plan

In 1998, the Company had a non-contributory defined benefit plan for each of its bank subsidiaries. On November 28, 1998, the Boards of Directors of the Company and the two Banks voted to adopt a resolution to approve changes to the Company's Retirement Plan ("Plan"). Effective December 31, 1998, The Pemigewasset National Bank Employee Pension Trust ("Pemi Plan") was merged into The Retirement Plan for Employees of The Berlin City Bank ("BCB Plan"). Also on December 31, 1998, it was approved to freeze the accruals under the Pemi Plan and the BCB Plan. Also effective on December 31, 1998, the assets of the Pemi Plan were merged into the assets of the BCB Plan. Effective January 1, 1999, the BCB Plan, as merged, was amended to be a Plan sponsored by the Company.

The following table sets forth information about the Plan as of December 31, and for the years then ended:

                                                               ($000 Omitted)
                                                            1999          1998
                                                           ------        ------
Change in benefit obligation
----------------------------
Benefit obligation at
 beginning of year                                         $3,988        $3,587
Service cost                                                  238           218
Interest cost                                                 244           268
Actuarial gain                                               (672)          204
Benefits paid                                                (831)         (289)
                                                           ------        ------
Benefit obligation at
 end of year                                                2,967         3,988
                                                           ------        ------

Change in plan assets
---------------------
Fair value of plan assets at
 beginning of year                                          3,766         3,419
Actual return on plan assets                                  187           333
Employer contribution                                        --             303
Benefits paid                                                (832)         (289)
                                                           ------        ------
Fair value of plan assets at
 end of year                                                3,121         3,766
                                                           ------        ------

                                                               ($000 Omitted)
                                                            1999          1998
                                                           ------        ------
Funded status
-------------
Funded status                                                 154          (222)
Unrecognized net actuarial loss                             1,338           560
Unrecognized prior service cost                            (1,309)           (8)
                                                           ------        ------
Prepaid benefit cost                                       $  183        $  330
                                                           ======        ======
Weighted-average assumptions
as of December 31,                             1999                 1998
------------------                             ----          -------------------
                                                              BCB           PNB
                                                             ----          ----
Discount rate                                  7.75%         7.00%         8.00%
Expected return on plan assets                 8.50          9.00          8.00
Rate of compensation increase                  4.50          5.00          4.00

Plan assets as of December 31, 1999 and 1998 include a savings account at BCB totaling $2,000 and $798,000, respectively.

                                                         ($000 Omitted)
Components of net periodic
 benefit cost                                    1999         1998         1997
--------------------------                       ----         ----         ----
Service cost                                    $ 238        $ 218        $ 202
Interest cost                                     244          268          232
Expected return on plan assets                   (316)        (296)        (246)
Amortization of prior service cost                (85)           1            1
Recognized net actuarial loss                      70           16           13
Recognized transition amount                       (4)          (4)          (4)
                                                -----        -----        -----
Net periodic benefit cost                       $ 147        $ 203        $ 198
                                                =====        =====        =====

401(k) Plan

On July 1, 1999, the PNB 401(k) plan was amended and restated as the Northway Financial, Inc. 401(k) and Profit Sharing Plan (the "401(k) Plan"). Under the 401(k) Plan employees must have attained age 21, completed six months of service and be credited with 1,000 hours of service. Employees of the Company, PNB and BCB are eligible to participate. Under the 401(k) Plan, employers match 50% of the first 4% of employee contributions. Total 401(k) matching expense in 1999 amounted to $73,000 and the Profit Sharing contribution expense was $54,000.

Prior to July 1, 1999, PNB had a 401(k) plan. To be eligible, employees must have attained age 21, completed six months of service and be credited with 1,000 hours of service. PNB matched 25% of employee contributions on the first 4% of compensation deposited as elective contributions. The 401(k) matching expense was $0, $15,000 and $15,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

Stock-Based Compensation

As indicated in Note 1, The Company applies APB Opinion 25 and related interpretations in accounting for stock options. Accordingly, no compensation cost has been recognized for its fixed stock options granted. Had compensation cost been determined based on the fair value of the grant dates for awards consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                    1999
                                                    ----
Net income ($000 Omitted)        As reported       $3,764
                                 Pro forma         $3,528
Earnings per common share        As reported        $2.25
                                 Pro forma          $2.11

The Board of Directors (the "Committee") administers the 1999 Stock Option and Grant Plan (the "1999 Plan"), which is described below. The 1999 Plan was approved by shareholders on May 18, 1999.

Under the 1999 Plan, the Committee may select the individuals to whom awards may from time to time be granted; determine the time or times of grant, and the extent, if any, of incentive stock options, non-qualified stock options, restricted stock awards, unrestricted stock awards, performance share awards, or any combination of the foregoing.

The 1999 Plan expires in February 2009. The aggregate number of shares of the Company's Common Stock which may be issued upon the exercise of options granted under the 1999 Plan is 175,000. The option price is fixed by the Committee at the time of the grant and may not be less than 100% of the fair market value of the stock, as determined by the Committee, in good faith as of the grant date. Each option may be exercised at such times as shall be determined by the Committee at or after the grant date; provided, however, that no option may be exercised ten years after the date of grant.

The fair value of each option granted is estimated on grant date using the Black-Scholes option pricing model with the following weighted average assumptions used for the grants in 1999: dividend yield of 2.0%; expected volatility of 23%; risk-free interest rate of 6.03% and expected lives of 8 years.

A summary of the status of the Company's 1999 Plan as of December 31, 1999 and changes during the year then ended is presented below:

                                                                  1999
                                                      --------------------------
                                                                Weighted-Average
                                                      Shares     Exercise Price
                                                      ------    ----------------
Outstanding, beginning of year                          --            $ --
Granted                                               26,000           28.00
                                                      ------
Outstanding, end of year                              26,000          $28.00
                                                      ======

Options exercisable at year-end                       24,000
Per share weighted-average fair
 value of options granted during
 the year                                             $ 9.07

There are 26,000 stock options outstanding as of December 31, 1999 with an exercise price of $28.00 and a weighted-average remaining contractual life of
9.5 years. Of the total, 24,000 are exercisable.

Change in Control

The Company and its subsidiaries have entered into employment agreements with certain officers. These agreements provide for the payment, under certain circumstances, to the officer upon the officer's termination after a change of control. The amount of such payments is set forth in their individual employment agreements.

           NOTE 16 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
           ---------------------------------------------------------

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to originate loans and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Financial instruments with off-balance sheet credit risk at December 31, are as follows:

                                                             ($000 Omitted)
                                                         1999             1998
                                                        -------          -------
Financial instrument whose contract
 amounts represent credit risk:
  Unadvanced portions of
  home equity loans                                     $ 3,165          $ 2,381
  Unadvanced portions of
  lines of credit                                        10,287           10,691
  Unadvanced portions of
  commercial real estate loans                            2,034            1,757
  Commitments to originate loans                         17,249           13,460
  Standby letters of credit                                 531              520

Commitments to originate loans, unadvanced portions of home equity loans, lines of credit and commercial real estate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without having been drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

                  NOTE 17 FAIR VALUE OF FINANCIAL INSTRUMENTS
                  -------------------------------------------

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheets for cash and cash equivalents approximates the fair value of those assets.

Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

FHLB and Federal Reserve Bank ("FRB") Stock: The carrying amount reported in the balance sheets for FHLB and FRB Stock approximates their fair value. If redeemed, the Company will receive an amount equal to the par value of the stocks.

Loans held for sale: The carrying amount reported in the balance sheet approximates fair value.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair value of nonaccrual loans was estimated using the estimated fair value of the underlying collateral. The fair value of commitments to originate loans and outstanding letters of credit were considered in estimating the fair value of loans. As the undisbursed lines of credit are at floating rates, there is no fair value adjustment.

Accrued interest receivable: The carrying value of accrued interest receivable approximates its fair value because of the short term nature of this financial instrument.

Deposits and mortgagors' escrow accounts: The fair value of demand deposits (e.g. NOW and super NOW checking, noninterest bearing checking, regular savings, money market accounts and mortgagors' escrow accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e. their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow technique that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of time deposits.

Securities sold under agreements to repurchase: The fair value of the Company's securities sold under agreements to repurchase is estimated using discounted cash flow analysis, based on the Company's current rate for similar securities sold under agreements to repurchase.

FHLB advances: The fair values of FHLB advances were determined by discounting the anticipated future cash payments by using the rates currently available to the Company for debt with similar terms and remaining maturities.

The estimated fair values of the Company's financial instruments are as follows:

                                                                       ($000 Omitted)
                                                               1999                       1998
                                                     ----------------------      ----------------------
                                                                  Estimated                   Estimated
                                                     Carrying        Fair        Carrying       Fair
                                                      Amount         Value        Amount        Value
                                                     --------      --------      --------      --------
Financial assets:
 Cash and cash equivalents                           $ 16,087      $ 16,087      $ 51,423      $ 51,423
 Investment securities available-for-sale              51,692        51,692        48,529        48,529
 Investment securities held-to-maturity                 5,151         5,095         6,509         6,515
 FHLB stock                                             4,226         4,226         1,958         1,958
 FRB stock                                                 80            80            80            80
 Loans held for sale                                       54            54           535           535
 Loans, net                                           367,879       366,596       279,422       280,754
 Accrued interest receivable                            2,439         2,439         1,846         1,846
Financial liabilities:
 Deposits                                             343,029       343,782       350,921       351,775
 Securities sold under agreements to repurchase         7,468         7,468         6,791         6,827
 FHLB advances                                         68,478        68,181         3,111         3,135

The carrying amounts of financial instruments shown in the above table are included in the consolidated statements of financial condition under the indicated captions except that (1) FHLB stock and FRB stock are included with investment securities available-for-sale in the statements; (2) accrued interest receivable is included with other assets in the statement; (3) securities sold under agreements to repurchase are included with short-term borrowings in the statements; and (4) FHLB advances are comprised of part of the short-term debt and all of the long-term debt in the statements.

At December 31, 1999, all the Company's financial instruments were held for purposes other than trading.

At December 31, 1999, the Company had no derivative financial instruments subject to the provisions of SFAS No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments."

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for some of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, cash flows, current economic conditions, risk characteristics, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions and changes in the loan, debt and interest rate markets could significantly affect the estimates. Further, the income tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered. The fair value amounts presented do not represent the underlying value of the Company because fair values of certain other financial instruments, assets and liabilities have not been determined.

               NOTE 18 CONDENSED PARENT ONLY FINANCIAL STATEMENT
               -------------------------------------------------

Condensed financial statements of Northway Financial, Inc. (Parent Company only) as of December 31, 1999 and 1998 and for the three years ended December 31, 1999 follow:

Statements of Financial Condition                             ($000 Omitted)
                                                           -------      -------
                                                            1999         1998
Assets
Cash and cash equivalents                                  $   372      $ 2,322
Investment in subsidiary, The Berlin City Bank              25,394       25,024
Investment in subsidiary, The Pemigewasset National Bank    13,691       13,636
Other assets                                                    59            1
                                                           -------      -------
  Total assets                                             $39,516      $40,983
                                                           =======      =======
Liabilities and stockholders' equity
Accrued expenses                                           $   116      $    27
Other liabilities                                              114         --
                                                           -------      -------
 Total liabilities                                             230           27
                                                           -------      -------
Stockholders' equity:
 Common stock                                                1,732        1,732
 Additional paid-in-capital                                  2,101        2,101
 Retained earnings                                          39,906       37,084
 Treasury stock                                             (3,398)         (55)
 Accumulated other comprehensive (loss) income              (1,055)          94
                                                           -------      -------
 Total stockholders' equity                                 39,286       40,956
                                                           -------      -------
 Total liabilities and stockholders' equity                $39,516      $40,983
                                                           =======      =======

Statements of Income                                         ($000 Omitted)
                                                       1999      1998      1997
                                                      ------    ------    ------
Dividends from subsidiaries                           $2,922    $1,686    $1,973
Interest income                                           50        43      --
Management fee income from subsidiary                   --        --          25
Other                                                     70      --        --
                                                      ------    ------    ------
                                                       3,042     1,729     1,998
General and administrative expense                       856        70       217
                                                      ------    ------    ------
Income before income tax (benefit) expense and
 equity in undistributed net income of subsidiaries    2,186     1,659     1,781
Income tax (benefit) expense                            (250)       (9)        3
                                                      ------    ------    ------
Income before equity in undistributed net
 income of subsidiaries                                2,436     1,668     1,778
Equity in undistributed net income of subsidiaries     1,328     2,400     2,261
                                                      ------    ------    ------
 Net income                                           $3,764    $4,068    $4,039
                                                      ======    ======    ======

Statements of Cash Flows                                                     ($000 Omitted)
                                                                     1999          1998         1997
                                                                    -------       ------       ------
Cash flows from operating activities:
 Net income                                                         $ 3,764       $4,068       $4,039
 Adjustments to reconcile net income to net
 cash provided by operating activities:
 Increase in other assets                                               (58)        --           --
 Increase (decrease) in accrued expenses and other liabilities          202           25           (1)
 Undistributed net income of subsidiaries                            (1,328)      (2,400)      (2,261)
                                                                    -------       ------       ------
 Net cash provided by operating activities                            2,580        1,693        1,777
                                                                    -------       ------       ------
Cash flows from financing activities:
 Cash received from BCB                                                --           --            245
 Cash paid to BCB                                                      (245)        --           --
 Purchases of treasury stock                                         (3,343)         (55)        --
 Dividends paid                                                        (942)        (728)      (1,004)
                                                                    -------       ------       ------
 Net cash used in financing activities                               (4,530)        (783)        (759)
                                                                    -------       ------       ------

Net (decrease) increase in cash and cash equivalents                 (1,950)         910        1,018
Cash and cash equivalents at beginning of year                        2,322        1,412          394
                                                                    -------       ------       ------
Cash and cash equivalents at end of year                            $   372       $2,322       $1,412
                                                                    =======       ======       ======

                      NOTE 19 FORMATION OF HOLDING COMPANY
                      ------------------------------------

On September 30, 1997, The Berlin City Bank and Pemi Bancorp, Inc. (Parent company of The Pemigewasset National Bank), completed a series of transactions in accordance with an Agreement and Plan of Merger dated as of March 14, 1997. As a result Northway Financial, Inc. became the bank holding company for The Berlin City Bank and The Pemigewasset National Bank. In connection with the transaction, Northway Financial, Inc. issued 1,731,969 shares of its common stock. Shareholders of The Berlin City Bank and Pemi Bancorp, Inc. received 16 shares and 1.0419 shares, respectively, of Northway Financial, Inc. for each share they held of The Berlin City Bank and Pemi Bancorp, Inc., respectively. The formation of the holding company was accounted for as a pooling of interests. Accordingly, the historical book values of the assets and liabilities of The Berlin City Bank and Pemi Bancorp, Inc. as previously reported on their balance sheets, were carried over to the Company's consolidated balance sheet. No goodwill or other intangibles were created. The formation of the holding company is reflected in the accompanying consolidated financial statements as though The Berlin City Bank and Pemi Bancorp, Inc. had operated as a combined entity for all periods presented.

The results of operations of the two companies for the period January 1, 1997 to September 30, 1997 are summarized as follows:

                       ($000 Omitted)
                      The Berlin City    Bank Pemi Bancorp, Inc.
Net interest and
 dividend income           $8,010                 $4,615
Net income                  2,388                    783

                                       Northway Financial, Inc. and Subsidiaries

                  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
                  -------------------------------------------

Summarized quarterly financial data for 1999 and 1998 follows:

                                       ($000 Omitted, except earnings per share)
                                                 1999 Quarters Ended
                                      ------------------------------------------
                                      Mar 31      Jun 30      Sep 30      Dec 31
                                      ------      ------      ------      ------
Interest and dividend income          $7,023      $7,320      $7,938      $8,638
Interest expense                       2,658       2,705       2,879       3,336
                                      ------      ------      ------      ------
  Net interest income                  4,365       4,615       5,059       5,302
Provision for loan losses                135         135         135         135
Noninterest income                       718         614         655         737
Noninterest expense                    3,731       3,785       4,140       4,143
                                      ------      ------      ------      ------
Income before taxes                    1,217       1,309       1,439       1,761
Income tax expense                       399         470         483         610
                                      ------      ------      ------      ------
  Net income                          $  818      $  839      $  956      $1,151
                                      ======      ======      ======      ======
  Earnings per share                  $ 0.48      $ 0.50      $ 0.57      $ 0.70
                                      ======      ======      ======      ======

                                                 1998 Quarters Ended
                                      ------------------------------------------
                                      Mar 31      Jun 30      Sep 30      Dec 31
                                      ------      ------      ------      ------
Interest and dividend income          $7,168      $7,189      $7,379      $7,345
Interest expense                       2,910       2,884       2,930       2,822
                                      ------      ------      ------      ------
  Net interest income                  4,258       4,305       4,449       4,523
Provision for loan losses                135         135         135         135
Noninterest income                       636         461         397         525
Noninterest expense                    2,899       3,062       3,148       3,801
                                      ------      ------      ------      ------
Income before taxes                    1,860       1,569       1,563       1,112
Income tax expense                       652         515         516         353
  Net income                          $1,208      $1,054      $1,047      $  759
                                      ======      ======      ======      ======
  Earnings per share                  $ 0.70      $ 0.61      $ 0.60      $ 0.44
                                      ======      ======      ======      ======

                                       Northway Financial, Inc. and Subsidiaries

                    MANAGEMENT'S STATEMENT OF RESPONSIBILITY
                    ----------------------------------------

Responsibility for the financial information presented in the Annual Report rests with Northway Financial, Inc.'s management. The Company believes that the consolidated financial statements reflect fairly the substance of transactions and present fairly the Company's financial position and results of operations in conformity with generally accepted accounting principles appropriate in the circumstances, applying certain estimates and judgments as required.

In meeting its responsibilities for the reliability of the consolidated financial statements, the Company depends on its system of internal accounting controls. This system is designed to provide reasonable assurance that assets are safeguarded and transactions are executed in accordance with the appropriate corporate authorizations and recorded properly to permit the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Although accounting control procedures are designed to achieve these objectives, it must be recognized that errors or irregularities may nevertheless occur. Also, estimates and judgments are required to assess and balance the relative cost and expected benefits of the controls. The Company believes that its accounting controls provide reasonable assurance that errors and irregularities that could be material to the consolidated financial statements are prevented or would be detected within a timely period by employees in the normal course of performing their assigned functions. An important element of the system is a continuing and extensive internal audit program.

The Board of Directors of the Company has an Audit Committee composed entirely of directors who are not officers or employees of the Company. The Committee meets periodically and privately with management, the internal auditors, and the independent public accountants to consider audit results and to discuss internal accounting controls, auditing, and financial reporting matters.

Shatswell, MacLeod & Company, P.C., independent certified public accountants, have been engaged to render an independent professional opinion of the Company's consolidated financial statements. Their audit is conducted in accordance with generally accepted auditing standards and forms the basis for their report as to the fair presentation, in the consolidated financial statements, of the Company's financial position, operating results and cash flows.


/s/ William J. Woodward                      /s/ George L. Fredette
    William J. Woodward                          George L. Fredette
    President and Chief Executive Officer        Senior Vice President and Chief
                                                 Financial Officer

January 21, 2000

                                       Northway Financial, Inc. and Subsidiaries

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

Shatswell, MacLeod & Company, P.C.
Certified Public Accountants
83 Pine Street
West Peabody, Massachusetts 01960

The Board of Directors and Stockholders
Northway Financial, Inc.
Berlin, New Hampshire

We have audited the accompanying consolidated statements of financial condition of Northway Financial, Inc. and Subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Northway Financial, Inc. and Subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ Shatswell, MacLeod & Company, P.C.
    Shatswell, MacLeod & Company, P.C.

    January 21, 2000

                  NORTHWAY FINANCIAL, INC. BOARD OF DIRECTORS
                  -------------------------------------------

BOARD OF DIRECTORS                           OFFICERS

Fletcher W. Adams                            William J. Woodward
Vice Chairman                                Chairman of the Board,
Northway Financial, Inc.                     President and CEO
Chairman of the Board
Pemigewasset National Bank                   Fletcher W. Adams
                                             Vice Chairman
Peter H. Bornstein
Attorney and Partner                         George L. Fredette
Bergeron, Hanson, Bornstein & Carlson        Senior Vice President and CFO

Stephen G. Boucher                           Richard P. Orsillo
President                                    Vice President
Airmar Technology Corp.                      Corporate Controller

Charles H. Clifford, Jr.                     Joseph N. Rozek
President                                    Assistant Secretary
Clifford-Nicols Printing

Arnold P. Hanson, Jr.
President
Isaacson Structural Steel, Inc.

Barry J. Kelley
President
White Mountain Lumber Co.

Bruce W. Keough
Private Investor

Randall G. Labnon
General Manager
Town and Country Motor Inn

John D. Morris
Retired Businessman

John H. Noyes
President
Noyes Insurance Agency, Inc.
President
Central Square Insurance, Inc.

William J. Woodward
Chairman of the Board,
President and CEO
Northway Financial, Inc.
The Berlin City Bank

                           SUBSIDIARY BANK DIRECTORS
                           -------------------------

THE BERLIN CITY BANK                      PEMIGEWASSET NATIONAL BANK

Frederick C. Anderson                     Fletcher W. Adams
General Manager and CEO                   Vice Chairman
NH Electric Cooperative, Inc.             Northway Financial, Inc.
                                          Chairman of the Board
Peter H. Bornstein                        Pemigewasset National Bank
Attorney and Partner
Bergeron, Hanson, Bornstein & Carlson     Frederick C. Anderson
                                          General Manager and CEO
Stephen G. Boucher                        NH Electric Cooperative, Inc.
President
Airmar Technology Corp.                   Charles H. Clifford, Jr.
                                          President
Arnold P. Hanson, Jr.                     Clifford-Nicols Printing
President
Isaacson Structural Steel, Inc.           Paul M. Ferguson
                                          President and CEO
Barry J. Kelley                           Pemigewasset National Bank
President
White Mountain Lumber Co.                 John H. Noyes
                                          President
Bruce W. Keough                           Noyes Insurance Agency, Inc.
Private Investor                          President
                                          Central Square Insurance, Inc.
Randall G. Labnon
General Manager                           Brien L. Ward
Town and Country Motor Inn                Attorney

John D. Morris                            William J. Woodward
Retired Businessman                       Chairman of the Board,
                                          President and CEO
Brien L. Ward                             Northway Financial, Inc.
Attorney                                  The Berlin City Bank

William J. Woodward
Chairman of the Board,
President and CEO
Northway Financial, Inc.
The Berlin City Bank

                          INFORMATION FOR STOCKHOLDERS
                          ----------------------------

TRANSFER AGENT                            INDEPENDENT AUDITORS

Boston EquiServe, LP                      Shatswell, MacLeod & Company, P.C.
Investor Relations                        83 Pine Street
P.O. Box 8040                             West Peabody, Massachusetts 01960-3635
Mail Stop 45-02-64
Boston, Massachusetts 02266-8040          FINANCIAL INFORMATION

MARKET MAKERS                             For financial documents, including
The following companies have generally    the annual report, quarterly
been market makers for Northway           reports and reports to the
Financial, Inc. Common Stock as of        Securities and Exchange Commission
March 31, 2000.                           on Form 10-K or Form 10-Q,
                                          contact:
First Albany Corporation
Ryan Beck & Co., Inc.                     George L. Fredette
                                          Senior Vice President and CFO
                                          Northway Financial, Inc.
                                          9 Main Street
                                          Berlin, New Hampshire 03570