Form 10-K, Exhibit 13
period 2000-12-31
NORTHWAY FINANCIAL INC
filed 2001-03-29
CIK 1041753

Exhibit 13 Northway Financial, Inc. Annual Report to Stockholders

                                      Northway Financial, Inc. and Subsidiaries

       NORTHWAY FINANCIAL, INC. AND SUBSIDIARIES MANAGEMENT'S DISCUSSION
         AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
         -------------------------------------------------------------

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

Certain statements in this report are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements may include, but are not limited to, projections of revenue, income or loss, plans for future operations and acquisitions, and plans related to products or services of the Company and its subsidiaries. Such forward looking statements are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. To the extent any such risks, uncertainties and contingencies are realized, the Company's actual results, performance or achievements could differ materially from anticipated results, performance or achievements. Factors that might affect such forward looking statements include, among other things, overall economic and business conditions, interest rate fluctuations, the demand for the Company's products and services, competitive factors in the industries in which the company competes, changes in government regulations, and the timing, impact and other uncertainties of future acquisitions.

In addition to the factors described above, the following are some additional factors that could cause our financial performance to differ from any forward looking statement contained herein: i) changes in interest rates and the relative relationship between the various interest rate indices that the Company uses; ii) a change in product mix attributable to changing interest rates, customer preferences or competition; iii) a significant portion of the Company's loan customers are in the hospitality business and therefore could be affected by a slower economy, adverse weather conditions and/or rising gasoline prices; and iv) the effectiveness of advertising, marketing and promotional programs.

The words "believe," "expect," "anticipate," "intend," "estimate," "project" and other expressions which are predications of or indicate future events and trends and which do not related to historical matters identify forward looking statements. Reliance should not be placed on forward looking statements because they involve known or unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Though the Company has attempted to list comprehensively the factors which might affect forward looking statements, the Company wishes to caution investors that other factors may in the future prove to be important in affecting the Company's results of operations. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from forward looking statements.

                            OVERVIEW OF PERFORMANCE
                            -----------------------

Northway and its bank subsidiaries derive substantially all of their revenue and income from the furnishing of bank and bank-related services, principally to individuals and small and medium sized companies in New Hampshire. The Banks operate as typical community banking institutions and do not engage in any specialized finance or capital market activities. Northway functions primarily as the holder of stock of its subsidiaries and assists the management of its subsidiaries as appropriate.

The Company reported net income of $4,159,000, or $2.61 per share, in 2000 as compared to net income of $3,764,000, or $2.25 per share, in 1999 and $4,068,000, or $2.35 per share, in 1998. Return on average equity was 10.29 percent in 2000, as compared to 9.37 percent and 10.25 percent for 1999 and 1998, respectively. Return on average assets was 0.86 percent in 2000, as compared to 0.90 percent and 1.06 percent for 1999 and 1998, respectively. During the year 2000, the Company continued the implementation of its growth initiatives and purchased a branch in West Ossipee, New Hampshire. During 1999, the Company opened two new branches, purchased an additional two branches and began operations at the indirect lending business unit created at the end of 1998. In addition, the Company has standardized products and procedures at the subsidiary banks to ensure that the Company achieves its long term goals. The leveraging strategies and strategic investments made over the last several years resulted in increased net interest income which caused an increase in 2000 earnings as compared to 1999.

The Company's results of operations are affected not only by its net interest income, but also by the level of its noninterest income, including gains and losses on the sales of loans and securities, noninterest expenses, changes in the provision for loan losses resulting from the Company's periodic assessment of the adequacy of its allowance for loan losses and income tax expense.

                                       Northway Financial, Inc. and Subsidiaries

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

The table on page ten presents average balances, income earned or interest paid, and average yields earned or rates paid on major categories of assets and liabilities for the years ended December 31, 2000, 1999, and 1998.

Net interest income for 2000 increased $1,833,000, or 9 percent, over 1999 while increasing $1,843,000, or 10 percent, in 1999 over 1998.

Interest income increased $6,312,000, or 20 percent, in 2000 versus 1999 after increasing $1,875,000, or 6 percent, in 1999 versus 1998. Earning assets on average increased by $66,610,000, or 17 percent, during 2000, creating a favorable volume variance. In addition, a rising rate environment caused a 21 basis point increase in the average yield of earning assets as a whole. A $70,589,000, or 22 percent, increase in the volume of average loans, combined with a 9 basis point increase in yield, accounted for a $6,291,000, or 23 percent, increase in interest income on loans. Interest income on investment securities decreased $235,000, or 6 percent, from 1999 to 2000. This decrease resulted from a 10 percent decrease in the average balance of total investment securities. The decrease in average balances was partially offset by a 26 basis point increase in yield.

Interest expense increased $4,479,000, or 39 percent, in 2000 versus 1999 after remaining relatively unchanged in 1999 versus 1998. The increase in interest expense was due primarily to an increase in average interest bearing liabilities of $61,203,000, or 19 percent, and to a 60 basis point increase in rates paid on interest bearing liabilities. The increase in interest bearing liabilities is directly related to the increase in average loans outstanding. Federal Home Loan Bank ("FHLB") advances, the most expensive source of funds, increased by $46,751,000 on average, and were a significant source of funds for loan growth.

Interest income increased $1,875,000, or 6 percent, in 1999 versus 1998. Earning assets on average increased by $34,214,000, or 10%, during 1999, however, the mix of earnings assets continued to evolve creating a favorable volume variance. This favorable volume variance was partially offset by a 23 basis point decline in average yield on earning assets as a whole. A $46,024,000, or 17 percent, increase in the volume of average loans, partially offset by a 45 basis point decrease in yield, accounted for the $2,617,000, or 11 percent, increase in interest income on loans. Interest income on investments and securities decreased $202,000, or 5 percent, from 1998 to 1999. This decrease resulted from a 3 percent decrease in the average balance of total investments and securities and an 11 basis point decrease in yield.

Total interest expense was relatively unchanged in 1999 due primarily to a 31 basis point decrease in rates paid on interest bearing liabilities which offset a 9% increase in average volume. The composition of interest bearing liabilities helped keep down interest cost as the average balances of all categories of low cost funds increased, offsetting increases in average balances of categories of high cost funds. The most expensive source of funds, FHLB advances and other borrowed funds, increased by a combined $17,445,000 and were a significant source of funding for loan growth.

The trend in net interest income is commonly evaluated in terms of average rates using net interest margin and interest rate spread. The net interest margin is computed by dividing fully taxable equivalent net interest income by average total earning assets. This ratio represents the difference between the average yield returned on average earning assets and the average rate paid for all funds used to support those earning assets, including both interest bearing and noninterest bearing sources of funds. The net interest margin decreased 32 basis points to 4.68 percent in 2000 after having increased 3 basis points to 5.00 percent in 1999. The decrease in 2000's net interest margin was a function of a significant increase in average volumes for both interest earning assets and interest bearing liabilities. The net interest spread on the additional volumes was less than existing spread causing the overall margin to decline. This type of strategy is known as a "leveraging" and is designed to increase net interest income and earnings as a whole. The portion of interest earning assets funded by interest bearing liabilities in 2000 was 84 percent versus 83 percent in 1999 and 84 percent in 1998.

The interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest bearing liabilities. The interest rate spread eliminates the impact of noninterest bearing funds and gives a direct perspective on the effect of interest rate movements. During 2000, the net interest rate spread decreased 38 basis points to 4.03 percent as the cost of interest bearing liabilities rose 60 basis points while yields on earning assets rose 21 basis points. During 1999, the net interest rate spread increased 8 basis points to 4.41 percent from the 1998 spread of 4.33 percent as the cost of interest bearing liabilities declined 31 basis points while the yields earned on earning assets decreased 23 basis points. See the accompanying schedules entitled "Consolidated Average Balances, Interest Income/Expense and Average Yields/Rates" and "Consolidated Rate/Volume Variance Analysis" for more information.

                                                                                          Northway Financial, Inc. and Subsidiaries

                          CONSOLIDATED AVERAGE BALANCES, INTEREST INCOME/EXPENSE AND AVERAGE YIELDS/RATES
                          -------------------------------------------------------------------------------
                                                                          ($000 Omitted)
                                            2000                               1999                                1998
                              --------------------------------   ---------------------------------   ------------------------------
                                                       Average                             Average                          Average
                              Average     Income/      Yield/    Average      Income/      Yield/    Average      Income/    Yield/
                              Balance     Expense       Rate     Balance      Expense       Rate     Balance      Expense     Rate
                             --------     --------      ----     --------     --------      ----     --------     --------     ----
Assets
  Interest earning assets:
    Federal funds sold       $  7,374     $    480      6.51%    $  4,865     $    228      4.69%    $ 14,628     $    769     5.26%
    Interest bearing
      deposits                    262           12      4.58          161            8      4.97           98            7     7.14
    Investments (1) (2)        61,555        3,835      6.27       67,744        4,070      6.01       69,854        4,272     6.12
    Loans, net (1) (3)        391,439       33,259      8.50      320,850       26,968      8.41      274,826       24,351     8.86
                             --------     --------               --------     --------               --------     --------
        Total interest
          earning assets (1)  460,630       37,586      8.17      393,620       31,274      7.95      359,406       29,399     8.18
                                          --------      ----                  --------      ----                  --------     ----
Cash and due from banks        13,045                              12,800                              11,956
Allowance for loan losses      (4,417)                             (4,653)                             (4,323)
Premises and equipment         10,531                              10,125                               9,844
Other assets                    6,577                               5,637                               6,400
                             --------                            --------                            --------
      Total assets           $486,366                            $417,529                            $383,283
                             ========                            ========                            ========
Liabilities Interest
  bearing liabilities:
    Regular savings          $ 65,438        1,254      1.92     $ 68,333        1,319      1.93     $ 65,126        1,518     2.33
    NOW and super NOW          52,888          447      0.85       49,832          433      0.87       46,942          536     1.14
    Money market accounts      26,670        1,000      3.75       23,765          592      2.49       22,467          622     2.77
    Certificates of deposit   163,917        8,649      5.28      152,353        7,514      4.93      151,244        8,079     5.34
    Securities sold under
      agreements to
      repurchase                9,240          509      5.51        9,267          432      4.66        8,469          431     5.09
    FHLB advances              70,017        4,198      6.00       23,266        1,279      5.50        5,972          360     6.03
    Other borrowed funds         --           --        --            151            9      5.96         --           --       --
                             --------     --------               --------     --------               --------     --------
      Total interest bearing
         liabilities          388,170       16,057      4.14      326,967       11,578      3.54      300,220       11,546     3.85
Noninterest bearing deposits   53,275                              46,459                              39,561

Other liabilities               4,508                               3,931                               3,825
                             --------                            --------                            --------
      Total liabilities       445,953                             377,357                             343,606

Stockholders' equity           40,413                              40,172                              39,677
                             --------                            --------                            --------
      Total liabilities and
        stockholders'
        equity               $486,366                            $417,529                            $383,283
                             ========                            ========                            ========

Net interest and dividend
  income (1)                               $21,529                            $ 19,696                            $ 17,853
                                           =======                            ========                            ========

Interest rate spread (4)                                4.03%                               4.41%                             4.33%
                                                        ====                                ====                              ====

Net interest margin (5)                                 4.68%                               5.00%                             4.97%
                                                        ====                                ====                              ====

(1) Reported on a tax equivalent basis.
(2) Average balances are calculated using the adjusted cost basis.
(3) Net of unearned income. Includes nonperforming loans.
(4) Interest rate spread equals the yield on interest earning assets minus the rate paid on interest bearing liabilities.
(5) The net interest margin equals net interest income divided by total average interest earning assets.

                                                                                           Northway Financial, Inc. and Subsidiaries

                                             CONSOLIDATED RATE/VOLUME VARIANCE ANALYSIS
                                             ------------------------------------------
                                                                            (000 Omitted)
                                                2000 Compared to 1999                          1999 Compared to 1998
                                         Increase (Decrease) Due to Change In           Increase (Decrease) Due to Change In
                                      -----------------------------------------       -------------------------------------------
                                      Volume       Rate        Mix        Total       Volume       Rate         Mix         Total
                                      ------       ----        ---        -----       ------       ----         ---         -----
Interest and dividend income:
Federal funds sold                    $  117      $  89       $  46       $  252      $ (513)     $   (84)      $  56       $ (541)
Interest bearing deposits                  5         (1)       --              4        --              1        --              1
Investments                             (372)       151         (14)        (235)       (129)         (75)          2         (202)
Loans                                  5,933        293          65        6,291       4,078       (1,251)       (210)       2,617
                                      ------      -----       -----       ------      ------      -------       -----       ------
Total interest and dividend
  income                               5,683        532          97        6,312       3,436       (1,409)       (152)       1,875
                                      ------      -----       -----       ------      ------      -------       -----       ------
Interest expense:
Regular savings                          (56)        (9)       --            (65)         75         (261)        (13)        (199)
NOW and super NOW                         27        (12)         (1)          14          33         (128)         (8)        (103)
Money market accounts                     72        299          37          408          36          (62)         (4)         (30)
Certificates of deposit                  570        525          40        1,135          59         (620)         (4)        (565)
Securities sold under agreements
    to repurchase                         (1)        78        --             77          40          (36)         (3)           1
FHLB advances                          2,570        116         233        2,919       1,042          (32)        (91)         919
Other borrowed funds                    --         --            (9)          (9)       --           --             9            9
                                      ------      -----       -----       ------      ------      -------       -----       ------
Total interest expense                 3,182        997         300        4,479       1,285       (1,139)       (114)          32
                                      ------      -----       -----       ------      ------      -------       -----       ------
Net interest and dividend income      $2,501      $(465)      $(203)      $1,833      $2,151      $  (270)      $ (38)      $1,843
                                      ======      =====       =====       ======      ======      =======       =====       ======

                           PROVISION FOR LOAN LOSSES
                           -------------------------

The provision for loan losses represents the annual cost of providing an allowance, or reserve, for losses on loans. The size of the provision for each year is dependent upon many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of loan portfolio quality, the value of collateral and general economic factors.

The Company incurred a $980,000 provision for loan losses in 2000, an increase of $440,000 from the $540,000 incurred in both 1999 and 1998. The increase is due directly to the growth of the loan portfolio over the last two years.

Although management utilizes its best judgment in providing for losses, there can be no assurance that the Company will not have to change its provisions for loan losses in subsequent periods. Management will continue to monitor the allowance for loan losses and make additional provisions to the allowance as appropriate.

                               NONINTEREST INCOME
                               ------------------

Noninterest income consists of revenues generated from a broad range of financial services and activities, including fee-based services and income earned through investment and security sales.

The following table sets forth the components of the Company's noninterest income:

                                                         ($000 Omitted)
Years Ended December 31,                            2000       1999       1998
------------------------                            ----       ----       ----
Service charges and fees on deposit accounts       $1,049    $   935    $   843
Securities gains, net                                 512        709        496
Other                                               1,127      1,078        679
                                                   ------     ------     ------
Total noninterest income                           $2,688     $2,722     $2,018
                                                   ======     ======     ======

                                      Northway Financial, Inc. and Subsidiaries

                         ------------------------------

Fee income from service charges on deposit accounts increased 12 percent in 2000, 11 percent in 1999 and 1 percent in 1998. The improvement in 2000 is due to higher balances outstanding as a result of branch purchases and openings over the last two years as well as a product and fee standardization effort completed during the year. The increase in 1999 was principally a result of the decision to increase fees for the first time in years. The increase in 1998 was due to an increase in the number of transaction deposit accounts.

Net securities gains were $512,000 in 2000, compared to $709,000 in 1999. Investment securities gains in 2000 reflected net gains of $512,000 recorded on sales of equity securities compared to $679,000 in 1999. In 1998 net securities gains were $496,000 and included net gains on sales of equity securities of $501,000.

Other noninterest income (sources of which include the creation of mortgage servicing assets, debit card interchange fees, credit card merchant and fee income, automated teller fees, safe deposit fees, etc.) increased $49,000, or 5 percent, to $1,127,000 in 2000 following a $399,000, or 59 percent increase, to $1,078,000 in 1999. Noninterest income had a 27 percent increase in 1998.

                              NONINTEREST EXPENSE
                              -------------------

Total noninterest expense increased $879,000, or 6 percent, during 2000 following an increase of $2,888,000, or 22 percent, during 1999 and $1,051,000, or 9 percent, in 1998. The increases in these expenses were due to the Company's initiatives to standardize product offerings at the subsidiary banks, to increase market share in existing markets and enter new markets. In 2000 the Company acquired a branch in West Ossipee, New Hampshire. In both 1999 and 1998 two branches were opened and over the two year period an indirect lending group was created and began operations. In addition, during 1999, two branches were purchased.

The following table sets forth information relating to the Company's noninterest expense during the periods indicated:


                                                         ($000 Omitted)
Years Ended December 31,                            2000      1999        1998
------------------------                            ----      ----        ----
Salaries and employee benefits                    $ 8,868    $ 8,448    $ 6,757
Occupancy and equipment                             2,708      2,541      2,080
Amortization of deposit assumption premium            513        357        301
Professional fees                                   1,073      1,091        702
Stationery and supplies                               605        565        470
Other                                               2,928      2,796      2,600
                                                  -------    -------    -------
                                                  $16,695    $15,798    $12,910
                                                  =======    =======    =======

Salaries and employee benefits increased $420,000, or 5 percent, from 1999 to 2000, $1,691,000, or 25 percent, from 1998 to 1999, and by $879,000, or 15 percent, from 1997 to 1998. These increases reflect staff additions in connection with the expansion of the retail franchise, increased lending activities and normal salary and wage increases. The expansion initiatives also caused occupancy and equipment expense to increase $167,000, or 7 percent, from 1999 to 2000, $461,000, or 22 percent, from 1998 to 1999, and $366,000, or 21 percent, from 1997 to 1998.

Amortization of deposit assumption premium in 2000 increased $156,000, or 44 percent. This was due to the West Ossipee branch acquisition on August 25, 2000 as well as incurring a full year of amortization on the branches acquired in 1999. In 1999 deposit assumption premium amortization increased $56,000, or 19 percent, to $357,000 versus $301,000 in 1998 as a result of the acquisition of two branches on July 9, 1999.

                               INCOME TAX EXPENSE
                               ------------------

The Company recognized $2,107,000, $1,962,000 and $2,036,000 in income tax expense for the years ended December 31, 2000, 1999 and 1998, respectively. The effective tax rate was 33.6% for 2000, 34.3% for 1999, and 33.3% for 1998. The decrease in the effective tax rate in 2000 is due to the fact that the Company has obtained a number of State of New Hampshire tax credits related to economic development grants. The increase in the effective tax rate for 1999 over 1998 is due to the fact that during 1999 New Hampshire adopted a new tax law that increased the rate of the Business Profits Tax from seven to eight percent of income. For additional information relating to income taxes, see Note 14 to the Consolidated Financial Statements.

                                      Northway Financial, Inc. and Subsidiaries

                                     ASSETS
                                     ------

Total assets increased $22,592,000, or 5 percent, to $485,144,000 at December 31, 2000 versus $462,552,000 at December 31, 1999. The composition of earning assets has continued to change in order to meet corporate goals.


BALANCE SHEET HIGHLIGHTS
                                                     ($000 Omitted)
Years Ended December 31,                       2000         1999         Change
------------------------                       ----         ----         ------
Total assets                                 $485,144     $462,552      $22,592
Earning assets                                452,255      434,134       18,121
Securities                                     58,464       61,149       (2,685)
Loans, net of unearned income                 393,258      372,766       20,492
Deposits                                      391,772      343,029       48,743
Equity                                         41,562       39,286        2,276

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

The following table summarizes the Company's securities portfolio at December 31, 2000 and 1999, showing amortized cost and market value for each category:

                                                                 ($000 Omitted)
December 31,                                           2000                          1999
----------------                             ---------------------         ----------------------
                                             Amortized       Market        Amortized       Market
                                               Cost           Value           Cost          Value
                                               ----           -----           ----          -----
Securities available-for-sale:
  US Treasury and US government agencies      $28,883        $28,780         $27,466       $26,449
  Mortgage-backed securities                    7,513          7,475           9,179         8,855
  Collateralized mortgage obligations           7,234          7,177          10,139         9,958
  Marketable equity securities                  3,180          2,409           2,999         2,780
  Non-marketable equity securities              5,424          5,424           4,456         4,456
  Corporate bonds                               1,006          1,003            --            --
  State and political subdivisions              3,366          3,444           3,478         3,500
                                              -------        -------         -------       -------
    Total securities available-for-sale       $56,606        $55,712         $57,717       $55,998
                                              -------        -------         -------       -------
Securities held-to-maturity:
  Mortgage-backed securities                  $ 1,760        $ 1,740         $ 2,285       $ 2,247
  Collateralized mortgage obligations             492            488           1,316         1,297
  State and political subdivisions                500            503           1,550         1,551
                                              -------        -------         -------       -------
  Total securities held-to-maturity           $ 2,752        $ 2,731         $ 5,151       $ 5,095
                                              -------        -------         -------       -------
    Total securities                          $59,358        $58,443         $62,868       $61,093
                                              =======        =======         =======       =======

Securities available-for-sale decreased slightly during 2000. The net unrealized loss on securities available-for-sale was $894,000 at December 31, 2000 as compared to $1,719,000 in 1999. This was the result of a lower interest rate environment, and corresponding higher bond prices in 2000. Increases in bond values were somewhat offset by a weak equity market during 2000.

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

                                      Northway Financial, Inc. and Subsidiaries

                             ----------------------

Securities held-to-maturity comprise approximately 5 percent and 8 percent of the aggregate securities portfolio at December 31, 2000 and 1999, respectively. This is consistent with management's objective to maintain portfolio flexibility and liquidity by classifying most securities as available-for-sale. A portion of the securities portfolio is pledged to secure public deposits, short-term securities sold under agreements to repurchase and treasury, tax and loan accounts. Refer to Note 3 for a further discussion of pledging.

                                     LOANS
                                     -----

Loans increased 5 percent in 2000 largely as a result of the increase in indirect installment loans. The growth in the loan portfolio resulted from the Company's ongoing efforts to increase the loan portfolio through the origination of loans. The following table presents the composition of the loan portfolio:


                                               ($000 Omitted)
                                            Percent                     Percent
                                2000        of Total        1999        of Total
                                ----        --------        ----        --------
Real estate:
  Residential                 $129,805        33.0%       $139,389        37.3%
  Commercial                   100,608        25.5          93,061        24.9
  Construction                   5,752         1.5           4,360         1.2
Commercial                      22,270         5.7          28,833         7.7
Installment                     28,177         7.1          24,147         6.5
Indirect installment            99,359        25.2          76,431        20.4
Other                            7,881         2.0           7,369         2.0
                              --------       -----        --------       -----
                              $393,852       100.0%       $373,590       100.0%
                              ========       =====        ========       =====

The loan portfolio mix continued to change during the year. Indirect installment loans continue to be a focus of the Company along with commercial real estate and commercial loans. Indirect installment loans now comprise 25.2 percent of the loan portfolio versus 20.4 percent at the end of 1999. Residential real estate loans declined to 33.0 percent of the portfolio from 37.3 percent on December 31, 1999. The Company wishes to maintain a balanced portfolio and is working to maintain a portfolio mix of approximately one-third each of residential real estate, commercial and commercial real estate, and consumer and other loans.

Commercial real estate loans consist of loans secured by income producing commercial real estate and commercial loans consist of loans that are either unsecured or are secured by inventories, receivables or other corporate assets, and many are additionally secured by the guarantee of the Small Business Administration. Commercial real estate and commercial loans increased by $984,000 in 2000 as compared to 1999. The Company continues to emphasize commercial real estate and commercial loans in order to enhance earnings and maintain the balance of its portfolio.

Residential real estate loans decreased $9,584,000 in 2000, a 7 percent decrease from 1999. The Company's strategy generally is to originate fixed-rate residential loans for sale to investors in the secondary market. The Company generally retains adjustable-rate loans in its portfolio but will, occasionally, retain some fixed-rate mortgages.

Installment loans consist primarily of loans originated directly by the Company, however, as part of the West Ossipee branch acquisition the Company purchased loans totaling approximately $6,197,000. The increase in installment loans of $4,030,000, or 17 percent, in 2000 is a result of this purchase. Indirect installment loans increased $22,928,000, or 30 percent, in 2000. The increase is consistent with the Company's balanced portfolio strategy.

The Company's loans are primarily secured by real estate and automobiles located in New Hampshire. In addition, real estate acquired by foreclosure is located in this market. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of other real estate acquired by foreclosure are susceptible to changing conditions in this market.

                                      Northway Financial, Inc. and Subsidiaries

                              NONPERFORMING ASSETS
                              --------------------

Nonperforming assets were $1,070,000, or 0.22 percent of total assets, at December 31, 2000 as compared to $4,727,000, or 1.02 percent of total assets, at December 31, 1999. This decrease was due primarily to the sale on February 29, 2000 of approximately $1,200,000 of nonperforming loans and the resolution of a large nonperforming credit. In the course of resolving this credit the Company incurred charge-offs of $1,100,000 and received cash totaling $2,300,000.

Nonperforming assets are comprised primarily of nonperforming loans, other chattels owned and real estate acquired by foreclosure or a similar conveyance of title. The accrual of interest on a loan is discontinued when there is reasonable doubt as to its collectibility or whenever the payment of principal or interest is more than 90 days past due. However, there are loans within this nonperforming classification that provide periodic payments, but which have a weakness with respect to the collateral securing the loan.

At December 31, 2000, nonperforming loans totaled $957,000, or 0.24 percent of total loans, compared to $4,578,000, or 1.23 percent of total loans, in 1999. Other real estate owned at December 31, 2000 was $25,000 compared to $115,000 at December 31, 1999.

                           ALLOWANCE FOR LOAN LOSSES
                           -------------------------

The Company maintains an allowance for loan losses to absorb future charge-offs of loans in the existing portfolio. When a loan, or portion thereof, is considered uncollectible, it is charged against the allowance. Recoveries of amounts previously charged-off are added to the reserve when collected. The adequacy of the allowance for loan losses is evaluated on a regular basis by management. Factors considered in evaluating the adequacy of the allowance include previous loss experience, current economic conditions and their effect on borrowers and the market area in general, and the performance of individual credits in relation to the contract terms. The provision for loan losses charged to earnings is based on management's judgment of the amount necessary to maintain the allowance at a level adequate to absorb possible losses. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the adequacy of the Company's allowance for loan losses.

The Company's allowance for loan losses decreased $533,000 from December 31, 1999 to $4,354,000, or 1.11 percent of total loans, at December 31, 2000. The decline is a result of the resolution of a large nonperforming credit. The 2000 provision for loan losses was $980,000, $440,000 higher than the prior year level of $540,000. The increase was due primarily to the increased level of loans.

The following table sets forth the composition of the allowance for loan losses for the periods indicated:

                                                    ($000 Omitted)
Years Ended December 31,                  2000            1999            1998
------------------------                  ----            ----            ----
Beginning allowance                      $4,887          $4,404          $4,156
Provision for loan losses                   980             540             540
Loans charged-off                        (1,643)           (304)           (524)
Recoveries                                  130             247             232
                                        -------          ------          ------
Net charge-offs                          (1,513)            (57)           (292)
                                        -------          ------          ------
Ending allowance                        $ 4,354          $4,887          $4,404
                                        =======          ======          ======
Allowance as a percentage of loans
  outstanding                              1.11%           1.31%           1.55%
Allowance as a percentage of
  nonperforming loans                    454.96          106.75          172.98
Net charge-offs as a percentage of
  average loans                            0.39            0.02            0.11

                            DEPOSITS AND BORROWINGS
                            -----------------------

Total deposits at December 31, 2000 were $391,772,000, an increase of $48,743,000, or 14 percent, as compared to the$343,029,000 at December 31, 1999.
The increase in deposits was due to the acquisition of a branch in August 2000, which netted the Company additional deposits of approximately $27,782,000, and higher interest rates paid on time deposit and money market accounts.

                                            ($000 Omitted)
Components of Deposits
December 31,                                2000           1999
------------                                ----           ----
Demand                                   $ 56,745       $ 49,925
Regular savings, NOW and money market     152,022        142,659
Time                                      183,005        150,445
                                         --------       --------
  Total deposits                         $391,772       $343,029
                                         ========       ========

At December 31, 2000, time deposits of $100,000 or more are scheduled to mature as follows:

                                                 ($000 Omitted)
3 months or less                                   $  6,931
Over 3 to 6 months                                   13,156
Over 6 to 12 months                                   7,207
Over 12 months                                        1,553
                                                    -------
                                                    $28,847
                                                    =======

At December 31, 2000 short-term borrowings consisted of FHLB advances of $2,950,000 and securities sold under agreements to repurchase of $9,390,000 compared to $9,950,000 and $7,468,000, respectively, for 1999. Long-term debt consisted solely of FHLB term advances of $35,528,000 as compared to $58,528,000 in 1999. Many of the long-term term advances, however, are callable with call dates ranging from February 2001 to November 2001. The decrease in FHLB advances is directly attributable to the increase in deposits. See Notes 9 and 10 to the Consolidated Financial Statements for additional information.

The following table sets forth certain information concerning the Company's borrowings at the dates indicated:

                                                       ($000 Omitted)
December 31,                                        2000           1999
------------                                        ----           ----
Short-term borrowings                             $12,340        $17,418
Long-term debt                                     35,528         58,528
                                                  -------        -------
                                                  $47,868        $75,946
                                                  =======        =======

                                      Northway Financial, Inc. and Subsidiaries

                                    CAPITAL
                                    -------

The following table sets forth the Company's risk-based capital and leverage ratios:
                                                        ($000 Omitted)
December 31,                                         2000            1999
------------                                         ----            ----
Risk-adjusted assets                               $353,146        $329,369
Tier 1 capital (to average assets)                     7.42%           8.47%
Tier 1 capital (to risk weighted assets)              10.37           11.80
Total capital (to risk weighted assets)               11.60           13.05

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

The Company must also observe the minimum requirements enforced by the federal banking regulators. There are three capital requirements that banks and bank holding companies must meet: Tier 1 capital, total capital (combination of Tier 1 capital and Tier 2 capital), and leverage (Tier 1 capital to average assets) ratios. Tier 1 capital consists of stockholders' equity, net of intangible assets. Tier 2 capital consists of a limited amount of loss reserves. Tier 1 capital, total capital and leverage ratios do not include any adjustments for unrealized gains and losses relating to securities available-for-sale except net unrealized losses relating to marketable equity securities. The minimum requirements for the leverage ratio, risk-based Tier 1 capital and risk-based total capital are 4 percent, 4 percent and 8 percent, respectively. As of December 31, 2000, the subsidiary banks of the Company were "well capitalized" as defined under Federal Deposit Insurance Corporation ("FDIC") regulations.

The Company intends to continue to pay dividends on a quarterly basis subject to, among other things, the financial condition and earnings of the Company, capital requirements, and other factors, including applicable governmental regulations. No dividends will be payable unless declared by the Board of Directors and then only to the extent funds are legally available for the payment of such dividends.

                               INTEREST RATE RISK
                               ------------------

Volatility in interest rates requires the Company to manage interest rate risk, which arises from differences in the timing of repricing of assets and liabilities. Management monitors and adjusts the difference between interest sensitive assets and interest sensitive liabilities ("GAP" position) within various time frames. An institution with more assets repricing than liabilities within a given time frame is considered asset sensitive and in time frames with more liabilities repricing than assets is liability sensitive. Within GAP limits established by the Board of Directors, the Company seeks to balance the objective of insulating the net interest margin from rate exposure with that of taking advantage of anticipated changes in rates in order to enhance income.

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

                                      Northway Financial, Inc. and Subsidiaries

                         ------------------------------

The following table presents the Company's interest rate GAP analysis:

                                                                           ($000 Omitted)
                                                               Balance Maturing or Subject to Repricing
                                                  3 months       4 to 12        12 to 24       2 to 5        After 5
December 31, 2000                                  or less        months         months         years         years         Total
-----------------                                  -------        ------         ------         -----         -----         -----
Loans, net                                         $109,516      $118,126       $ 75,844      $ 73,780      $ 16,221      $393,487
Securities                                           21,368        14,879          7,696         8,352         6,169        58,464
Other assets                                           --            --             --            --          33,193        33,193
                                                   --------      --------       --------      --------      --------      --------
  Total assets                                     $130,884      $133,005       $ 83,540      $ 82,132      $ 55,583      $485,144
                                                   --------      --------       --------      --------      --------      --------

Deposits                                           $105,980       132,713       $ 61,938      $ 34,397      $ 56,744      $391,772
Securities sold under agreements to repurchase        6,748         2,642           --            --            --           9,390
Borrowed funds                                        2,950         1,500          3,028        12,000        19,000        38,478
Other liabilities and stockholders' equity             --            --             --            --          45,504        45,504
                                                   --------      --------       --------      --------      --------      --------
  Total liabilities and equity                     $115,678      $136,855       $ 64,966      $ 46,397      $121,248      $485,144
                                                   --------      --------       --------      --------      --------      --------
GAP for period                                     $ 15,206      $ (3,850)      $ 18,574      $ 35,735      $(65,665)
                                                   --------      --------       --------      --------      --------
Cumulative GAP                                     $ 15,206      $ 11,356       $ 29,930      $ 65,665      $   -
                                                   ========      ========       ========      ========      ========
Cumulative GAP as a percent of total assets             3.1%          2.3%           6.2%         13.5%

Interest rate GAP analysis provides a static analysis of the repricing characteristics of the entire balance sheet. It is prepared by scheduling assets and liabilities into time bands based upon their next opportunity to reprice. For floating rate instruments, all balances are placed at the next date on which their rates could be reset; and for fixed rate instruments, the balances are placed in time bands according to their principal repayment schedules. It is necessary to apply further assumptions to refine this process. For instance, in order to recognize the potential for mortgage related instruments to experience early payments of principal, a prepayment assumption based on management's expectations is layered on top of the scheduled principal payments. Other categories that are scheduled using management assumptions include noncontractual deposits such as demand deposit, NOW, savings, and money market deposit accounts. These allocations are management's current estimate of the sensitivity of the rates and balances of these accounts to changes in market interest rates.

The Company's limits on interest rate risk specify that the cumulative one-year GAP should be less than 10 percent of total assets. As of December 31, 2000, the estimated exposure was 2.3 percent asset sensitive (see table above).

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

Utilizing an immediate rate shock simulation where interest rates increase 200 basis points, the December 31, 2000 earnings simulation model projects that net interest income for the next twelve months would decrease by an amount equal to approximately 2.19 percent. In addition, utilizing an immediate rate shock stimulation where interest rates decrease 200 basis points, the December 31, 2000 earnings simulation model projects that net interest income for the next twelve months would decrease by an amount equal to approximately 1.96 percent. Both the up and down rate shock simulations are within the Company's 10 percent policy limit.

                                      Northway Financial, Inc. and Subsidiaries

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

As shown in the consolidated statements of cash flows, cash and cash equivalents decreased by $686,000 during 2000. The principal cause for the decrease was cash used for investing activities which totaled $19,231,000 with lending activities utilizing $17,047,000. Cash provided by financing activities of $14,060,000 was provided by a branch acquisition and deposit growth, which was partially offset by a decline in FHLB advances. The net cash provided by operating activities provided the remainder of funding sources for 2000. The $4,485,000 of net cash provided by operating activities was primarily attributable to net income of $4,159,000.

                      CAPITAL EXPENDITURES AND COMMITMENTS
                      ------------------------------------

During 2000, the Company incurred approximately $2,052,000 in capital expenditures. These expenditures included $301,000 for land, buildings, furniture and equipment for the branch purchased in West Ossipee, New Hampshire. The Company has begun construction of a new branch located in Tilton, New Hampshire, spending $714,000 on land and construction in progress. Approximately $336,000 was spent for the purchase of a new computer system. The remaining expenditures were for normal maintenance and replacement of, or upgrades to, existing property and equipment.

During 1999, the Company incurred approximately $1,400,000 in capital expenditures. These expenditures included $189,000 and $193,000, respectively, for leasehold improvements and furniture and equipment for the Company's supermarket branches in Gorham and North Conway, New Hampshire. The Company also purchased its Tilton and Franklin, New Hampshire branch offices from Vermont National Bank for$185,000 and $75,000, respectively. Approximately $93,000 was spent on expenditures for furniture and equipment for Tilton and $86,000 for Franklin. The remaining expenditures were for normal maintenance and replacement of, or upgrades to, existing property and equipment.

During 2001, the Company's estimated capital expenditure projections total $1,756,000. Approximately $758,000 will be spent to complete the construction of the Tilton branch. The Company has budgeted approximately $717,000 for technology projects including internet banking, upgrades to the data communication network, corporate intranet and a branch wide-area-network. Currently the Company has committed to only the internet banking project, while the other projects are still in the cost/benefit stage and may or may not be implemented. The remaining expenditures will be incurred for normal maintenance and replacement of, or upgrades to, existing property and equipment.

                                      Northway Financial, Inc. and Subsidiaries

                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------

                                           ($000 Omitted, Except Per Share Data)

FOR THE YEAR ENDED DECEMBER 31,                 2000       1999       1998
-----------------------------------------------------------------------------
INTEREST INCOME
Interest and Fees on Loans                     $33,145    $26,865    $24,313
Interest on Debt Securities:
  Taxable                                        2,971      3,109      3,322
  Tax-Exempt                                       249        472        479
Dividends                                          453        238        192
Interest on Federal Funds Sold                     480        228        769
Interest on Interest Bearing Deposits               12          8          7
-----------------------------------------------------------------------------
TOTAL INTEREST AND DIVIDEND INCOME              37,310     30,920     29,082
-----------------------------------------------------------------------------
INTEREST EXPENSE
Interest on Deposits:
  Regular Savings, NOW and Money Market
     Deposit Accounts                            2,701      2,344      2,676
  Certificates of Deposit (in Denominations
     of $100,000 or More)                        1,259      1,169      1,176
  Other Time                                     7,390      6,345      6,903
Interest on Short-Term Borrowings                1,819        954        751
Interest on Long-Term Debt                       2,888        766         40
-----------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                          16,057     11,578     11,546
-----------------------------------------------------------------------------
Net Interest and Dividend Income                21,253     19,342     17,536
Provision for Loan Losses                          980        540        540
-----------------------------------------------------------------------------
NET INTEREST AND DIVIDEND INCOME AFTER
  PROVISION FOR LOAN LOSSES                     20,273     18,802     16,996
-----------------------------------------------------------------------------
NONINTEREST INCOME
Service Charges and Fees on Deposit
  Accounts                                       1,049        935        843
Securities Gains and Losses, Net                   512        709        496
Other                                            1,127      1,078        679
-----------------------------------------------------------------------------
TOTAL NONINTEREST INCOME                         2,688      2,722      2,018
-----------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and Employee Benefits                   8,868      8,448      6,757
Office Occupancy and Equipment                   2,708      2,541      2,080
Amortization of Deposit Assumption Premium         513        357        301
Other                                            4,606      4,452      3,772
-----------------------------------------------------------------------------
TOTAL NONINTEREST EXPENSE                       16,695     15,798     12,910
-----------------------------------------------------------------------------
Income Before Income Taxes                       6,266      5,726      6,104
Income Tax Expense                               2,107      1,962      2,036
-----------------------------------------------------------------------------
NET INCOME                                     $ 4,159    $ 3,764    $ 4,068
-----------------------------------------------------------------------------

Earnings Per Common Share and Earnings Per
  Common Share Assuming Dilution               $  2.61    $  2.25    $  2.35
-----------------------------------------------------------------------------


See Notes to Consolidated Financial Statements

                                      Northway Financial, Inc. and Subsidiaries

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------

                                                          ($000 Omitted)

AS OF DECEMBER 31,                                     2000            1999
-----------------------------------------------------------------------------
ASSETS
Cash and Cash Equivalents:
  Cash and Due from Banks and Interest
    Bearing Deposits                                 $ 15,401        $ 16,087
Securities Available-for-Sale                          55,712          55,998
Securities Held-to-Maturity (Fair Value of
  $2,731 in 2000 and $5,095 in 1999)                    2,752           5,151
Loans Held-for-Sale                                       229              54
Loans, Net Before Allowance for Loan Losses           393,258         372,766
Less: Allowance for Loan Losses                        (4,354)         (4,887)
-----------------------------------------------------------------------------
Net Loans                                             388,904         367,879
Bank Premises and Equipment, Net                       11,000          10,387
Other Real Estate Owned                                    25             115
Deposit Assumption Premium                              5,098           1,271
Other Assets                                            6,023           5,610
-----------------------------------------------------------------------------
TOTAL ASSETS                                         $485,144        $462,552
-----------------------------------------------------------------------------
LIABILITIES
Deposits:
  Demand                                             $ 56,745        $ 49,925
  Regular Savings, NOW and Money Market Deposit
    Accounts                                          152,022         142,659
  Certificates of Deposit (In Denominations of
    $100,000 or More)                                  28,847          22,074
  Other Time                                          154,158         128,371
-----------------------------------------------------------------------------
Total Deposits                                        391,772         343,029
-----------------------------------------------------------------------------
Short-Term Borrowings                                  12,340          17,418
Accrued Taxes and Other Liabilities                     3,942           4,291
Long-Term Debt                                         35,528          58,528
-----------------------------------------------------------------------------
TOTAL LIABILITIES                                     443,582         423,266
-----------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred Stock, $1.00 Par Value; 1,000,000
  Shares Authorized; None Issued                         --              --
Common Stock, $1.00 Par Value; 9,000,000 Shares
  Authorized; 1,731,969 Issued and 1,559,369
  Outstanding at December 31, 2000 and 1,615,169
  Outstanding at December 31, 1999                      1,732           1,732
Surplus                                                 2,101           2,101
Retained Earnings                                      43,110          39,906
Treasury Stock (172,600 Shares at December 31,
  2000 and 116,800 Shares at December 31, 1999)        (4,708)         (3,398)
Accumulated Other Comprehensive Loss, Net of Tax         (673)         (1,055)
-----------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                             41,562          39,286
-----------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $485,144        $462,552
-----------------------------------------------------------------------------

See Notes to Consolidated Financial Statements

                                                                                         Northway Financial, Inc. and Subsidiaries


                                  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                  ----------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                           (000 Omitted)
                                                                                                         Accumulated
                                                                                                            Other
                                                                                                        Comprehensive     Total
                                                      Common                    Retained    Treasury        Income     Stockholders'
                                                       Stock       Surplus      Earnings      Stock         (Loss)        Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                          $1,732       $2,101       $33,744       $  --         $   (51)     $37,526
  Net Income - 1998                                     --           --           4,068          --            --          4,068
  Net Change in Accumulated Other Comprehensive
    Income (Loss), Net of Tax                           --           --            --            --             145          145
  Treasury Stock Purchased                              --           --            --             (55)         --            (55)
  Cash Dividends Declared ($0.42 Per Share)             --           --            (728)         --            --           (728)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                           1,732        2,101        37,084           (55)           94       40,956
  Net Income - 1999                                     --           --           3,764          --            --          3,764
  Net Change in Accumulated Other
    Comprehensive Income (Loss), Net of Tax             --           --            --            --          (1,149)      (1,149)
  Treasury Stock Purchased                              --           --            --          (3,343)         --         (3,343)
  Cash Dividends Declared ($0.56 Per Share)             --           --            (942)         --            --           (942)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                           1,732        2,101        39,906        (3,398)       (1,055)      39,286
  Net Income - 2000                                     --           --           4,159          --            --          4,159
  Net Change in Unrealized Loss on
    Securities Available-for-Sale, Net of Tax           --           --            --            --             512          512
  Net Change in Unfunded Pension Accumulated
    Benefit Obligation, Net of Tax                      --           --            --            --            (130)        (130)
  Treasury Stock Purchased                              --           --            --          (1,310)         --         (1,310)
  Cash Dividends Declared ($0.60 Per Share)             --           --            (955)         --            --           (955)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000                          $1,732       $2,101       $43,110       $(4,708)      $  (673)     $41,562
-----------------------------------------------------------------------------------------------------------------------------------

Accumulated other comprehensive loss as of December 31, 2000 consists of net unrealized holding losses on available-for-sale securities of $543, net of taxes, and unfunded pension accumulated benefit obligation of $130, net of taxes. Accumulated other comprehensive income (loss) as of December 31, 1999 and 1998 consists of net unrealized holding gains (losses) on available-for-sale securities, net of taxes.


                                          CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                          -----------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                ($000)
FOR THE YEAR ENDED DECEMBER 31,                                                                       2000       1999      1998
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                                          $ 4,159    $ 3,764    $ 4,068
Other Comprehensive Income (Loss):
  Net Unrealized Gains (Losses) on Available-for-Sale Securities                                      1,336     (1,162)       731
  Reclassification Adjustment for Realized Gains in Net Income                                          512        709        496
-----------------------------------------------------------------------------------------------------------------------------------
  Net Unrealized Gains (Losses) on Securities                                                           824     (1,871)       235
  Minimum Pension Liability Adjustment                                                                 (197)      --         --
-----------------------------------------------------------------------------------------------------------------------------------
Other Comprehensive Income (Loss)                                                                       627     (1,871)       235
  Income Tax Expense (Benefit)                                                                          245       (722)        90
-----------------------------------------------------------------------------------------------------------------------------------
Other Comprehensive Income (Loss), Net of Tax                                                           382     (1,149)       145
-----------------------------------------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME                                                                                $ 4,541    $ 2,615    $ 4,213
-----------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements

                                                                                       Northway Financial, Inc. and Subsidiaries

                                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                              -------------------------------------
                                                                                                  (000 Omitted)
FOR THE YEAR ENDED DECEMBER 31,                                                        2000            1999            1998
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                                           $  4,159        $  3,764        $  4,068
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Provision for Loan Losses                                                                 980             540             540
Depreciation and Amortization                                                           1,512           1,290           1,122
Deferred Income Tax Expense (Benefit)                                                     263            (342)            188
Write-Down of Other Real Estate Owned                                                    --                47               5
Gains on Sales of Investment Securities Available-for-Sale, Net                          (512)           (709)           (496)
Gains on Sale of Nonperforming and Reperforming Loans                                     (71)           --              --
Loss on Disposal and Writedown of Premises and Equipment                                   90            --              --
Amortization of Premiums and Accretion of Discounts on Securities, Net                      1              76             116
(Decrease) Increase in Unearned Income, Net                                              (230)            308            (194)
Gains on Sales of Other Real Estate Owned                                                 (64)             (7)            (45)
Net (Increase) Decrease in Loans Held-for-Sale                                           (175)            481            (243)
Other Liabilities Assumed Net of Other Assets Acquired in Branch Transaction               12               1            --
Net Change in Other Assets and Other Liabilities                                       (1,480)          1,239            (818)
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                               4,485           6,688           4,243
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Sales of Investment Securities Available-for-Sale                         2,609           6,157           4,344
Proceeds from Maturities of Investment Securities Held-to-Maturity                      3,936          13,074          11,756
Proceeds from Maturities of Investment Securities Available-For-Sale                    6,483           9,979          27,467
Purchase of Investment Securities Available-for-Sale                                   (7,453)        (21,813)        (24,558)
Purchase of Investment Securities Held-to-Maturity                                     (1,555)        (11,716)         (7,017)
Net Increase in Loans                                                                 (17,047)        (89,709)        (17,473)
Loans Aquired in Branch Transaction                                                    (6,197)           --              --
Proceeds from Sales of Nonperforming and Reperforming Loans                             1,551            --              --
Proceeds from Sales of and Payments Received on Other Real Estate Owned                   144             282             353
Premises and Equipment Acquired in Branch Transaction                                    (301)           (292)           --
Additions to Premises and Equipment                                                    (1,401)         (1,064)         (1,597)
-----------------------------------------------------------------------------------------------------------------------------
NET CASH USED BY INVESTING ACTIVITIES                                                 (19,231)        (95,102)         (6,725)
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Increase (Decrease) in Deposits                                                    20,961         (25,903)         28,858
Deposits Assumed in Branch Transaction, Net of Assumption Premium                      23,442          17,222            --
Advances from FHLB                                                                     21,000          57,000           2,250
Repayment of FHLB Advances                                                            (44,000)           (750)            (82)
Net (Decrease) Increase in Short-term FHLB Advances                                    (7,000)          9,117          (8,379)
Net Increase in Securities Sold Under Agreements to Repurchase                          1,922             677             645
Purchases of Treasury Stock                                                            (1,310)         (3,343)            (55)
Cash Dividends Paid                                                                      (955)           (942)           (728)
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                              14,060          53,078          22,509
-----------------------------------------------------------------------------------------------------------------------------
Net (Decrease) Increase in Cash and Cash Equivalents                                     (686)        (35,336)         20,027
Cash and Cash Equivalents at Beginning of Year                                         16,087          51,423          31,396
CASH AND CASH EQUIVALENTS AT END OF YEAR                                             $ 15,401        $ 16,087        $ 51,423
-----------------------------------------------------------------------------------------------------------------------------

Supplemental Disclosure of Cash Flows:
Interest Paid                                                                        $ 15,525        $ 11,242        $ 12,068
Taxes Paid                                                                              1,817           2,043           2,097
Loans Transferred to Other Real Estate Owned                                               47             410             524
Loans Transferred to Other Personal Property                                              650             125              57
Loans Charged-Off, Net of Recoveries                                                    1,513              57             292
Financed Sales of Other Real Estate Owned                                                  22             131             231
Other Real Estate Owned Transferred to Loans                                             --              --                44
(Decrease)  Increase in Amount Due to Broker                                             (992)            992            --

See Notes to Consolidated Financial Statements

                                      Northway Financial, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               -------------------------------------------------

NATURE OF OPERATIONS

Northway Financial, Inc. is a bank holding company formed in 1997 under the laws of New Hampshire and is registered under the Bank Holding Company Act of 1956. The Company's only business activity has been to own all of the shares of, and provide management and operational support to, The Berlin City Bank ("BCB") and The Pemigewasset National Bank ("PNB"). The Company's headquarters are in Berlin, New Hampshire. The subsidiaries are engaged principally in the business of attracting deposits from the general public and investing those deposits in investment securities, commercial loans, real estate loans, and consumer loans.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidation.

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

LOANS HELD-FOR-SALE

Loans held-for-sale are generally identified as such at orig-ination and are stated at the lower of aggregate cost or market. Market value is based on outstanding investor commitments. When loans are sold, a gain or loss is recognized to the extent that the sale proceeds exceed or are less than the carrying value of the loans. Gains and losses are determined using the specific identification method. All loans sold are without recourse to the Company.

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

EARNINGS PER SHARE

Basic earnings per share ("EPS") excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS, if applicable, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The stock options granted in 2000 and 1999 had no dilutive effect on EPS.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (2) a hedge of the exposure to variable cash flows of a forecasted transaction, or (3) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management adopted this pronouncement on January 1, 2001. Statement No. 133 allows for a one-time change in the classification of securities in the investment portfolio. Therefore, in conjunction with the adoption of Statement No. 133, the Company will transfer all securities held-to-maturity to the available-for-sale category at their market value of $2,731,000 as of January 1, 2001. In connection with the transfer, the Company will record in comprehensive income an unrealized holding loss of approximately $13,000, net of tax effect. Under Statement No. 133, this transfer will not call into question the Company's intent to hold other debt securities to maturity in the future. Management does not anticipate that this statement will have any other material impact on the consolidated financial statements.

                        NOTE 2 CASH AND DUE FROM BANKS
                        ------------------------------

Cash and due from banks at December 31, 2000 and 1999 includes $4,903,000 and $3,338,000, respectively, which is subject to withdrawals and usage restrictions to satisfy the reserve requirements of the Federal Reserve Bank.

                              NOTE 3 SECURITIES
                              -----------------

The amortized cost, gross unrealized gains, gross unrealized losses and market value of investment securities at December 31, 2000 and 1999 follows:

Securities Available-for-Sale:                                            ($000 Omitted)
                                                                       Gross          Gross
                                                      Amortized      Unrealized     Unrealized         Market
                                                         Cost          Gains           Losses           Value
                                                      ---------      ----------     ----------         ------
December 31, 2000
-----------------------------
US Treasury and other US government agencies            $28,883         $  71         $  174         $28,780
Marketable equity securities                              3,180            88            859           2,409
Non-marketable equity securities                          5,424          --             --             5,424
Mortgage-backed securities                                7,513             9             47           7,475
Collateralized mortgage obligations                       7,234          --               57           7,177
Corporate bonds                                           1,006          --                3           1,003
State and political subdivisions                          3,366            78           --             3,444
                                                        -------         -----         ------         -------
                                                        $56,606         $ 246         $1,140         $55,712
                                                        =======         =====         ======         =======

December 31, 1999
-----------------------------
US Treasury and other US government agencies            $27,466         $   2         $1,019         $26,449
Marketable equity securities                              2,999           141            360           2,780
Non-marketable equity securities                          4,456          --             --             4,456
Mortgage-backed securities                                9,179             7            331           8,855
Collateralized mortgage obligations                      10,139          --              181           9,958
State and political subdivisions                          3,478            37             15           3,500
                                                        -------         -----         ------         -------
                                                        $57,717         $ 187         $1,906         $55,998
                                                        =======         =====         ======         =======

Securities Held-to-maturity:                                              ($000 Omitted)
                                                                       Gross          Gross
                                                      Amortized      Unrealized     Unrealized         Market
                                                         Cost          Gains           Losses           Value
                                                      ---------      ----------     ----------         ------
December 31, 2000
--------------------------
Mortgage-backed securities                              $ 1,760         $   2         $   22         $ 1,740
Collateralized mortgage obligations                         492          --                4             488
State and political subdivisions                            500             3           --               503
                                                        -------         -----         ------         -------
                                                        $ 2,752         $   5         $   26         $ 2,731
                                                        =======         =====         ======         =======

December 31, 1999
--------------------------
Mortgage-backed securities                              $ 2,285         $   3         $   41         $ 2,247
Collateralized mortgage obligations                       1,316          --               19           1,297
State and political subdivisions                          1,550             3              2           1,551
                                                        -------         -----         ------         -------
                                                        $ 5,151         $   6         $   62         $ 5,095
                                                        =======         =====         ======         =======

The contractual maturity distribution of investments in debt obligations at December 31, 2000 follows:

                                                                  ($000 Omitted)
                                                          One to       Five to        Over
                                               Within      Five          Ten          Ten          Total
                                              One Year     Years        Years         Years         Cost
                                              --------     -----        -----         -----         ----
Available-for-Sale:
US Treasury and other US government agencies     $500      $18,496      $ 8,888      $  999       $28,883
Mortgage-backed securities                         52          599        5,737       1,125         7,513
Collateralized mortgage obligations               --          --          6,690         544         7,234
Corporate bonds                                   --         1,006         --          --           1,006
State and political subdivisions                  --           465        1,006       1,895         3,366
                                                 ----      -------      -------      ------       -------
                                                 $552      $20,566      $22,321      $4,563       $48,002
                                                 ====      =======      =======      ======       =======
Market value                                     $551      $20,466      $22,252      $4,610       $47,879
                                                 ====      =======      =======      ======       =======

Held-to-Maturity:
Mortgage-backed securities                       $ 28      $   337      $   173      $1,222       $ 1,760
Collateralized mortgage obligations              --           --            456          36           492
State and political subdivisions                 --           --           --           500           500
                                                 ----      -------      -------      ------       -------
                                                 $ 28      $   337      $   629      $1,758       $ 2,752
                                                 ====      =======      =======      ======       =======
Market value                                     $ 28      $   338      $   624      $1,741       $ 2,731
                                                 ====      =======      =======      ======       =======

Actual maturities of state and political subdivisions, mortgage-backed securities and collateralized mortgage obligations will differ from the maturities presented because borrowers have the right to prepay obligations without prepayment penalties. An analysis of gross realized gains and losses on investment securities available-for-sale sold during the years ended December 31, follows:

                                                           ($000 Omitted)
                                          2000                             1999                                   1998
                              --------------------------          --------------------------          --------------------------
                              Realized          Realized          Realized          Realized          Realized          Realized
                               Gains             Losses            Gains             Losses            Gains             Losses
Equity                         $517                $5              $720               $41               $523              $22
Mortgage-backed securities       --                --                30                --                 --                5
                               ----                --              ----               ---               ----              ---
                               $517                $5              $750               $41               $523              $27
                               ====                ==              ====               ===               ====              ===

The tax provision applicable to these net realized gains and losses amounted to $201,000, $278,000 and $192,000 for 2000, 1999, and 1998, respectively.

Investment securities with a carrying amount totaling $18,729,000 and $22,805,000 were pledged to secure public deposits, securities sold under agreements to repurchase and treasury, tax and loan accounts at December 31, 2000 and 1999, respectively.

                                 NOTE 4 LOANS
                                 ------------

Loan balances were comprised of the following:

                                                            ($000 Omitted)
December 31,                                               2000         1999
--------------------------------------------------------------------------------
Real estate:
   Residential                                           $129,805     $139,389
   Commercial                                             100,608       93,061
   Construction                                             5,752        4,360
Commercial                                                 22,270       28,833
Installment                                                28,177       24,147
Indirect installment                                       99,359       76,431
Other                                                       7,881        7,369
                                                         --------     --------
   Total loans                                            393,852      373,590
Less:
   Unearned income                                            594          824
   Allowance for loan losses                                4,354        4,887
                                                         --------     --------
                                                            4,948        5,711
                                                         --------     --------
                                                         $388,904     $367,879
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

An analysis of activity in such loans for the years ended December 31, 2000 and 1999 follows:

                                                             ($000 Omitted)
                                                           2000         1999
                                                           ----         ----
Balance at beginning of year                             $    800     $  1,121
   Advances                                                   283          530
   Repayments                                                 (83)        (431)
   Change in status of executive
     officers and directors                                    --         (420)
                                                         --------     --------
Balance at end of year                                   $  1,000     $    800
                                                         ========     ========

The Company's lending activities are conducted principally in New Hampshire. Although the loan portfolio is diversified, a portion of its debtors' ability to repay is dependent upon the economic conditions prevailing in New Hampshire. The Company maintains significant credit relationships with borrowers in the hotel and motel industry. The aggregate loan balances to these industries totaled $61,272,000 at December 31, 2000.

Loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans total $28,932,000 and $18,755,000 at December 31, 2000 and 1999, respectively. The
Company sold $2,196,000 of mortgage loans and $10,716,000 of indirect installment loans in 2000 and $8,306,000 of mortgage loans in 1999.

The Company capitalized $22,000 and $83,000 of servicing rights and amortized $14,000 and $7,000 of those rights in 2000 and 1999, respectively. There is no valuation allowance for mortgage servicing rights, because their fair value approximates their carrying amount of $84,000 and $76,000 at December 31, 2000 and 1999, respectively. Mortgage servicing rights are carried in other assets.

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

At December 31, 2000 and 1999, loans restructured in a troubled debt restructuring before January 1, 1995, the effective date of SFAS No. 114, that are not impaired based on the terms specified by the restructuring agreement totaled $1,010,000 and $1,035,000, respectively. The gross interest income that would have been recorded in the years ended December 31, 2000 and 1999 if such restructured loans had been current in accordance with their original terms was $143,000 and $133,000, respectively. The amount of interest income recognized on such restructured loans for the years ended December 31, 2000 and 1999 was $94,000 and $88,000, respectively.

The recorded investment in loans that are considered to be impaired under SFAS No. 114 was $197,000 and $3,139,000 at December 31, 2000 and 1999, respectively, for which the related allowance for loan losses is $0 and $1,000,000, respectively. All of the Company's impaired loans are collateralized and therefore all impaired loans are measured by the difference between the fair value of the collateral and the recorded amount of the loan. The average recorded investment in impaired loans during the twelve months ended December 31, 2000 and 1999 was approximately $1,996,000 and $120,000, respectively. For the twelve months ended December 31, 2000 and 1999 the Company recognized interest income on impaired loans of $78,000 and $11,000, respectively, which included $72,000 and $0 of interest income recognized using the cash-basis method of income recognition, respectively.

                       NOTE 5 ALLOWANCE FOR LOAN LOSSES
                       --------------------------------

Changes in the allowance for loan losses for the years ended December 31, follows:

                                                        ($000 Omitted)
                                                 2000        1999        1998
                                                -------     ------      ------
Balance at beginning of year                    $4,887      $4,404      $4,156
Provision charged to expense                       980         540         540
Recoveries on loans previously charged-off         130         247         232
Loans charged-off                               (1,643)       (304)       (524)
                                                -------     ------      ------
Balance at end of year                          $4,354      $4,887      $4,404
                                                =======     ======      ======

                        NOTE 6 OTHER REAL ESTATE OWNED
                        ------------------------------

Other real estate owned consists of real estate acquired by foreclosure or a similar conveyance of title. Other real estate owned at December 31, follows:

                                                             ($000 Omitted)
                                                              2000    1999
                                                             -----    -----
Commercial real estate                                        $--      $ 40
Residential real estate                                        25        75
                                                              ---      ----
                                                              $25      $115
                                                              ===      ====

Sales of other real estate owned by the Company resulted in gains of $64,000, $7,000, and $45,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

Write downs on other real estate owned totaled $0, $47,000, and $5,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

                        NOTE 7 PREMISES AND EQUIPMENT
                        -----------------------------

A summary of premises and equipment at December 31, follows:

                                                              ($000 Omitted)
                                                              2000       1999
                                                              ----       ----
Land                                                        $ 2,294    $ 1,650
Buildings                                                     8,585      8,309
Construction in progress                                        138          4
Equipment                                                     5,483      4,935
                                                            -------    -------
                                                             16,500     14,898
Less accumulated depreciation and amortization                5,500      4,511
                                                            -------    -------
                                                            $11,000    $10,387
                                                            =======    =======

Depreciation expense for the years ended December 31, 2000, 1999 and 1998 amounted to $999,000, $933,000, and $821,000, respectively.

The Company leases six of its locations under non-cancellable operating leases. Minimum lease payments in future periods under non-cancellable operating leases at December 31, 2000 are as follows:

           ($000 Omitted)
2001           $234
2002            177
2003            155
2004             63
2005             --
               -----
               $629
               ====

The terms of four of the leases provide that the Company can, at the end of the initial five-year term, renew the lease under two five-year options. All leases contain a provision that the Company shall pay its pro-rata share of operating costs, including all real estate taxes.

Rent expense for the years ended December 31, 2000, 1999 and 1998 amounted to $256,000, $190,000 and $91,000, respectively.

                               NOTE 8 DEPOSITS
                               ---------------

The aggregate amount of maturities for time deposits as of December 31, 2000, for each of the following five years ended December 31, are as follows:


                ($000 Omitted)
2001               $168,268
2002                 11,996
2003                  2,098
2004                    412
2005                    231
                   --------
                   $183,005
                   ========

                         NOTE 9 SHORT-TERM BORROWINGS
                         ----------------------------

Short-term borrowings, which include securities sold under agreements to repurchase and FHLB advances with maturities of less than one year, and their related average interest rates for the years ended December 31, 2000, 1999 and 1998 are as follows:

                                                          ($000 Omitted)
Amount outstanding at December 31,                    2000                1999              1998
----------------------------------------------  ----------------   ----------------    ---------------
                                                           Avg.                Avg.               Avg.
                                                           Int.                Int.               Int.
                                                 Amount    Rate     Amount     Rate    Amount     Rate
                                                -------    ----    -------     ----    -------    ----
FHLB advances                                   $ 2,950    6.67%   $ 9,950     4.60%   $   833    5.91%
Securities sold under agreements to repurchase    9,390    6.06      7,468     4.88      6,791    4.97
                                                -------    ----    -------     ----    -------    ----
                                                $12,340    6.21%   $17,418     4.72%   $ 7,624    5.07%
                                                =======    ====    =======     ====    =======    ====
Maximum amount outstanding at any month end     $41,199            $33,729             $17,608
Average amount outstanding during the year       28,575    6.37%    20,442     4.67%    13,420    5.60%

The underlying securities associated with securities sold under agreements to repurchase are under the control of the Company.

                            NOTE 10 LONG-TERM DEBT
                            ----------------------

Long-term debt at December 31, 2000 and 1999 consisted of FHLB advances of $35,528,000 and $58,528,000, respectively.

As of December 31, 2000, contractual principal payments due under long-term debt were as follows:

                           ($000 Omitted)
2001                          $ 1,500
2002                            3,028
2003                               --
2004                            5,000
2005                               --
2006 and years thereafter      26,000
                              -------
                              $35,528
                              =======

The FHLB long-term debt consisted of nine separate advances with the following terms:

               ($000 Omitted)
 Amount    Rate  Maturity Date   Call Date
-------    ----  -------------   ---------
$ 1,500     5.95%     07/30/01         N/A
     28     6.78      04/04/02         N/A
  3,000     6.76      04/08/02         N/A
  5,000     5.79      08/30/04    08/30/01
  5,000     6.11      03/28/07    03/28/01
  7,000     5.54      11/02/09    02/01/01
  7,000     5.57      11/09/09    11/09/01
  5,000     5.91      12/17/09    06/18/01
  2,000     4.80      12/27/10    06/26/01
-------
$35,528
=======

                             NOTE 11 ACQUISITIONS
                             --------------------

On August 25, 2000, the Company acquired certain assets and assumed the deposits of a branch office of The Bank of New Hampshire located in West Ossipee, New Hampshire. As a result of this purchase the Company made the following entries to record this transaction:

                                ($000 Omitted)
Cash                         $16,952
Loans                          6,197
Deposit assumption premium     4,340
Premises and equipment           301
Other assets                      38
Miscellaneous expense              8
Deposits                                  27,782
Other liabilities                             50
Other income                                   4

This transaction was accounted for using the purchase method of accounting. The results of operations of the acquired branch is included in the 2000 consolidated statement of income of the Company from the date of the transaction.

The deposit assumption premium of $4,340,000 is being amortized to noninterest expense over fifteen years using the straight line method.

On July 9, 1999, the Company acquired certain assets and assumed deposits from branch offices of Vermont National Bank located in Tilton and Franklin, New Hampshire. As a result of the purchase, the Company made the following entries to record this transaction:

                                 ($000 Omitted)
Cash                            $16,931
Deposit assumption premium          789
Premises and equipment              292
Prepaid expenses                      5
Interest expense                      3
Deposits                                     18,011
Other income                                      3
Other liabilities                                 6

This transaction was accounted for using the purchase method of accounting. The results of operations of the acquired branches are included in the 1999 consolidated statement of income of the Company from the date of the transaction.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2000, the most recent notification from the FDIC categorized the Banks as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized the Banks must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios. There are no conditions or events since that notification that management believes have changed the Company's and Banks' categories. Management believes, as of December 31, 2000 and 1999, that the Company and the Banks met all capital adequacy requirements to which they are subject.

These minimum capital amounts and ratios, as well as the Company's and Banks' actual capital amounts and ratios, are presented in the following table:

                                                              ($000 Omitted)
                                                                                    To Be Well
                                                                                    Capitalized
                                                                                    Under Prompt
                                                                 For Capital         Corrective
                                                                  Adequacy             Action
                                               Actual             Purposes           Provisions
                                         -----------------     -----------------  ------------------
As of December 31, 2000                   Amount     Ratio     Amount     Ratio     Amount     Ratio
--------------------------------------    ------     -----     ------     -----     ------     -----
Tier 1 capital (to average assets)
  Consolidated                           $36,628     7.42%     $19,749    ->4.00%     N/A
  The Berlin City Bank                    23,127     6.98       13,252    ->4.00  $16,565     ->5.00%
  The Pemigewasset National Bank          13,216     7.93        6,669    ->4.00    8,336     ->5.00

Total capital (to risk weighted assets)
  Consolidated                            40,982    11.60       28,252    ->8.00      N/A
  The Berlin City Bank                    25,999    11.32       18,376    ->8.00   22,971    ->10.00
  The Pemigewasset National Bank          14,645    11.73        9,985    ->8.00   12,481    ->10.00

Tier 1 capital (to risk weighted assets)
  Consolidated                            36,628    10.37       14,126    ->4.00      N/A
  The Berlin City Bank                    23,127    10.07        9,188    ->4.00   13,782    ->6.00
  The Pemigewasset National Bank          13,216    10.59        4,992    ->4.00    7,488    ->6.00

As of December 31, 1999
--------------------------------------
Tier 1 capital (to average assets)
  Consolidated                           $38,852     8.47%     $18,356    ->4.00%     N/A
  The Berlin City Bank                    25,664     8.20       12,513    ->4.00  $15,641    ->5.00%
  The Pemigewasset National Bank          12,986     8.69        5,980    ->4.00    7,475    ->5.00

Total capital (to risk weighted assets)
  Consolidated                            42,969    13.05       26,350    ->8.00      N/A
  The Berlin City Bank                    28,420    12.93       17,581    ->8.00   21,976    ->10.00
  The Pemigewasset National Bank          14,283    13.78        8,293    ->8.00   10,366    ->10.00

Tier 1 capital (to risk weighted assets)
  Consolidated                            38,852    11.80       13,175    ->4.00      N/A
  The Berlin City Bank                    25,664    11.68        8,790    ->4.00   13,186    ->6.00
  The Pemigewasset National Bank          12,986    12.53        4,146    ->4.00    6,220    ->6.00

Federal regulations prohibit banking companies from paying dividends on their stock if the effect would cause stockholders' equity to be reduced below applicable regulatory capital requirements or if such declaration and payment would otherwise violate regulatory requirements.

Under the National Bank Act, the approval of the Office of the Comptroller of the Currency ("OCC") is required if dividends declared by PNB in any year exceed the net profits of that year, as defined, combined with the retained net profit for the two preceding years. At December 31, 2000, PNB could, without approval of the OCC, declare dividends aggregating $1,148,000.

As of December 31, 2000, BCB is restricted from declaring dividends to the Company in an amount greater than approximately $6,563,000, as such declaration would decrease capital below BCB's required minimum level of regulatory capital.

                      NOTE 13 OTHER NONINTEREST EXPENSE
                      ---------------------------------

The major components of other noninterest expense for the years ended December 31, are as follows:

                                                 ($000 Omitted)
                                           2000        1999        1998
                                          ------      ------      ------
Professional fees                         $1,073      $1,091      $  702
Stationary and supplies                      605         565         470
Other                                      2,928       2,796       2,600
                                          ------      ------      ------
                                          $4,606      $4,452      $3,772
                                          ======      ======      ======

                       NOTE 14 FEDERAL AND STATE TAXES
                       -------------------------------

The components of federal and state tax expense for the years ended December 31, are as follows:

                                                 ($000 Omitted)
                                           2000        1999        1998
                                          ------      ------      ------
Current
  Federal                                 $1,657      $1,932      $1,628
  State                                      187         372         220
                                          ------      ------      ------
                                           1,844       2,304       1,848
                                          ======      ======      ======
Deferred
  Federal                                    210        (248)        154
  State                                       53         (94)         34
                                          ------      ------      ------
                                             263        (342)        188
                                          ------      ------      ------
Total                                     $2,107      $1,962      $2,036
                                          ======      ======      ======

The temporary differences (the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases) that give rise to significant portions of the deferred income tax asset and deferred income tax liability at December 31, are as follows:

                                                        ($000 Omitted)
                                                       2000        1999
                                                       ----        ----
Deferred income tax asset
  Allowance for loan losses                           $1,461      $1,653
  Other                                                   52          -
  Interest on nonaccrual loans                            73         165
  Deferred origination costs                              -           38
  Unrealized holding loss on investment securities
    available-for-sale                                   351         664
  Minimum pension liability adjustment                    67          -
  Deposit assumption  premium                            488         390
  Prepaid pension                                         16          24
  Supplemental pension                                    50          51
                                                      ------      ------
                                                       2,558       2,985
                                                      ------      ------
Deferred income liabilities:
  Loan origination costs, net                            (20)         (3)
  Depreciation                                          (604)       (542)
  Mortgage servicing rights                              (33)        (30)
                                                      ------      ------
                                                        (657)       (575)
Deferred income tax asset, net                        $1,901      $2,410
                                                      ======      ======

The primary sources of recovery of the deferred income tax asset are taxes paid that are available for carryback and the expectation that the deductible temporary differences will reverse during periods in which the Company generates taxable income.

Total income tax expense for the years ended December 31, 2000, 1999 and 1998 differs from the "expected" federal income tax expense at the 34% statutory rate for the following reasons:

                                            2000        1999        1998
                                            ----        ----        ----

Expected federal income taxes               34.0%       34.0%       34.0%
Municipal income                            (2.5)       (3.9)       (3.6)
State tax expense, net of federal benefit    2.4         3.5         2.8
Other                                       (0.3)        0.7         0.1
                                            ----        ----        ----
Effective tax rates                         33.6%       34.3%       33.3%
                                            ====        ====        ====

                          NOTE 15 EMPLOYEE BENEFITS
                          -------------------------

Pension Plan

The Company maintains a trusteed non-contributory pension plan (the "Plan") covering substantially all full-time employees. Assuming retirement at age 65 after 30 years or more of service, the benefits are computed as the sum of 1 percent of final average earnings up to a covered compensation limit, plus 65 percent of final average earnings in excess of covered compensation, times years of service, up to 30. Final average earnings are defined as the five consecutive years out of the employees last ten years of employment during which compensation is highest. The amounts contributed to the Plan are determined annually on the basis of (a) the maximum amount that can be deducted for federal income tax purposes or (b) the amount certified by a consulting actuary as necessary to avoid an accumulated funding deficiency as defined by the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only benefits attributed to service to date but also for those expected to be earned in the future. Assets of the Plan are primarily invested in common stock, US Government and Agency securities and high quality corporate bonds.

The following table sets forth information about the Plan as of December 31, and for the years then ended:

                                                        ($000 Omitted)
                                                       2000        1999
                                                       ----        ----
Change in benefit obligation
----------------------------
Benefit obligation at beginning of year               $2,967      $3,988
Service cost                                             245         238
Interest cost                                            230         244
Actuarial gain (loss)                                    173        (672)
Benefits paid                                           (331)       (831)
                                                      ------      ------
Benefit obligation at end of year                     $3,284      $2,967
                                                      ======      ======

Change in plan assets
---------------------
Fair value of plan assets at
   beginning of year                                  $3,121      $3,766
Actual return on plan assets                              53         186
Benefits paid                                           (331)       (831)
                                                      ------      ------
Fair value of plan assets at end of year              $2,843      $3,121
                                                      ======      ======

                                                        ($000 Omitted)
                                                       2000        1999
                                                       ----        ----
Funded status
-------------
Funded status                                        $  (441)    $   154
Unrecognized transition asset                            (14)         -
Unrecognized net actuarial loss                        1,675       1,338
Unrecognized prior service cost                       (1,224)     (1,309)
                                                     -------     -------
Net amount recognized                                $    (4)    $   183
                                                     =======     =======

Amounts recognized in the consolidated
  statements of financial position consists of:
-----------------------------------------------
Accrued benefit cost                                 $    (4)    $    -
Accrued benefit liability                               (197)         -
Accumulated other comprehensive
  income                                                 197          -
Prepaid benefit cost                                      -          183
                                                     -------     -------
Net amount recognized                                $    (4)    $   183
                                                     =======     =======

Weighted-average assumptions
   as of December 31,                                   2000        1999
------------------------------                         ------      ------
Discount rate                                           7.50%       7.75%
Expected return on plan assets                          8.50        8.50
Rate of compensation increase                           4.50        4.50


                                                   ($000 Omitted)
Components of net periodic benefit cost     2000        1999        1998
---------------------------------------     ----        ----        ----
Service cost                               $ 245       $ 238       $ 218
Interest cost                                230         244         268
Expected return on plan assets              (261)       (316)       (296)
Amortization of prior service cost           (85)        (85)          1
Recognized net actuarial loss                 62          70          16
Recognized transition amount                  (4)         (4)       (4)
                                           -----       -----       -----
Net periodic benefit cost                  $ 187       $ 147       $ 203
                                           =====       =====       =====

401(k) Plan

On July 1, 1999, the PNB 401(k) plan was amended and restated as the Northway Financial, Inc. 401(k) and Profit Sharing Plan (the "401K Plan"). Under the 401K Plan employees must have attained age 21, completed six months of service and be credited with 1,000 hours of service in order to participate. Employees of the Company, PNB and BCB are eligible to participate. Under the 401K Plan, employers match 50% of the first 4% of employee contributions. Total 401(k) matching expense in 2000 and 1999 amounted to $110,000 and $73,000, respectively, and the Profit Sharing contribution expense was $60,000 and $54,000, respectively.

Prior to July 1, 1999, PNB had a 401(k) plan. To be eligible, employees must have attained age 21, completed six months of service and be credited with 1,000 hours of service. PNB matched 25% of employee contributions on the first 4% of compensation deposited as elective contributions. The 401(k) matching expense was $0 and $15,000 for the years ended December 31, 1999 and 1998, respectively.

STOCK-BASED COMPENSATION

As indicated in Note 1, the Company applies APB Opinion 25 and related interpretations in accounting for stock options. Accordingly, no compensation cost has been recognized for its fixed stock options granted. Had compensation cost been determined based on the fair value at the grant dates for awards consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                           ($000 Omitted, except per share data)
                                                       2000        1999
                                                       ----        ----
Net income            As reported                     $4,159      $3,764
                      Pro forma                        4,112       3,528

Earnings per share    As reported                     $ 2.61      $ 2.25
                      Pro forma                         2.58        2.11

The Board of Directors (the "Committee") administers the 1999 Stock Option and Grant Plan (the "1999 Plan") which is described below. The 1999 Plan was approved by shareholders on May 18, 1999.

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

The fair value of each option granted is estimated on grant date using the Black-Scholes option pricing model. The weighted average dividend yield was 2.5% and 2.0% and the weighted average risk-free interest rate was 6.01% and 6.03% for 2000 and 1999, respectively. In addition, the expected volatility was 23% and the expected life was 8 years for both 2000 and 1999.

A summary of the status of the Company's 1999 Plan as of December 31, 2000 and 1999 and changes during the years then ended is presented below:

                                           2000                    1999
                                 ----------------------  ----------------------
                                        Weighted-Average        Weighted-Average
                                 Shares  Exercise Price  Shares  Exercise Price
                                 ------  --------------  ------  --------------


Outstanding, beginning of year   26,000      $28.00            -     $    -
Granted                          28,500       22.63       26,000      28.00
Forfeited                        (5,000)      28.00            -          -
                                 ------                   ------
Outstanding, end of year         49,500      $24.91       26,000     $28.00
                                 ======                   ======
Options exercisable at year-end  28,125                   24,000
Per share weighted-average fair
  value of options granted
  during the year                 $6.55                    $9.07

The following table summarizes information about fixed stock options outstanding as of December 31, 2000:

                         Options Outstanding              Options Exercisable
                ------------------------------------    ------------------------
                             Weighted
                              Number       Average        Number       Weighted
                           Outstanding    Remaining     Exercisable     Average
                Exercise      as of      Contractual      as of         Exercise
                  Price     12/31/00       Life          12/31/00         Price
                 ------      ------      ----------       ------         ------
                 $28.00      21,000      8.50 years       21,000         $28.00
                  22.63      28,500      9.63 years        7,125          22.63
                             ------                       ------
                 $24.91      49,500      9.15 years       28,125         $26.35
                             ======                       ======

CHANGES IN CONTROL

The Company and its subsidiaries have entered into employment agreements with certain officers. These agreements provide for the payment, under certain circumstances, to the officer upon the officer's termination after a change of control. The amount of such payments is set forth in their individual agreements.

           NOTE 16 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
           ---------------------------------------------------------

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to originate loans and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The amounts of those instru-ments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Financial instruments with off-balance sheet credit risk at December 31, are as follows:

                                                             ($000 Omitted)
                                                            2000        1999
                                                            ----        ----
Financial instrument whose contract
  amounts represent credit risk:
     Unadvanced portions of home equity loans              $5,314     $ 3,165
     Unadvanced portions of lines of credit                 7,983       9,612
     Unadvanced portions of commercial real estate loans      622       2,034
     Commitments to originate loans                         6,887      17,249
     Commitments to originate municipal notes               5,420         675
     Standby letters of credit                                645         531

Commitments to originate loans, unadvanced portions of home equity loans, lines of credit and commercial real estate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without having been drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

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

Loans held-for-sale: The carrying amount reported in the balance sheet approximates fair value.

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

Deposits: The fair value of demand deposits (e.g. NOW and Super NOW checking, non-interest bearing checking, regular savings, money market accounts and mortgagors' escrow accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e. their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow technique that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of time deposits.

Short-term borrowings: The carrying value of short-term bor-rowings approximates its fair value because of the short-term nature of these financial instruments.

Long-term debt: The fair values of long-term debt were determined by discounting the anticipated future cash payments by using the rates currently available to the Company for debt with similar terms and remaining maturities.

The estimated fair values of the Company's financial instruments are as follows:

                                                     ($000 Omitted)
                                              2000                   1999
                                     -------------------  ---------------------
                                                Estimated             Estimated
                                   Carrying       Fair    Carrying      Fair
                                    Amount        Value    Amount       Value
                                    ------        -----    ------       -----
Financial assets:
  Cash and cash equivalents        $ 15,401   $ 15,401    $ 16,087    $ 16,087
  Investment securities
    available-for-sale               50,513     50,513      51,692      51,692
  Investment securities
    held-to-maturity                  2,752      2,731       5,151       5,095
  FHLB stock                          5,119      5,119       4,226       4,226
  FRB stock                              80         80          80          80
  Loans held-for-sale                   229        229          54          54
  Loans, net                        388,904    387,938     367,879     366,596
  Accrued interest receivable         2,909      2,909       2,439       2,439

Financial liabilities:
  Deposits                          391,772    391,671     343,029     343,782
  Short-term borrowings              12,340     12,340      17,418      17,418
  Long-term debt                     35,528     35,555      58,528      58,231

The carrying amounts of financial instruments shown in the above table are included in the consolidated statements of financial condition under the indicated captions except that (1) FHLB stock and FRB stock are included with investment securities available-for-sale in the statements; and (2) accrued interest receivable is included with other assets in the statement.

At December 31, 2000, all the Company's financial instruments were held for purposes other than trading.

At December 31, 2000, the Company had no derivative financial instruments subject to the provisions of SFAS No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments."

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

               NOTE 18 CONDENSED PARENT ONLY FINANCIAL STATEMENTS
               --------------------------------------------------

Condensed financial statements of Northway Financial, Inc. (Parent Company only) as of December 31, 2000 and 1999 and for the three years ended December 31, 2000 follow:


STATEMENTS OF FINANCIAL CONDITION


                                                                ($000 Omitted)
                                                                2000      1999
                                                              -------   -------

Assets
--------------------------------------------------------
Cash and cash equivalents                                     $   232   $   372
Investment in subsidiary, The Berlin City Bank                 27,496    25,394
Investment in subsidiary, The Pemigewasset National Bank       13,911    13,691
Equipment, net                                                    432        16
Due from subsidiaries                                             448        -
Other assets                                                      442        43
                                                              -------   -------
  Total assets                                                $42,961   $39,516
                                                              =======   =======

Liabilities and stockholders' equity
--------------------------------------------------------
Accrued expenses                                              $   499 $     116
Other liabilities                                                 220       114
Borrowings from subsidiary                                        680        -
                                                              -------   -------
    Total liabilities                                           1,399       230
                                                              -------   -------
Stockholders' equity:
 Common stock                                                   1,732     1,732
 Additional paid-in-capital                                     2,101     2,101
 Retained earnings                                             43,110    39,906
 Treasury stock                                                (4,708)   (3,398)
 Accumulated other comprehensive (loss) income                   (673)   (1,055)
                                                              -------   -------
    Total stockholders' equity                                 41,562    39,286
                                                              -------   -------
    Total liabilities and stockholders' equity                $42,961   $39,516
                                                              =======   =======

STATEMENTS OF INCOME
                                                           ($000 Omitted)
                                                      2000      1999      1998
                                                      ----      ----      ----
Dividends from subsidiaries                         $ 2,450   $ 2,922   $ 1,686
Interest income                                          22        50        43
Fee income from subsidiary banks                      5,252      --        --
Other                                                  --          70      --
                                                    -------   -------   -------
                                                      7,724     3,042     1,729
                                                    -------   -------   -------
Interest expense                                          7      --        --
Salaries and employee benefits                        3,507      --        --
Equipment expense                                       552         5      --
Professional fees                                       628       142        34
Other                                                   735       709        36
                                                    -------   -------   -------
                                                      5,429       856        70
                                                    -------   -------   -------
Income before income tax (benefit) expense and
  equity in undistributed net income of subsidiaries  2,295     2,186     1,659
Income tax (benefit) expense                            (53)     (250)       (9)
                                                    -------   -------   -------
Income before equity in undistributed net
  income of subsidiaries                              2,348     2,436     1,668
Equity in undistributed net income of subsidiaries    1,811     1,328     2,400
                                                    -------   -------   -------
  Net income                                        $ 4,159   $ 3,764   $ 4,068
                                                    =======   =======   =======

STATEMENTS OF CASH FLOWS
                                                           ($000 Omitted)
                                                      2000      1999      1998
                                                      ----      ----      ----
Cash flows from operating activities:
  Net income                                        $ 4,159   $ 3,764   $ 4,068
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization                        35         3      --
    Due from subsidiaries                              (448)     --        --
    Increase in other assets                           (332)      (58)     --
    Increase in accrued expenses and other
      liabilities                                       293       218        25
    Loss on sale of assets                               18      --        --
    Undistributed net income of subsidiaries         (1,811)   (1,328)   (2,400)
                                                    -------   -------   -------
      Net cash provided by operating activities       1,914     2,599     1,693
                                                    -------   -------   -------
Cash flows from investing activities:
  Additions to premises and equipment                  (469)      (19)     --
                                                    -------   -------   -------
     Net cash used in investing activities             (469)      (19)     --
                                                    -------   -------   -------
Cash flows from financing activities:
  Proceeds from advances from subsidiaries            1,565      --        --
  Repayments of advances from subsidiaries             (885)     --        --
  Cash paid to BCB                                     --        (245)     --
  Purchases of treasury stock                        (1,310)   (3,343)      (55)
  Dividends paid                                       (955)     (942)     (728)
                                                    -------   -------   -------
    Net cash used in financing activities            (1,585)   (4,530)     (783)
                                                    -------   -------   -------
Net (decrease) increase in cash and cash
  equivalents                                          (140)   (1,950)      910
Cash and cash equivalents at beginning of year          372     2,322     1,412
                                                    -------   -------   -------
Cash and cash equivalents at end of year            $   232   $   372   $ 2,322
                                                    =======   =======   =======


                 QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)


Summarized quarterly financial data for 2000 and 1999 follows:

                                       ($000 Omitted, except earnings per share)
                                                   2000 Quarters Ended
-------------------------------------------------------------------------------
                                           Mar 31    Jun 30    Sep 30    Dec 31
                                           ------    ------    ------    ------

Interest and dividend income               $8,839    $9,127    $9,709    $9,635
Interest expense                            3,556     4,004     4,300     4,197
                                           ------    ------    ------    ------
  Net interest income                       5,283     5,123     5,409     5,438
Provision for loan losses                     245       255       255       225
Noninterest income                            558       660       722       748
Noninterest expense                         4,054     4,081     4,307     4,253
                                           ------    ------    ------    ------
  Income before taxes                       1,542     1,447     1,569     1,708
Income tax expense                            538       435       537       597
                                                                         ------
  Net income                               $1,004    $1,012    $1,032    $1,111
                                           ======    ======    ======    ======

Earnings per share                         $ 0.62    $ 0.63    $ 0.65    $ 0.71
                                           ======    ======    ======    ======

                                                   1999 Quarters Ended
-------------------------------------------------------------------------------
                                           Mar 31    Jun 30    Sep 30    Dec 31
                                           ------    ------    ------    ------

Interest and dividend income               $7,023    $7,320    $7,938    $8,639
Interest expense                            2,658     2,705     2,879     3,336
                                           ------    ------    ------    ------
  Net interest income                       4,365     4,615     5,059     5,303
Provision for loan losses                     135       135       135       135
Noninterest income                            718       614       655       735
Noninterest expense                         3,731     3,785     4,140     4,142
                                           ------    ------    ------    ------
  Income before taxes                       1,217     1,309     1,439     1,761
Income tax expense                            399       470       483       610
                                                                         ------
  Net income                               $  818    $  839    $  956    $1,151
                                           ======    ======    ======    ======

Earnings per share                         $ 0.48    $ 0.50    $ 0.57    $ 0.70
                                           ======    ======    ======    ======

                        MARKET INFORMATION (UNAUDITED)


Northway's common stock is traded on The Nasdaq Stock Market, Inc.'s National Market under the symbol "NWFI." The following table sets forth, for the periods indicated, the high and low closing sale prices for the common stock, as reported by the Nasdaq National Market, and the dividends paid on the common stock:

                                           Price Per Share
                                           ---------------
                                            Low      High   Dividends Per Share
                                            ---      ----   -------------------

              2000        4th Quarter     $21.50    $24.13        $0.15
                          3rd Quarter     $22.13    $24.75        $0.15
                          2nd Quarter     $20.00    $23.50        $0.15
                          1st Quarter     $20.00    $26.38        $0.15

              1999        4th Quarter     $26.00    $28.75        $0.14
                          3rd Quarter     $26.00    $29.75        $0.14
                          2nd Quarter     $25.25    $30.25        $0.14
                          1st Quarter     $29.75    $31.00        $0.14

The Company intends to continue to pay dividends on a quarterly basis subject to, among other things, the financial condition and earnings of the Company, capital requirements, and other factors, including applicable governmental regulations. No dividends will be payable unless declared by the Board of Directors and then only to the extent funds are legally available for the payment of such dividends.

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

The Board of Directors of the Company has an Audit Committee composed entirely of directors who are not officers or employees of the Company. The Committee meets periodically and privately with management, the internal auditor, and the independent public accountants to consider audit results and to discuss internal accounting controls, auditing, and financial reporting matters.

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





William J. Woodward                                 George L. Fredette
President and Chief Executive Officer               Senior Vice President and
                                                      Chief Financial Officer
January 18, 2001

                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------

Shatswell, MacLeod & Company, P.C.
Certified Public Accountants
83 Pine Street
West Peabody, Massachusetts 01960

The Board of Directors and Stockholders
Northway Financial, Inc.
Berlin, New Hampshire

We have audited the accompanying consolidated statements of financial condition of Northway Financial, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Northway Financial, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with generally accepted accounting principles.





                                            SHATSELL, MacLEOD, & COMPANY, P.C.

West Peabody, Massachusetts
January 18, 2001

                 NORTHWAY FINANCIAL, INC. BOARD OF DIRECTORS
                 -------------------------------------------

BOARD OF DIRECTORS                               OFFICERS
Fletcher W. Adams
Vice Chairman                                    William J. Woodward
Northway Financial, Inc.                         Chairman of the Board,
Chairman of the Board and President              President and CEO
Pemigewasset National Bank
                                                 Fletcher W. Adams
Peter H. Bornstein                               Vice Chairman
Attorney and Partner
Bergeron, Hanson, Bornstein & Carlson            George L. Fredette
                                                 Senior Vice President, CFO
Stephen G. Boucher                               and Treasurer
President
Airmar Technology Corp.                          Richard P. Orsillo
                                                 Vice President
Charles H. Clifford, Jr.                         Corporate Controller
Retired Businessman
                                                 Joseph N. Rozek
Arnold P. Hanson, Jr.                            Assistant Secretary
President
Isaacson Structural Steel, Inc.

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

John H. Noyes
President
Noyes Insurance Agency, Inc.
President
Central Square Insurance, Inc.

William J. Woodward
Chairman of the Board,
President and CEO
Northway Financial, Inc.
The Berlin City Bank

                            SUBSIDIARY BANK DIRECTORS
                            -------------------------

THE BERLIN CITY BANK                      PEMIGEWASSET NATIONAL BANK

Frederick Anderson                        Fletcher W. Adams
General Manager and CEO                   Vice Chairman
NH Electric Cooperative, Inc.             Northway Financial, Inc.
                                          Chairman of the Board and President
Peter H. Bornstein                        Pemigewasset National Bank
Attorney and Partner
Bergeron, Hanson, Bornstein & Carlson     Frederick C. Anderson
                                          General Manager and CEO
Stephen G. Boucher                        NH Electric Cooperative, Inc.
President
Airmar Technology Corp.                   Charles H. Clifford, Jr.
                                          Retired Businessman
Arnold P. Hanson, Jr.
President                                 John H. Noyes
Isaacson Structural Steel, Inc.           President
                                          Noyes Insurance Agency, Inc.
Barry J. Kelley                           President
President                                 Central Square Insurance, Inc.
White Mountain Lumber Co.
                                          Brien L. Ward
Bruce W. Keough                           Attorney
Private Investor
                                          William J. Woodward
Randall G. Labnon                         Chairman of the Board,
General Manager                           President and CEO
Town and Country Motor Inn                Northway Financial, Inc.
                                          The Berlin City Bank
John D. Morris
Retired Businessman

Brien L. Ward
Attorney

William J. Woodward
Chairman of the Board,
President and CEO
Northway Financial, Inc.
The Berlin City Bank


                          INFORMATION FOR STOCKHOLDERS
                          ----------------------------

TRANSFER AGENT                            INDEPENDENT AUDITORS

Boston EquiServe, LP                      Shatwell, MacLeod & Company, P.C.
Investor Relations                        83 Pine Street
P.O. Box 8040                             West Peabody, Massachusetts 01960-3635
Mail Stop 45-02-64
Boston, Massachusetts 02266-8040          FINANCIAL INFORMATION

MARKET MAKERS                             FOR FINANCIAL DOCUMENTS, INCLUDING
                                          THE ANNUAL REPORT, QUARTERLY
The following companies have              REPORTS TO THE SECURITIES AND
generally been market makers for          EXCHANGE COMMISSION ON FORM 10-K OR
Northway Financial, Inc. common stock     FORM 10-Q, CONTACT:
as of March 31, 2001.
                                          GEORGE L. FREDETTE
Ryan Beck & Co., Inc.                     SENIOR VICE PRESIDENT AND CFO
Monroe Securities, Inc.                   NORTHWAY FINANCIAL, INC.
Spear, Leeds, and Kellogg                 9 MAIN STREET
                                          BERLIN, NEW HAMPSHIRE 03570