Form 10-K, Exhibit 13
period 2001-12-31
NORTHWAY FINANCIAL INC
filed 2002-03-29
CIK 1041753

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

                           FORWARD-LOOKING INFORMATION

Certain statements in this report are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, but are not limited to, projections of revenue, income or loss, plans for future operations and acquisitions, and plans related to products or services of the Company and its subsidiaries. Such forward-looking statements are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. To the extent any such risks, uncertainties and contingencies are realized, the Company's actual results, performance or achievements could differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things, overall economic and business conditions, economic and business conditions in the Company's market areas, interest rate fluctuations, the demand for the Company's products and services, competitive factors in the industries in which the company competes, changes in government regulations, and the timing, impact and other uncertainties of future acquisitions.

In addition to the factors described above, the following are some additional factors that could cause our financial performance to differ from any forward-looking statement contained herein: i) the current economic downturn nationwide and regionally, as well as a deterioration of local business conditions, including termination of operations of a major employer in the primary market area of the Berlin City Bank; ii) changes in interest rates over the past year and the relative relationship between the various interest rate indices that the Company uses; iii) a change in product mix attributable to changing interest rates, customer preferences or competition; iv) a significant portion of the Company's loan customers are in the hospitality business and therefore could be affected by a slower economy, adverse weather conditions and/or rising gasoline prices; and v) the effectiveness of advertising, marketing and promotional programs.

The words "believe," "expect," "anticipate," "intend," "estimate," "project," or the negative of such terms and other expressions which are predications of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known or unknown risks, uncertainties or other factors, which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Though the Company has attempted to list comprehensively the factors which might affect forward-looking statements, the Company wishes to caution investors that other factors may in the future prove to be important in affecting the Company's results of operations. New factors emerge from time to time and it is not possible for management to anticipate all of such factors, nor can it assess the impact of each such factor, or combination of factors, which may cause actual results to differ materially from forward-looking statements.

                             OVERVIEW OF PERFORMANCE

Northway and its bank subsidiaries derive substantially all of their revenue and income from furnishing bank and bank-related services, principally to individuals and small and medium sized companies in New Hampshire. The Banks operate as typical community banking institutions and do not engage in any specialized finance or capital market activities. Northway functions primarily as the holder of stock of its subsidiaries and assists the management of its subsidiaries as appropriate.

The Company reported net income of $3,873,000, or $2.55 per common share, in 2001 compared to net income of $4,159,000, or $2.61 per common share, in 2000 and $3,764,000, or $2.25 per common share, in 1999. Return on average equity was
9.14 percent in 2001, compared to 10.29 percent and 9.37 percent for 2000 and 1999, respectively. Return on average assets was 0.78 percent in 2001, compared to 0.86 percent and 0.90 percent for 2000 and 1999, respectively. During the year 2001, the Company continued the implementation of its growth initiatives with the purchase of a branch in Littleton, New Hampshire. In addition, during 2001, the Company completed construction of a new branch location in Tilton, New Hampshire and moved its existing branch into this location. During 2000, the Company purchased a branch in West Ossipee, New Hampshire. These strategic investments resulted in increased noninterest expense which, when added to the decline in net interest income associated with the rapidly declining interest rate environment, caused a decline in 2001 earnings as compared to 2000.

The Company's results of operations are affected not only by its net interest income, but also by the level of its noninterest income, including gains and losses on the sales of loans and securities, noninterest expenses, changes in the provision for loan losses resulting from the Company's periodic assessment of the adequacy of its allowance for loan losses and income tax expense.

                    NET INTEREST AND DIVIDEND INCOME ANALYSIS

Net interest and dividend income is the principal component of a financial institution's income stream and represents the difference, or spread, between interest and fee income generated from earning assets and the interest expense paid on deposits and borrowed funds. Fluctuations in interest rates as well as changes in volume and mix of earning assets and interest bearing liabilities can materially impact net interest and dividend income. The discussion of net interest and dividend income is presented on a taxable equivalent basis, unless otherwise noted, to facilitate performance comparisons among various taxable and tax-exempt assets.

The table on page ten presents average balances, income earned or interest paid, and average yields earned or rates paid on major categories of assets and liabilities for the years ended December 31, 2001, 2000, and 1999.

Net interest and dividend income for 2001 decreased $435,000, or 2 percent, over 2000 while increasing $1,833,000, or 9 percent, in 2000 over 1999.

Interest and dividend income decreased $2,199,000, or 6 percent, in 2001 compared to 2000. A rapidly declining rate environment caused a 53 basis point decrease in the yield on average earning assets. A 48 basis point decrease in the yield on loans that was partially offset by an increase in average loan balances of $3,525,000, resulted in a $1,582,000, or 5 percent, decrease in interest and fees on loans. Interest and dividend income on investment securities decreased $556,000, or 14 percent. This decrease resulted from a 12 percent decrease in the average balance of investment securities as well as a 21 basis point decline in the yield.

Interest expense decreased $1,764,000, or 11 percent, in 2001 compared to 2000. The decrease in interest expense was due primarily to a 48 basis point decrease in rates paid on interest bearing liabilities, partially offset by an increase in average interest bearing liabilities of $2,503,000, or 1 percent. A decrease of $25,785,000, or 37 percent, in the average balance of Federal Home Loan Bank ("FHLB") advances, coupled with a decrease in the rate on such advances of 35 basis points, resulted in a decrease in interest expense on FHLB advances of $1,698,000. In addition, rates paid on deposit liabilities declined 32 basis points resulting in a decrease in interest expense of $1,054,000. These changes were partially offset by an increase in average interest bearing deposits of $26,538,000, or 9 percent, which increased interest expense by $1,168,000.

Interest and dividend income increased $6,312,000, or 20 percent, in 2000 compared to 1999. Earning assets on average increased by $67,010,000, or 17 percent, during 2000, creating a favorable volume variance. In addition, a rising rate environment caused a 21 basis point increase in the average yield of earning assets as a whole. A $70,589,000, or 22 percent, increase in the volume of average loans, combined with a 9 basis point increase in yield, accounted for a $6,291,000, or 23 percent, increase in interest and fees on loans. Interest and dividend income on investment securities decreased $235,000, or 6 percent, from 1999 to 2000. This decrease resulted for a 9 percent decrease in the average balance of total investment securities. The decrease in average balances was partially offset by a 26 basis point increase in yield.

Interest expense increased $4,479,000, or 39 percent, in 2000 compared to 1999. The increase in interest expense was due primarily to an increase in average interest bearing liabilities of $61,203,000, or 19 percent, and to a 60 basis point increase in rates paid on interest bearing liabilities. The increase in interest bearing liabilities is directly related to the increase in average loans outstanding. FHLB advances, the most expensive source of funds, increased by $46,751,000 on average, and were a significant source of funds for loan growth.

The trend in net interest and dividend income is commonly evaluated in terms of average rates using net interest margin and interest rate spread. The net interest margin is computed by dividing fully taxable equivalent net interest and dividend income by average total earning assets. This ratio represents the difference between the average yield returned on average earning assets and the average rate paid for all funds used to support those earning assets, including both interest bearing and noninterest bearing sources of funds. The net interest margin decreased 11 basis points to 4.56 percent in 2001 after having decreased 31 basis points to 4.67 percent in 2000. The decrease in 2001's net interest margin was a direct result of the decrease in the yield on earning asset, which was only partially offset by the decrease in the cost of funds. The portion of interest earning assets funded by interest bearing liabilities in 2001 and 2000 was 84 percent.

The interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest bearing liabilities. The interest rate spread eliminates the impact of noninterest bearing funds and gives a direct perspective on the effect of interest rate movements. During 2001, the net interest rate spread decreased 4 basis points to 3.98% as the yield on earning assets declined 52 basis points while the cost of interest bearing liabilities decreased 48 basis points. During 2000, the net interest rate spread decreased 39 basis points to 4.02 percent as the cost of interest bearing liabilities increased 60 basis points while yield on earning assets increased 21 basis points. See the accompanying schedules entitled "Consolidated Average Balances, Interest and dividend income/Expense and Average Yields/Rates" and "Consolidated Rate/Volume Variance Analysis" for more information.

                         CONSOLIDATED AVERAGE BALANCES, INTEREST INCOME/EXPENSE AND AVERAGE YIELDS/RATES

                                                                        ($000 Omitted)
                                                                For the Year Ended December 31,
                                              2001                             2000                            1999
                                 ------------------------------    ----------------------------    -----------------------------
                                                        Average                         Average                          Average
                                 Average    Income/     Yield/     Average    Income/    Yield/    Average    Income/     Yield/
                                 Balance    Expense      Rate      Balance    Expense    Rate      Balance    Expense     Rate
                                 -------    -------      ----      -------    -------    ----      -------    -------     ----
Assets
  Interest earning assets:
    Federal funds sold          $ 13,796   $    428     3.10%     $  7,374   $     480   6.51%     $  4,865   $    228    4.69%
    Interest bearing deposits        109          3     2.75           262          12   4.58           161          8    4.97
    Investments (1) (2)           54,134      3,279     6.06        61,555       3,835   6.27        67,744      4,070    6.01
    Loans, net (1) (3)           394,964     31,677     8.02       391,439      33,259   8.50       320,850     26,968    8.41
                                 -------     ------                -------      ------              -------     ------
        Total interest
           earning assets (1)    463,003     35,387     7.64       460,630      37,586   8.16       393,620     31,274    7.95
                                             ------     ----                    ------   ----                   ------    ----
Cash and due from banks           13,529                            13,045                           12,800
Allowance for loan losses         (4,481)                           (4,417)                          (4,653)
Premises and equipment            11,283                            10,531                           10,125
Other assets                      10,811                             6,577                            5,637
                                --------                          --------                         --------
      Total assets              $494,145                          $486,366                         $417,529
                                ========                          ========                         ========

Liabilities
  Interest bearing liabilities:
    Regular savings             $ 62,596        992     1.58      $ 65,438       1,254   1.92      $ 68,333      1,319    1.93
    NOW and super NOW             56,326        359     0.64        52,888         447   0.85        49,832        433    0.87
    Money market accounts         38,232      1,111     2.91        26,670       1,000   3.75        23,765        592    2.49
    Certificates of deposit      178,297      8,862     4.97       163,917       8,649   5.28       152,353      7,514    4.93
    Securities sold under
      agreements to repurchase    10,990        469     4.27         9,240         509   5.51         9,267        432    4.66
    FHLB advances                 44,232      2,500     5.65        70,017       4,198   6.00        23,266      1,279    5.50
    Other borrowed funds              --         --       --            --          --     --           151          9     5.96
                                 -------     ------                -------      ------              -------     ------
      Total interest bearing
         liabilities             390,673     14,293     3.66       388,170      16,057   4.14       326,967     11,578    3.54
                                             ------     ----                    ------   ----                   ------    ----
Noninterest bearing deposits      57,621                            53,275                           46,459
Other liabilities                  3,474                             4,508                            3,931
                                --------                          --------                         --------
      Total liabilities          451,768                           445,953                          377,357

Stockholders' equity              42,377                            40,413                           40,172
                                --------                          --------                         --------
      Total liabilities and
         stockholders' equity   $494,145                          $486,366                         $417,529
                                ========                          ========                         ========
Net interest and dividend
  income (1)                               $ 21,094                           $ 21,529                        $ 19,696
                                           ========                           ========                        ========
Interest rate spread (4)                                3.98%                            4.02%                            4.41%
                                                        ====                             ====                             ====
Net interest margin (5)                                 4.56%                            4.67%                            5.00%
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

                                            CONSOLIDATED RATE/VOLUME VARIANCE ANALYSIS

                                                                           ($000 Omitted)
                                                2001 Compared to 2000                           2000 Compared to 1999
                                         Increase (Decrease) Due to Change In           Increase (Decrease) Due to Change In

                                      Volume       Rate         Mix          Total       Volume       Rate        Mix       Total
                                      ------       ----         ---          -----       ------       ----        ---       -----
Interest and dividend income:
Federal funds sold                    $   418     $  (251)     $  (219)     $   (52)     $   117     $   89     $   46     $   252
Interest bearing deposits                  (7)         (5)           3           (9)           5         (1)      --             4
Investments                              (462)       (107           13         (556)        (372)       151        (14)       (235)
Loans                                     300      (1,865)         (17)      (1,582)       5,933        293         65       6,291
                                      -------     -------      -------      -------      -------     ------     ------     -------
Total interest and dividend income        249      (2,228)        (220)      (2,199)       5,683        532         97       6,312
                                      -------     -------      -------      -------      -------     ------     ------     -------

Interest expense:
Regular savings                           (54)       (217)           9         (262)         (56)        (9)      --           (65)
NOW and super NOW                          29        (110)          (7)         (88)          27        (12)        (1)         14
Money market accounts                     434        (225)         (98)         111           72        299         37         408
Certificates of deposit                   759        (502)         (44)         213          570        525         40       1,135
Securities sold under agreements
  to repurchase                            97        (115)         (22)         (40)          (1)        78       --            77
FHLB advances                          (1,546)       (241)          89       (1,698)       2,570        116        233       2,919
Other borrowed funds                     --          --           --           --           --         --           (9)         (9)
                                      -------     -------      -------      -------      -------     ------     ------     -------
Total interest expense                   (281)     (1,410)         (73)      (1,764)       3,182        997        300       4,479
                                      -------     -------      -------      -------      -------     ------     ------     -------

Net interest and dividend income      $   530     $  (818)     $  (147)     $  (435)     $ 2,501     $ (465)    $ (203)    $ 1,833
                                      =======     =======      =======      =======      =======     ======     ======     =======

                            PROVISION FOR LOAN LOSSES

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

The Company made a $900,000 provision for loan losses in 2001, a decrease of $80,000 from the provision of $980,000 made in 2000. This decrease was based upon the Company's judgment regarding the adequacy of the coverage ratio and level of portfolio risk. The 2000 provision of $980,000 was $440,000 higher than 1999's provision of $540,000. This increase was due directly to the growth of the loan portfolio over the prior two years.

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

The following table sets forth the components of the Company's noninterest income:

                                                         ($000 Omitted)
                                                    Years Ended December 31,
                                                -------------------------------
                                                 2001         2000        1999
                                                 ----         ----        ----
Service charges and fees on deposit accounts    $1,169       $1,049      $   935
Securities gains, net                              128          512          709
Loan servicing income                              401          130           52
Other                                            1,211        1,001        1,022
                                                ------       ------       ------
Total noninterest income                        $2,909       $2,692       $2,718
                                                ======       ======       ======

Fee income from service charges on deposit accounts increased 11 percent in 2001, 12 percent in 2000 and 11 percent in 1999. The improvement in 2001 and 2000 is due to higher balances outstanding as a result of branch purchases and openings during those years as well as a product and fee standardization effort completed during the year 2000. The increase in 1999 was principally the result of an increase in service charge fees including overdraft fees and monthly service charges.

Net securities gains were $128,000 in 2001, compared to $512,000 in 2000. Securities gains in 2001 included net gains of $55,000 recorded on sales of equity securities compared to $512,000 in 2000. In 1999 net securities gains were $709,000 and included net gains on sales of equity securities of $679,000.

Loan servicing income consists of income from the servicing of Federal Home Loan Mortgage Corporation ("FHLMC") mortgage loans and indirect installment loans as well as the net income recognized from the creation and amortization of servicing assets under Statement of Financial Accounting Standards ("SFAS") 125. During 2001, the Company recognized $401,000 in loan servicing income compared to $130,000 in 2000 and $52,000 in 1999. The increase in loan servicing income is directly attributable to the increase in the volume of loans serviced for others.

Other noninterest income (sources of which include gains on sale of loans, debit card interchange fees, credit card merchant and fee income, automated teller fees and safe deposit fees) increased $210,000, or 21 percent, to $1,211,000 in 2001 following a $21,000, or 2 percent decrease, to $1,001,000 in 2000. Other noninterest income increased $343,000, or 51 percent, to $1,022,000 in 1999.

                               NONINTEREST EXPENSE

Total noninterest expense increased $450,000, or 3 percent, during 2001 following an increase of $905,000, or 6 percent, during 2000 and $2,884,000, or 22 percent, in 1999. The increases in these expenses were due to the Company's initiatives to standardize product offerings at the subsidiary banks, to increase market share in existing markets and enter new markets. In 2001 the Company acquired a branch in Littleton, New Hampshire and completed construction of a new branch location in Tilton, New Hampshire. In 2000 the Company acquired a branch in West Ossipee, New Hampshire. In 1999 two branches were opened and an indirect lending group began operations. In addition, during 1999, two branches were purchased.

The following table sets forth information relating to the Company's noninterest expense during the periods indicated:

                                                         ($000 Omitted)
                                                    Years Ended December 31,
                                                -------------------------------
                                                 2001         2000        1999
                                                 ----         ----        ----
Salaries and employee benefits                  $ 9,014      $ 8,868     $ 8,448
Office occupancy and equipment                    2,863        2,708       2,541
Amortization of deposit assumption premium          626          513         357
Professional fees                                   886        1,073       1,091
Stationery and supplies                             486          605         565
Other                                             3,274        2,932       2,792
                                                -------      -------     -------
Total noninterest expense                       $17,149      $16,699     $15,794
                                                =======      =======     =======

Salaries and employee benefits increased $146,000, or 2 percent, from 2000 to 2001, $420,000, or 5 percent, from 1999 to 2000, and by $1,691,000, or 25 percent, from 1998 to 1999. These increases reflect staff additions in connection with the expansion of the retail franchise, increased lending activities and normal salary and wage increases. The expansion initiatives also caused occupancy and equipment expense to increase $155,000, or 6 percent, from 2000 to 2001, $167,000, or 7 percent, from 1999 to 2000, and $461,000, or 22 percent, from 1998 to 1999.

Amortization of deposit assumption premium increased $113,000, or 22 percent during 2001. This increase was due to the Littleton branch acquisition on October 26, 2001 as well as a full year of amortization on the branch purchased in West Ossipee during 2000. This increase was partially offset by the completion of amortization in July 2001 of branches acquired in 1994. During 2000 amortization increased $156,000, or 44 percent due to the West Ossipee branch acquisition on August 25, 2000 as well as incurring a full year of amortization on the branches acquired in 1999. In 1999 deposit assumption premium amortization increased $56,000, or 19 percent, to $357,000 as a result of the acquisition of two branches on July 9, 1999.

                               INCOME TAX EXPENSE

The Company recognized $1,708,000, $2,107,000, and $1,962,000 in income tax expense for the years ended December 31, 2001, 2000 and 1999, respectively. The effective tax rate was 30.6% for 2001, 33.6% for 2000 and 34.3% for 1999. The decrease in the effective tax rate in both 2001 and 2000 is due to the fact that the Company has obtained a number of State of New Hampshire tax credits related to economic development grants. In addition, the 2001 tax rate was reduced by the increased level of municipal income. This was partially offset by a 50 basis point increase in the Business Profits Tax. For additional information relating to income taxes, see Note 14 to the Consolidated Financial Statements.

                                     ASSETS

Total assets increased $28,795,000, or 6 percent, to $513,939,000 at December 31, 2001 compared to $485,144,000 at December 31, 2000. The composition of earning assets has continued to change in order to meet corporate goals.

BALANCE SHEET HIGHLIGHTS
                                                         ($000 Omitted)
                                                    Years Ended December 31,
                                              ---------------------------------
                                               2001         2000         Change
                                               ----         ----         ------
Total assets                                 $513,939     $485,144      $28,795
Earning assets                                470,482      452,620       17,862
Securities                                     60,276       58,239        2,037
Loans, net of unearned income                 400,316      393,258        7,058
Deposits                                      412,840      391,772       21,068
Stockholders' equity                           43,339       41,562        1,777

                                   SECURITIES

The Company's securities are classified into one of two categories based on management's intent to hold the securities: (i) "held-to-maturity" securities, or (ii) securities "available-for-sale." Securities designated to be held-to-maturity are reported at amortized cost. Securities classified as available-for-sale are required to be reported at fair value with unrealized gains and losses, net of taxes, excluded from earnings and shown separately as a component of stockholders' equity.

The following table summarizes the Company's securities portfolio at December 31, 2001 and 2000, showing amortized cost and market value for each category:

                                                       ($000 Omitted)
                                                        December 31,
                                         --------------------------------------
                                                2001                2000
                                         ------------------  ------------------
                                         Amortized   Market  Amortized   Market
                                           Cost      Value     Cost      Value
                                          -------   -------   -------   -------
Securities available-for-sale:
US Treasury and US government agencies    $10,969   $10,977   $28,883   $28,780
Mortgage-backed securities                 13,810    13,744     7,513     7,475
Collateralized mortgage obligations         7,317     7,353     7,234     7,177
Marketable equity securities                4,358     3,255     3,180     2,409
Non-marketable equity securities            4,712     4,712     5,199     5,199
Corporate bonds                            14,167    14,230     1,006     1,003
State and political subdivisions            5,907     6,005     3,366     3,444
                                          -------   -------   -------   -------
  Total securities available-for-sale     $61,240   $60,276   $56,381   $55,487
                                          -------   -------   -------   -------

Securities held-to-maturity:
Mortgage-backed securities                $     -   $     -   $ 1,760   $ 1,740
Collateralized mortgage obligations             -         -       492       488
State and political subdivisions                -         -       500       503
                                          -------   -------   -------   -------
Total securities held-to-maturity         $     -   $     -   $ 2,752   $ 2,731
                                          -------   -------   -------   -------

Total securities                          $61,240   $60,276   $59,133   $58,218
                                          =======   =======   =======   =======

Total securities increased $2,058,000 during 2001 to $60,276,000. On January 1, 2001, the Company elected, in conjunction with the adoption of SFAS No. 133, to transfer all securities held-to-maturity to the available-for-sale category at their market value.

The net unrealized loss on securities available-for-sale was $964,000 at December 31, 2001 compared to $894,000 at December 31, 2000. The 2001 net unrealized loss on securities available-for-sale is primarily the result of unrealized losses on marketable equity securities, caused by the weak equity market during 2001.

The Company has a policy of purchasing debt securities primarily rated A or better by Moody's Investor Services and U.S. government securities to minimize credit risk. All securities, however, carry interest rate risk, which affect their market values such that as market yields increase, the value of the Company's securities decline and vice versa. Additionally, mortgage-backed securities carry prepayment risk whereby expected yields may not be achieved due to the inability to reinvest proceeds from prepayment at comparable yields. Moreover, such mortgage-backed securities may not benefit from price appreciation in periods of declining rates to the same extent as the remainder of the portfolio.

A portion of the securities portfolio is pledged to secure public deposits, short-term securities sold under agreements to repurchase and treasury, tax and loan accounts. Refer to Note 3 to the Consolidated Financial Statements for a further discussion of pledging.

                                      LOANS

Loans increased 2 percent in 2001 due primarily to increases in both indirect installment loans and commercial real estate loans partially offset by a decline in residential real estate loans. The following table presents the composition of the loan portfolio as of December 31, 2001 and 2000:

                                                   ($000 Omitted)
                                                Percent                Percent
                                     2001     of Total      2000     of Total
                                     ----     --------      ----     --------
Real estate:
  Residential                       $109,261     27.3%     $129,805     33.0%
  Commercial                         111,642     27.9       100,608     25.6
  Construction                         1,581      0.4         5,752      1.5
Commercial                            22,727      5.7        22,270      5.7
Installment                           28,210      7.0        28,177      7.1
Indirect installment                 120,761     30.1        98,919     25.1
Other                                  6,303      1.6         7,881      2.0
                                    --------    -----      --------     -----
                                    $400,485    100.0%     $393,412     100.0%
                                    ========    =====      ========     =====

The loan portfolio mix continued to change during the year. Indirect installment loans continue to be a focus of the Company along with commercial real estate loans. Indirect installment loans now comprise 30.1 percent of the loan portfolio versus 25.1 percent at the end of 2000. Residential real estate loans declined to 27.3 percent of the portfolio from 33.0 percent on December 31, 2000. The Company wishes to maintain a balanced portfolio and is working to maintain a portfolio mix of approximately one-third each of residential real estate, commercial and commercial real estate, and consumer and other loans.

Commercial real estate loans consist of loans secured by income producing commercial real estate and commercial loans consist of loans that are either unsecured or are secured by inventories, receivables or other corporate assets, and many are additionally secured by a guarantee of the Small Business Administration. Commercial real estate and commercial loans increased by $11,491,000 in 2001 as compared to 2000. The Company continues to emphasize commercial real estate and commercial loans in order to enhance earnings and maintain the balance of its portfolio.

Residential real estate loans decreased by $20,544,000 in 2001, a 16 percent decrease from 2000. The Company's strategy generally is to originate fixed-rate residential loans for sale to investors in the secondary market. The Company generally retains adjustable-rate loans in its portfolio but will, occasionally, retain some fixed-rate mortgages. The decline in residential real estate loans in 2001 resulted from a slightly lower rate environment, making fixed rate secondary market mortgages more appealing to the Company's customers.

Installment loans consist primarily of loans originated directly by the Company, however, as part of the Littleton branch acquisition the Company purchased installment loans totaling approximately $2,601,000. Installment loans balances remained relatively unchanged compared to 2000. Indirect installment loans increased by $21,842,000, or 22 percent, in 2001. The increase is consistent with the Company's balanced portfolio strategy.

The Company's loans are primarily secured by real estate and automobiles located in New Hampshire. In addition, real estate acquired by foreclosure is located in this market. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of other real estate acquired by foreclosure are susceptible to changing conditions in this market. The Company maintains significant credit relationships with borrowers in the hotel and motel industry. In addition, the Company maintains relationships with borrowers in the Berlin and surrounding market area, which loans could be impacted by the deterioration of local business conditions in this area.

                              NONPERFORMING ASSETS

Nonperforming assets were $1,519,000, or 0.30 percent of total assets, at December 31, 2001 compared to $1,070,000, or 0.22 percent of total assets, at December 31, 2000. This increase was due primarily to an increase in the level of both mortgage and consumer loan delinquencies.

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

At December 31, 2001, nonperforming loans totaled $1,392,000, or 0.35 percent of total loans, compared to $957,000, or 0.24 percent of total loans, in 2000. Other real estate owned at December 31, 2001 was $22,000 compared to $25,000 at December 31, 2000.

                            ALLOWANCE FOR LOAN LOSSES

The Company maintains an allowance for loan losses to absorb future charge-offs of loans in the existing portfolio. When a loan, or portion thereof, is considered uncollectible, it is charged against the allowance. Recoveries of amounts previously charged-off are added to the allowance when collected. The adequacy of the allowance for loan losses is evaluated on a regular basis by management. Factors considered in evaluating the adequacy of the allowance include previous loss experience, current economic conditions and their effect on borrowers and the market area in general, and the performance of individual credits in relation to the contract terms. The provision for loan losses charged to earnings is based on management's judgment of the amount necessary to maintain the allowance at a level adequate to absorb possible losses. In addition various regulatory agencies, as an integral part of their examination process, periodically review the adequacy of the Company's allowance for loan losses.

The Company's allowance for loan losses increased $288,000 from December 31, 2000 to $4,642,000, or 1.16 percent of total loans, at December 31, 2001. The 2001 provision for loan losses was $900,000, $80,000 lower than the prior year level of $980,000.

The following table sets forth the composition of the allowance for loan losses for the periods indicated:

                                                         ($000 Omitted)
                                                     Years Ended December 31,
                                                  ----------------------------
                                                   2001       2000       1999
                                                   ----       ----       ----
Beginning allowance                               $4,354     $4,887     $4,404
Provision for loan losses                            900        980        540
Loans charged-off                                   (734)    (1,643)      (304)
Recoveries                                           122       130         247
                                                  ------     ------     ------
Net charge-offs                                     (612)    (1,513)       (57)
                                                  ------     ------     ------
Ending allowance                                  $4,642     $4,354     $4,887
                                                  ======     ======     ======
Allowance as a percentage of loans outstanding      1.16%      1.11%      1.31%
Allowance as a percentage of nonperforming loans  333.48     454.96     106.75
Net charge-offs as a percentage of average loans    0.15       0.39       0.02

                             DEPOSITS AND BORROWINGS

Total deposits at December 31, 2001 were $412,840,000, an increase of $21,068,000, or 5 percent, compared to $391,772,000 at December 31, 2000. The increase in deposits was due primarily to the acquisition of a branch in October 2001, which netted the Company additional deposits of approximately $28,660,000, partially offset by a decrease in time deposits associated with a lower rate environment.

The following table sets forth the components of deposit for the periods indicated:

                                                         ($000 Omitted)
                                                           December 31,
                                                    -------------------------
                                                       2001           2000
                                                       ----           ----
Demand                                              $ 62,846         $ 56,745
Regular savings, NOW and money market                177,392          152,022
Time                                                 172,602          183,005
                                                    --------         --------
  Total deposits                                    $412,840         $391,772
                                                    ========         ========

At December 31, 2001, time deposits of $100,000 or more are scheduled to mature as follows:

                                                                 ($000 Omitted)
3 months or less                                                    $ 9,866
Over 3 to 6 months                                                    7,332
Over 6 to 12 months                                                   5,925
Over 12 months                                                        1,979
                                                                    -------
                                                                    $25,102
                                                                    =======

At December 31, 2001 short-term borrowings consisted of FHLB advances of $0 and securities sold under agreements to repurchase of $8,155,000 compared to $2,950,000 and $9,390,000, respectively, for 2000. Long-term debt consisted solely of FHLB term advances of $48,028,000 compared to $35,528,000 in 2000. Many of the long-term term advances, however, are callable with call dates ranging from January 2002 to February 2003. The increase in FHLB advances is the result of four new advances secured for the purpose of providing liquidity to meet loan demand. See Notes 9 and 10 to the Consolidated Financial Statements for additional information.


The following table sets forth certain information concerning the Company's borrowings at the dates indicated:

                                                         ($000 Omitted)
                                                          December 31,
                                                  ----------------------------
                                                    2001                 2000
                                                    ----                 ----
Short-term borrowings                             $  8,155             $12,340
Long-term debt                                      48,028              35,528
                                                  --------            --------
                                                   $56,183             $47,868
                                                   =======             =======

                                     CAPITAL

The following table sets forth the Company's risk-based capital and leverage ratios:

                                                         ($000 Omitted)
                                                          December 31,
                                                  ----------------------------
                                                    2001                 2000
                                                    ----                 ----
Risk-adjusted assets                              $386,941            $353,146
Tier 1 capital (to average assets)                    6.95%               7.39%
Tier 1 capital (to risk weighted assets)              9.08               10.34
Total capital (to risk weighted assets)              10.28               11.57

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

The Company must also observe the minimum requirements enforced by the federal banking regulators. There are three capital requirements that banks and bank holding companies must meet: Tier 1 capital, total capital (combination of Tier 1 capital and Tier 2 capital), and leverage (Tier 1 capital to average assets) ratios. Tier 1 capital consists of stockholders' equity, net of intangible assets. Tier 2 capital consists of a limited amount of allowance. Tier 1 capital, total capital and leverage ratios do not include any adjustments for unrealized gains and losses relating to securities available-for-sale except net unrealized losses relating to marketable equity securities. The minimum requirements for the leverage ratio, risk-based Tier 1 capital and risk-based total capital are 4 percent, 4 percent and 8 percent, respectively. As of December 31, 2001, The Berlin City Bank ("BCB") was "adequately capitalized" and The Pemigewasset National Bank of Plymouth ("PNB") was "well capitalized" as defined under Federal Deposit Insurance Corporation ("FDIC") regulations.

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

                               INTEREST RATE RISK

Volatility in interest rates requires the Company to manage interest rate risk, which arises from differences in the timing of repricing of assets and liabilities. Management monitors and adjusts the difference between interest sensitive assets and interest sensitive liabilities (such difference, the "GAP" position) within various time frames. An institution with more assets repricing than liabilities within a given time frame is considered asset sensitive and in time frames with more liabilities repricing than assets is liability sensitive. Within GAP limits established by the Board of Directors, the Company seeks to balance the objective of insulating the net interest margin from rate exposure with that of taking advantage of anticipated changes in rates in order to enhance income.

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

The Company's limits on interest rate risk specify that the cumulative one-year GAP should be less than 10 percent of total assets. As of December 31, 2001, the estimated exposure was 3.6 percent liability sensitive (see table below).

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

Utilizing an immediate rate shock simulation where interest rates increase 200 basis points, the December 31, 2001 earnings simulation model projects that net interest income for the next twelve months would increase by an amount equal to approximately4.24 percent. In addition, utilizing an immediate rate shock stimulation where interest rates decrease 200 basis points, the December 31, 2001 earnings simulation model projects that net interest income for the next twelve months would decrease by an amount equal to approximately 4.86 percent. Both the up and down rate shock simulations are within the Company's 10 percent policy limit.

The following table presents the Company's interest rate GAP analysis as of December 31, 2001:

                                                                                 ($000 Omitted)
                                                                   Balance Maturing or Subject to Repricing
                                         3 months        4 to 12        12 to 24        2 to 5        After 5
                                         or less         months          months          years         years         Total
                                         -------         ------          ------          -----         -----         -----
Loans, net                               $104,568       $101,358        $ 76,360       $106,912       $ 13,144      $402,342
Federal funds sold                          6,900             --              --             --             --         6,900
Securities                                 10,597         11,275          10,809         20,996          6,599        60,276
Other assets                                   --             --              --             --         44,421        44,421
                                         --------       --------        --------       --------       --------      --------
  Total assets                           $122,065       $112,633        $ 87,169       $127,908       $ 64,164      $513,939
                                         --------       --------        --------       --------       --------      --------

Deposits                                 $139,911       $102,181        $ 71,207       $ 36,715       $ 62,826      $412,840
Securities sold under agreements
  to repurchase                             3,836          4,319              --             --             --         8,155
Borrowed funds                                 --          3,028           7,000          8,000         30,000        48,028
Other liabilities and
  stockholders' equity                         --             --              --             --         44,916        44,916
                                         --------       --------        --------       --------       --------      --------
  Total liabilities and equity           $143,747       $109,528        $ 78,207       $ 44,715       $137,742      $513,939
                                         --------       --------        --------       --------       --------      --------
GAP for period                           $(21,682)      $  3,105        $  8,962       $ 83,193       $(73,578)
                                         --------       --------        --------       --------       --------
Cumulative GAP                           $(21,682)      $(18,577)       $ (9,615)      $ 73,578       $     --
                                         ========       ========        ========       ========       ========
Cumulative GAP as a percent
  of total assets                            (4.2)%         (3.6)%          (1.9)%         14.3%

                                 LIQUIDITY RISK

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

As shown in the consolidated statements of cash flows, cash and cash equivalents increased by $14,240,000 during 2001. Cash used for investing activities totaled $11,437,000 with lending activities utilizing $9,078,000 and investment purchases utilizing $2,052,000. Cash provided by financing activities totaled $23,592,000. This cash consisted of $25,053,000 from a branch acquisition, partially offset by a decrease in other deposits of $7,592,000. In addition, FHLB advances provided a net source of financing totaling $9,550,000. The net cash provided by operating activities totaled $2,085,000 and consisted primarily of net income of $3,873,000 and was partially offset by an increase in loans held for-sale as well as a net decrease in other liabilities.

                      CAPITAL EXPENDITURES AND COMMITMENTS

During 2001, the Company incurred approximately $1,714,000 in capital expenditures. These expenditures included $947,000 of construction and equipment costs for the branch constructed in Tilton, New Hampshire. Approximately $388,000 was spent on technology initiatives, including Internet banking and cash management as well as a down-payment for technology initiatives to be completed in 2002. The remaining expenditures were for normal maintenance and replacement of, or upgrades in, existing property and equipment.

During 2000, the Company incurred approximately $2,052,000 in capital expenditures. These expenditures included $301,000 for land, buildings, furniture and equipment for the branch purchased in West Ossipee, New Hampshire. The Company began construction of a new branch located in Tilton, New Hampshire, spending $714,000 on land and construction in progress. Approximately $336,000 was spent for the purchase of a new computer system. The remaining expenditures were for normal maintenance and replacement of, or upgrades to, existing property and equipment.

During 2002, the Company's estimated capital expenditure projections total $2,100,000. The Company has budgeted approximately $1,700,000 for technology projects including upgrades to the voice and data communication network, corporate intranet, teller system and a wide-area-network. The remaining expenditures will be incurred for normal maintenance and replacement of, or upgrades to, existing property and equipment. These expenditures are expected to be funded through normal Company cashflows.

                                CONSOLIDATED STATEMENTS OF INCOME

                                                                                 ($000 Omitted, Except Per Share Data)
FOR THE YEAR ENDED DECEMBER 31,                                                        2001        2000         1999
----------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and Fees on Loans                                                           $31,587      $33,145      $26,865
Interest on Debt Securities:
   Taxable                                                                             2,169        2,971        3,109
   Tax-Exempt                                                                            485          249          472
Dividends                                                                                342          453          238
Interest on Federal Funds Sold                                                           428          480          228
Interest on Interest Bearing Deposits                                                      3           12            8
----------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST AND DIVIDEND INCOME                                                    35,014       37,310       30,920
----------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE Interest on Deposits:
   Regular Savings, NOW and Money Market Deposit Accounts                              2,462        2,701        2,344
   Certificates of Deposit (in Denominations of $100,000 or More)                      1,363        1,259        1,169
   Other Time                                                                          7,499        7,390        6,345
Interest on Short-Term Borrowings                                                        513        1,819          954
Interest on Long-Term Debt                                                             2,456        2,888          766
----------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                                                                14,293       16,057       11,578
----------------------------------------------------------------------------------------------------------------------
Net Interest and Dividend Income                                                      20,721       21,253       19,342
Provision for Loan Losses                                                                900          980          540
----------------------------------------------------------------------------------------------------------------------
NET INTEREST AND DIVIDEND INCOME AFTER PROVISION FOR LOAN LOSSES                      19,821       20,273       18,802
----------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Service Charges and Fees on Deposit Accounts                                           1,169        1,049          935
Securities Gains, Net                                                                    128          512          709
Loan Servicing Income                                                                    401          130           52
Other                                                                                  1,211        1,001        1,022
----------------------------------------------------------------------------------------------------------------------
TOTAL NONINTEREST INCOME                                                               2,909        2,692        2,718
----------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and Employee Benefits                                                         9,014        8,868        8,448
Office Occupancy and Equipment                                                         2,864        2,708        2,541
Amortization of Deposit Assumption Premium                                               625          513          357
Other                                                                                  4,646        4,610        4,448
----------------------------------------------------------------------------------------------------------------------
TOTAL NONINTEREST EXPENSE                                                             17,149       16,699       15,794
----------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                                             5,581        6,266        5,726
Income Tax Expense                                                                     1,708        2,107        1,962
----------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                            $3,873       $4,159       $3,764
----------------------------------------------------------------------------------------------------------------------

Basic Earnings Per Common Share                                                       $ 2.55       $ 2.61       $ 2.25
Earnings Per Common Share Assuming Dilution                                           $ 2.54       $ 2.61       $ 2.25
----------------------------------------------------------------------------------------------------------------------


See Notes to Consolidated Financial Statements

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                               ($000 Omitted)
AS OF DECEMBER 31,                                            2001       2000
-------------------------------------------------------------------------------

ASSETS
Cash and Cash Equivalents:
    Cash and Due from Banks and Interest Bearing
      Deposits                                              $ 22,741   $ 15,401
    Federal Funds Sold                                         6,900       --
-------------------------------------------------------------------------------
Total Cash and Cash Equivalents                               29,641     15,401
-------------------------------------------------------------------------------

Securities Available-for-Sale                                 60,276     55,487
Securities Held-to-Maturity (Fair Value of $0 in 2001
  and $2,731 in 2000)                                           --        2,752
Loans Held-for-Sale                                            2,026        229
Loans, Net Before Allowance for Loan Losses                  400,316    393,258
Less: Allowance for Loan Losses                                4,642      4,354
-------------------------------------------------------------------------------
Net Loans                                                    395,674    388,904
-------------------------------------------------------------------------------
Premises and Equipment, Net                                   11,485     11,000
Other Real Estate Owned                                           22         25
Deposit Assumption Premium                                     8,080      5,098
Other Assets                                                   6,735      6,248
-------------------------------------------------------------------------------
TOTAL ASSETS                                                $513,939   $485,144
-------------------------------------------------------------------------------

LIABILITIES
Deposits:
    Demand                                                   $62,846    $56,745
    Regular Savings, NOW and Money Market Deposit
      Accounts                                               177,392    152,022
    Certificates of Deposit (In Denominations of
      $100,000 or More)                                       25,102     28,847
    Other Time                                               147,500    154,158
-------------------------------------------------------------------------------
Total Deposits                                               412,840    391,772
-------------------------------------------------------------------------------
Short-Term Borrowings                                          8,155     12,340
Accrued Taxes and Other Liabilities                            1,577      3,942
Long-Term Debt                                                48,028     35,528
-------------------------------------------------------------------------------
TOTAL LIABILITIES                                            470,600    443,582
-------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
Preferred Stock, $1.00 Par Value; 1,000,000 Shares
  Authorized; None Issued                                       --         --
Common Stock, $1.00 Par Value; 9,000,000 Shares Authorized;
  1,731,969 issued at December 31, 2001 and 2000 and
  1,511,324 Outstanding at December 31, 2001 and
  1,559,369 Outstanding at December 31, 2000                   1,732      1,732
Surplus                                                        2,101      2,101
Retained Earnings                                             45,955     43,110
Treasury Stock (220,645 Shares at December 31, 2001
  and 172,600 Shares at December 31, 2000)                    (5,864)    (4,708)
Accumulated Other Comprehensive Loss, Net of Tax                (585)      (673)
-------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                    43,339     41,562
-------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $513,939   $485,144
-------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements

                                    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                              ($000 Omitted)
                                                                                                    Accumulated
                                                                                                       Other
                                                                                                   Comprehensive         Total
                                                   Common                 Retained     Treasury       Income          Stockholders'
                                                    Stock      Surplus    Earnings      Stock         (Loss)(1)          Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                       $1,732       $2,101     $37,084     $   (55)        $    94           $ 40,956
  Net Income - 1999                                  --           --         3,764        --              --                3,764
  Net Change in Accumulated Other
     Comprehensive Loss, Net of Tax                  --           --          --          --            (1,149)            (1,149)
  Treasury Stock Purchased                           --           --          --        (3,343)           --               (3,343)
  Cash Dividends Declared ($0.56 Per Share)          --           --          (942)       --              --                 (942)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                        1,732        2,101      39,906      (3,398)         (1,055)            39,286
  Net Income - 2000                                  --           --         4,159        --              --                4,159
  Net Change in Unrealized Loss on
    Securities Available-for-Sale, Net of Tax        --           --          --          --               512                512
  Net Change in Unfunded Pension
    Accumulated Benefit Obligation, Net of Tax       --           --          --          --              (130)              (130)
  Treasury Stock Purchased                           --           --          --        (1,310)           --               (1,310)
  Cash Dividends Declared ($0.60 Per Share)          --           --          (955)       --              --                 (955)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                        1,732        2,101      43,110      (4,708)           (673)            41,562
  Net Income - 2001                                  --           --         3,873        --              --                3,873
  Net Change in Unrealized Loss on
    Securities Available-for-Sale, Net of Tax        --           --          --          --               (42)               (42)
  Net Change in Unfunded Pension
    Accumulated Benefit Obligation, Net of Tax       --           --          --          --               130                130
  Treasury Stock Purchased                           --           --          --        (1,156)           --               (1,156)
  Cash Dividends Declared ($0.68 Per Share)          --           --        (1,028)       --              --               (1,028)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2001                       $1,732       $2,101     $45,955     $(5,864)        $  (585)          $ 43,339
-----------------------------------------------------------------------------------------------------------------------------------

(1) Accumulated other comprehensive loss as of December 31, 2001 consists of net unrealized holding losses on available-for-sale securities, net of taxes. Accumulated other comprehensive loss as of December 31, 2000 consists of net unrealized holding losses on available-for-sale securities of $543, net of taxes, and unfunded pension accumulated benefit obligation of $130, net of taxes. Accumulated other comprehensive loss as of December 31, 1999 consists of net unrealized holding losses on available-for-sale securities, net of taxes.

                                          CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                                        ($000 Omitted)
FOR THE YEAR ENDED DECEMBER 31,                                                              2001             2000          1999
----------------------------------------------------------------------------------------------------------------------------------

Net Income                                                                                  $ 3,873          $ 4,159       $ 3,764
Other Comprehensive Income (Loss):
   Net Unrealized Gains (Losses) on Available-for-Sale Securities                                58            1,336        (1,162)
   Reclassification Adjustment for Realized Gains in Net Income                                 128              512           709
----------------------------------------------------------------------------------------------------------------------------------
   Net Unrealized Gains (Losses) on Securities                                                  (70)             824        (1,871)
   Minimum Pension Liability Adjustment                                                         197             (197)         --
----------------------------------------------------------------------------------------------------------------------------------
Other Comprehensive Income (Loss)                                                               127              627        (1,871)
   Income Tax Expense (Benefit)                                                                  39              245          (722)
----------------------------------------------------------------------------------------------------------------------------------
Other Comprehensive Income (Loss), Net of Tax                                                    88              382        (1,149)
----------------------------------------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME                                                                        $ 3,961          $ 4,541       $ 2,615
----------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements

                                               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                        ($000 Omitted)
FOR THE YEAR ENDED DECEMBER 31,                                                              2001             2000          1999
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                                                 $  3,873         $  4,159      $  3,764
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Provision for Loan Losses                                                                       900              980           540
Depreciation and Amortization                                                                 1,704            1,512         1,290
Deferred Income Tax Expense (Benefit)                                                           188              263          (342)
Write-Down of Other Real Estate Owned                                                             3               --            47
Gains on Sales of Securities Available-for-Sale, Net                                           (128)            (512)         (709)
Gains on Sale of Nonperforming and Reperforming Loans                                          (145)             (71)           --
Loss on Disposal and Writedown of Premises and Equipment                                         22               90            --
Amortization of Premiums and Accretion of Discounts on Securities, Net                           74                1            76
Increase (Decrease) in Unearned Income, Net                                                      15              (20)         (342)
(Gains) Losses on Sales of Other Real Estate Owned and Other Personal Property, Net             (22)              (4)            4
Net (Increase) Decrease in Loans Held-for-Sale                                               (1,532)            (175)          481
Other Liabilities Assumed Net of Other Assets Acquired in Branch Transaction                     34               12            (2)
Net Change in Other Assets and Other Liabilities                                             (2,900)          (1,476)        1,317
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                     2,086            4,759         6,124
-----------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Sales of Securities Available-for-Sale                                          4,212            2,609         6,157
Proceeds from Maturities of Securities Held-to-Maturity                                        --              3,936        13,074
Proceeds from Maturities of Securities Available-for-Sale                                    41,930            6,483         9,979
Purchase of Securities Available-for-Sale                                                   (48,195)          (7,453)      (21,813)
Purchase of Securities Held-to-Maturity                                                        --             (1,555)      (11,716)
Loan Originations and Principal Collections, Net                                             (6,302)         (17,987)      (88,556)
Recoveries of Previously Charged-off Loans                                                      122              130           247
Loans Acquired in Branch Transactions                                                        (2,601)          (6,197)         --
Purchase of Loans                                                                              (297)            --            (937)
Proceeds from Sales of Nonperforming and Reperforming Loans                                     675            1,551          --
Proceeds from Sales of and Payments Received on Other Real Estate Owned                          50              144           282
Proceeds from Sales of and Payments Received on Other Personal Property                         554              536           101
Premises and Equipment Acquired in Branch Transaction                                            (6)            (301)         (292)
Additions to Premises and Equipment                                                          (1,580)          (1,401)       (1,064)
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH (USED) BY INVESTING ACTIVITIES                                                     (11,438)         (19,505)      (94,538)
-----------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Increase (Decrease) in Deposits                                                          (7,592)          20,961       (25,903)
Deposits Assumed in Branch Transactions, Net of Assumption Premiums                          25,053           23,442        17,222
Advances from FHLB                                                                           14,000           21,000        57,000
Repayment of FHLB Advances                                                                   (1,500)         (44,000)         (750)
Net (Decrease) Increase in Short-term FHLB Advances                                          (2,950)          (7,000)        9,117
Net Increase (Decrease) in Securities Sold Under Agreements to Repurchase                    (1,235)           1,922           677
Purchases of Treasury Stock                                                                  (1,156)          (1,310)       (3,343)
Cash Dividends Paid                                                                          (1,028)            (955)         (942)
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                                    23,592           14,060        53,078
-----------------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                                         14,240             (686)      (35,336)
Cash and Cash Equivalents at Beginning of Year                                               15,401           16,087        51,423
-----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                                   $ 29,641         $ 15,401      $ 16,087
-----------------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosure of Cash Flows:
Interest Paid                                                                              $ 16,006         $ 15,529      $ 11,242
Taxes Paid                                                                                    1,776            1,817         2,043
Loans Transferred to Other Real Estate Owned                                                     33               47           410
Loans Transferred to Other Personal Property                                                    565              650           125
Financed Sales of Other Real Estate Owned                                                      --                 22           131
Loans Transferred to Held-for-Sale                                                              265             --            --
Carrying Amount of Held-to-Maturity Securities Transferred to
Available-for-Sale Securities                                                                 2,752             --            --
(Decrease)  Increase in Amount Due to Broker                                                   --               (992)          992

See Notes to Consolidated Financial Statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Northway Financial, Inc. is a bank holding company formed in 1997 under the laws of New Hampshire and is registered under the Bank Holding Company Act of 1956. The Company's only business activity has been to own all of the shares of, and provide management and operational support to, The Berlin City Bank ("BCB") and The Pemigewasset National Bank of Plymouth ("PNB"). The Company's headquarters are in Berlin, New Hampshire. The subsidiaries are engaged principally in the business of attracting deposits from the general public and investing those deposits in investment securities, commercial loans, real estate loans, and consumer loans.

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

If a decline in the fair value below the adjusted cost basis of an investment is judged to be other than temporary, the cost basis of the investment is written down to fair value as the new cost basis and the amount of the write down is included as a charge against securities gains, net.

Gains and losses on sales of investment securities are recognized at the time of the sale on a specific identification basis.

LOANS HELD-FOR-SALE

Loans held-for-sale are generally identified as such at origination and are stated at the lower of aggregate cost or market. Market value is based on outstanding investor commitments. When loans are sold, a gain or loss is recognized to the extent that the sale proceeds exceed or are less than the carrying value of the loans. Gains and losses are determined using the specific identification method. All loans sold are without recourse to the Company.


LOANS

Loans are carried at the principal amounts outstanding, net of any unearned income. Unearned income includes loan origination fees, net of direct loan origination costs. This income is deferred and recognized as adjustments to loan income over the contractual life of the related notes using a method the result of which approximates that of the interest method.

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

While management uses available information in establishing the allowance for loan losses, future additions to the allowance may be necessary if economic conditions differ substantially from the estimates used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowances for loan losses. Such agencies may require the Banks to recognize additions to the allowance based on judgments different from those of management.

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

SERVICING ASSETS

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

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

ADVERTISING

The Company directly expenses costs associated with advertising as they are incurred.

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

Earnings per common share have been computed based on the following (in thousands):

                                                   Years Ended December 31,
                                              ---------------------------------
                                               2001          2000         1999
                                               ----          ----         ----
Net income                                    $3,873        $4,159       $3,764
Less: Preferred stock dividends                    -             -            -
                                              ------        ------       ------
Net income applicable to common stock         $3,873        $4,159       $3,764
                                              ======        ======       ======
Average number of common shares
  outstanding                                1,521.6       1,590.6      1,675.7
Effect of dilutive options(1)                    4.3             -          -
                                              ------        ------       ------
Average number of common shares
  outstanding used to calculate diluted
  earnings per common share                  1,525.9       1,590.6      1,675.7
                                             =======       =======      =======

(1) Approximately 21,000, 21,000 and 26,000 of the Company's outstanding stock options were not included in the diluted net earnings per share calculation for 2001, 2000, and 1999, respectively, because to do so would have been antidilutive.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (2) a hedge of the exposure to variable cash flows of a forecasted transaction, or (3) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management adopted this pronouncement on January 1, 2001. Statement No. 133 allows for a one-time change in the classification of securities in the investment portfolio. Therefore, in conjunction with the adoption of Statement No. 133, the Company transferred all securities held-to-maturity to the available-for-sale category at their market value of $2,731,000 as of January 1, 2001. In connection with the transfer, the Company recorded in comprehensive income an unrealized holding loss of approximately $13,000, net of tax effect. Under Statement No. 133, this transfer will not call into question the Company's intent to hold other debt securities to maturity in the future. This statement did not have any material impact on the consolidated financial statements.

The FASB has issued Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement replaces Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and rescinds Statement No. 127, Deferral of the Effective Date of Certain Provision of FASB Statement No. 125. Statement No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001; however, the disclosure provisions are effective for fiscal years ending after December 15, 2000. The adoption of this Statement has had no material impact on the consolidated financial statements.

The FASB has issued Statement No. 141, Business Combinations. This Statement improves the consistency of the accounting and reporting of business combinations by requiring that all business combinations be accounted for under a single method - the purchase method. Using the pooling-of-interests method is no longer permitted. Statement No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. The adoption of this Statement has had no material impact on the consolidated financial statements.

The FASB has issued Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The amortization of goodwill ceases upon adoption of the statement which for most companies, will be January 1, 2002. Management believes that adopting this Statement will have no significant impact on the consolidated financial statements.

                         NOTE 2 CASH AND DUE FROM BANKS

Cash and due from banks at December 31, 2001 and 2000 includes $5,858,000 and $4,903,000, respectively, which is subject to withdrawals and usage restrictions to satisfy the reserve requirements of the Federal Reserve Bank.

                                NOTE 3 SECURITIES

The amortized cost, gains in accumulated other comprehensive income, losses in accumulated other comprehensive income and market value of securities at December 31, 2001 and 2000 follows:

Securities Available-for-Sale:                                                       ($000 Omitted)
                                                                                Gains in           Losses in
                                                                               Accumulated        Accumulated
                                                                                  Other              Other
                                                              Amortized       Comprehensive      Comprehensive        Fair
                                                                Cost               Income              Income         Value
                                                              ---------       -------------      -------------        ----
December 31, 2001
-------------------------------------------------------
US Treasury and other US government agency securities           $10,969          $  27              $   19          $10,977
Marketable equity securities                                      4,358            109               1,212            3,255
Non-marketable equity securities                                  4,712              -                   -            4,712
Mortgage-backed securities                                       13,810             72                 138           13,744
Collateralized mortgage obligations                               7,317             86                  50            7,353
Corporate bonds                                                  14,167            299                 236           14,230
State and political subdivision bonds and notes                   5,907             98                   -            6,005
                                                                -------           ----              ------          -------
                                                                $61,240           $691              $1,655          $60,276
                                                                =======           ====              ======          =======

December 31, 2000
-------------------------------------------------------
US Treasury and other US government agency securities           $28,883          $  71             $   174          $28,780
Marketable equity securities                                      3,180             88                 859            2,409
Non-marketable equity securities                                  5,199              -                   -            5,199
Mortgage-backed securities                                        7,513              9                  47            7,475
Collateralized mortgage obligations                               7,234              -                  57            7,177
Corporate bonds                                                   1,006              -                   3            1,003
State and political subdivision bonds and notes                   3,366             78                   -            3,444
                                                                -------           ----              ------          -------
                                                                $56,381           $246              $1,140          $55,487
                                                                =======           ====              ======          =======

                                                                                  Gross              Gross
                                                              Amortized        Unrealized          Unrealized         Fair
                                                                Cost              Gains             Losses            Value
                                                              ---------        ----------          ----------         ----
December 31, 2000
-------------------------------------------------------
Mortgage-backed securities                                       $1,760             $2                 $22           $1,740
Collateralized mortgage obligations                                 492              -                   4              488
State and political subdivision bonds and notes                     500              3                   -              503
                                                                 ------             --                 ---           ------
                                                                 $2,752             $5                 $26           $2,731
                                                                =======             ==                 ===           ======

The contractual maturity distribution of investments in debt obligations at December 31, 2001 follows:

                                                                                       ($000 Omitted)
                                                                               One to      Five to       Over
                                                                  Within       Five           Ten         Ten        Total
                                                                 One Year      Years        Years        Years        Cost
                                                                 --------      -----        -----        -----       -----
Available-for-Sale:
US Treasury and other US government agency securities             $    -      $ 6,983      $ 3,986      $    -      $10,969
Mortgage-backed securities                                           105        7,229        4,943       1,533       13,810
Collateralized mortgage obligations                                    -            -        2,690       4,627        7,317
Corporate bonds                                                        -       14,167     -                  -       14,167
State and political subdivision bonds and notes                    1,010          311        2,930       1,656        5,907
                                                                  ------      -------      -------      ------      -------
                                                                  $1,115      $28,690      $14,549      $7,816      $52,170
                                                                  ======      =======      =======      ======      =======
Fair value                                                        $1,118      $28,651      $14,724      $7,816      $52,309
                                                                  ======      =======      =======      ======      =======

Actual maturities of state and political subdivision bonds and notes, mortgage-backed securities and collateralized mortgage obligations will differ from the maturities presented because borrowers have the right to prepay obligations without prepayment penalties.

An analysis of gross realized gains and losses on securities available-for-sale sold during the years ended December 31, follows:

                                                                             ($000 Omitted)
                                                     2001                           2000                        1999
                                            Realized     Realized         Realized      Realized       Realized     Realized
                                              Gains       Losses            Gains        Losses          Gains        Losses
                                            --------     --------         --------      --------       --------     --------
Equity securities                             $ 61         $ 6              $517           $5             $720          $41
US government agency securities                 91           -                 -            -                -            -
Mortgage-backed securities                       -          18                 -            -               30            -
                                              ----         ---              ----           --             ----          ---
                                              $152         $24              $517           $5             $750          $41
                                              ====         ===              ====           ==             ====          ===

The tax provision applicable to these net realized gains and losses amounted to $50,000, $201,000 and $278,000 for 2001, 2000, and 1999, respectively.

Securities with a carrying amount totaling $21,382,000 and $18,729,000 were pledged to secure public deposits, securities sold under agreements to repurchase and treasury, tax and loan accounts at December 31, 2001 and 2000, respectively.

                                          NOTE 4 LOANS

Loan balances were comprised of the following:

                                                           ($000 Omitted)
December 31,                                            2001           2000
---------------------------                             ----           ----
Real estate:
   Residential                                         $109,261       $129,805
   Commercial                                           111,642        100,608
   Construction                                           1,581          5,752
Commercial                                               22,727         22,270
Installment                                              28,210         28,177
Indirect installment                                    120,761         98,919
Other                                                     6,303          7,881
                                                       --------       --------
   Total loans                                          400,485        393,412
Less:
   Unearned income                                         169             154
   Allowance for loan losses                             4,642           4,354
                                                       --------       --------
                                                          4,811          4,508
                                                       --------       --------
                                                       $395,674       $388,904
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

An analysis of activity in such loans for the years ended December 31, 2001 and 2000 follows:

                                                              ($000 Omitted)
                                                            2001          2000
                                                           ------        ------
Balance at beginning of year                               $1,010        $  815
   Advances                                                   378           283
   Repayments                                                (563)          (88)
   Change in status of executive officers and directors         -             -
                                                          -------        ------
Balance at end of year                                    $   825        $1,010
                                                          =======        =======

The Company's lending activities are conducted principally in New Hampshire. Although the loan portfolio is diversified, a portion of its debtors' ability to repay is dependent upon the economic conditions prevailing in New Hampshire. The Company maintains significant credit relationships with borrowers in the hotel and motel industry. The aggregate loan balances to these industries totaled $58,623,000 at December 31, 2001. As a result of the deterioration of local business conditions in the Berlin market, the Company has performed a loan population study and has determined that approximately 8 percent of gross loans are to customers in the Berlin and surrounding market area. The Company has determined that the allowance for loan losses is adequate to cover potential losses associated with these loans.

Loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans total $46,661,000 and $28,932,000 at December 31, 2001 and 2000, respectively. The
Company sold $18,577,000 of mortgage loans and $10,390,000 of indirect installment loans in 2001 and $2,196,000 of mortgage loans and $10,716,000 of indirect installment loans in 2000.

The Company capitalized $204,000 and $22,000 of servicing rights and amortized $29,000 and $14,000 of those rights in 2001 and 2000, respectively. There is no valuation allowance for servicing rights, because their fair value approximates their carrying amount of $259,000 and $84,000 at December 31, 2001 and 2000, respectively. Servicing rights are carried in other assets.

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

At December 31, 2001 and 2000, loans restructured in a troubled debt restructuring before January 1, 1995, the effective date of SFAS No. 114, that are not impaired based on the terms specified by the restructuring agreement totaled $983,000 and $1,010,000, respectively. The gross interest income that would have been recorded in the years ended December 31, 2001 and 2000 if such restructured loans had been current in accordance with their original terms was $107,000 and $143,000, respectively. The amount of interest income recognized on such restructured loans for the years ended December 31, 2001 and 2000 was $73,000 and $94,000, respectively.

The recorded investment in loans that are considered to be impaired under SFAS No. 114 was $643,000 and $197,000 at December 31, 2001 and 2000, respectively, for which the related allowance for loan losses is $76,000 as of December 31, 2001 and $0 as of December 31, 2000. All of the Company's impaired loans are collateralized and therefore all impaired loans are measured by the difference between the fair value of the collateral and the recorded amount of the loan. The average recorded investment in impaired loans during the twelve months ended December 31, 2001 and 2000 was approximately $307,000 and $1,996,000, respectively. For the twelve months ended December 31, 2001 and 2000 the Company recognized interest income on impaired loans of $26,000 and $78,000, respectively, which included $15,000 and $72,000 of interest income recognized using the cash-basis method of income recognition, respectively.

                        NOTE 5 ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31, follows:

                                                         ($000 Omitted)
                                                2001         2000         1999
                                                ----         ----         ----

Balance at beginning of year                   $4,354       $4,887       $4,404
Provision charged to expense                      900          980          540
Recoveries on loans previously charged-off        122          130          247
Loans charged-off                                (734)      (1,643)        (304)
                                               ------       ------       ------
Balance at end of year                         $4,642       $4,354       $4,887
                                               ======       ======       ======

                         NOTE 6 OTHER REAL ESTATE OWNED

Other real estate owned consists of real estate acquired by foreclosure or a similar conveyance of title. At December 31, 2001 and 2000 other real estate owned was comprised of residential real estate of $22,000 and $25,000, respectively.

Sales of other real estate owned by the Company resulted in gains of $17,000, $64,000 and $7,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

Write downs on other real estate owned totaled $3,000, $0, and $47,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

                          NOTE 7 PREMISES AND EQUIPMENT

A summary of premises and equipment follows:

                                                              ($000 Omitted)
                                                               December 31,
                                                          --------------------
                                                            2001        2000
                                                            ----        ----
Land                                                      $ 2,327      $ 2,294
Buildings                                                   9,535        8,585
Construction in progress                                      255          138
Equipment                                                   5,726        5,483
                                                          -------      -------
                                                           17,843       16,500
Less accumulated depreciation and amortization              6,358        5,500
                                                          -------      -------
                                                          $11,485      $11,000
                                                          =======      =======

Depreciation expense for the years ended December 31, 2001, 2000 and 1999 amounted to $1,079,000, $999,000, and $933,000, respectively.

The Company leases seven of its locations under non-cancellable operating leases. Minimum lease payments in future periods under non-cancellable operating leases at December 31, 2001 are as follows:

                                                            ($000 Omitted)
2002                                                             $309
2003                                                              222
2004                                                              132
2005                                                                -
2006                                                                -
                                                                 ----
                                                                 $663
                                                                 ====

The terms of three of the leases provide that the Company can, at the end of the initial five-year term, renew the lease under two five-year options. The terms of one of the leases provides for one additional five-year renewal option at the end of the existing term. All leases contain a provision that the Company shall pay its pro-rata share of operating costs, including all real estate taxes.

Rent expense for the years ended December 31, 2001, 2000, and 1999 amounted to $287,000, $256,000 and $190,000, respectively.

                                 NOTE 8 DEPOSITS

The aggregate amount of maturities for time deposits as of December 31, 2001, for each of the following five years ended December 31 and thereafter, are as follows:

                                                            ($000 Omitted)
2002                                                           $149,858
2003                                                             18,205
2004                                                              2,825
2005                                                                944
2006                                                                729
Thereafter                                                           41
                                                               --------
                                                               $172,602
                                                               ========

Deposits from related parties held by the Banks at December 31, 2001 and 2000 amounted to $1,897,000 and $3,806,000, respectively.

                          NOTE 9 SHORT-TERM BORROWINGS

Short-term borrowings, which include securities sold under agreements to repurchase and FHLB advances with maturities of less than one year, and their related average interest rates for the years ended December 31, 2001, 2000 and 1999 are as follows:

                                                                                            ($000 Omitted)
                                                                                 Amount outstanding at December 31,
                                                                 --------------------------------------------------------------
                                                                        2001                    2000                1999
                                                                 ------------------      -----------------    ------------------
                                                                                Avg.                   Avg.                 Avg.
                                                                                Int.                   Int.                 Int.
                                                                 Amount         Rate       Amount      Rate     Amount      Rate
                                                                 ------        -----       ------     -----     ------     -----
FHLB advances                                                     $     -          -%     $ 2,950     6.67%    $ 9,950     4.60%
Securities sold under agreements to repurchase                      8,155       1.97        9,390     6.06       7,468     4.88
                                                                  -------                 -------              -------
                                                                  $ 8,155       1.97%     $12,340     6.21%    $17,418     4.72%
                                                                  =======                 =======              =======
Maximum amount outstanding at any month end                       $19,080                 $41,199              $33,729
Average amount outstanding during the year                         11,725       4.38%      28,575     6.37%     20,442     4.67%

The underlying securities associated with securities sold under agreements to repurchase are under the control of the Company.

                             NOTE 10 LONG-TERM DEBT

Long-term debt at December 31, 2001 and 2000 consisted of FHLB advances of $48,028,000 and $35,528,000, respectively.

As of December 31, 2001, contractual principal payments due under long-term debt were as follows:

                                      ($000 Omitted)
2002                                    $  3,028
2003                                       7,000
2004                                       8,000
2005                                           -
2006                                           -
2007 and years thereafter                 30,000
                                         -------
                                         $48,028
                                         =======

The FHLB long-term debt consisted of twelve separate advances with the following terms:

                        ($000 Omitted)
  Amount           Rate         Maturity Date       Call Date
 -------          ------        -------------       ---------
  $    28         6.78%           04/04/02               N/A
    3,000         6.76            04/08/02               N/A
    7,000         4.34            06/25/03               N/A
    3,000         4.78            06/25/04               N/A
    5,000         5.79            08/30/04          02/28/02
    5,000         6.11            03/28/07          03/28/02
    7,000         5.54            11/02/09          02/02/02
    7,000         5.57            11/09/09          02/09/02
    5,000         5.91            12/17/09          03/17/02
    2,000         4.80            12/27/10          03/27/02
    3,000         4.50            01/24/11          01/22/02
    1,000         4.58            02/07/11          02/05/03
  -------
  $48,028
  =======

                              NOTE 11 ACQUISITIONS

On October 26, 2001, the Company acquired certain assets and assumed the deposits of a branch office of The Bank of New Hampshire located in Littleton, New Hampshire. As a result of this purchase the Company made the following entries to record this transaction:

                                             ($000 Omitted)

Cash                                  $22,481
Loans                                   2,601
Deposit assumption premium              3,607
Equipment                                   6
Other assets                               14
Miscellaneous expense                       1
Deposits                                                28,660
Other liabilities                                           48
Other income                                                 2

This transaction was accounted for using the purchase method of accounting. The results of operations of the acquired branch are included in the 2001 consolidated statements of income of the Company from the date of the transaction.

The deposit assumption premium of $3,607,000 is being amortized to noninterest expense over fifteen years using the straight line method.

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

This transaction was accounted for using the purchase method of accounting. The results of operations of the acquired branch are included in the consolidated statements of income of the Company from the date of the transaction.

The deposit assumption premium of $4,340,000 is being amortized to noninterest expense over fifteen years using the straight line method.

On July 9, 1999, the Company acquired certain assets and assumed the deposits from branch offices of Vermont National Bank located in Tilton and Franklin, New Hampshire. As a result of this purchase, the Company made the following entries to record this transaction:

                                             ($000 Omitted)

Cash                                  $16,931
Deposit assumption premium                789
Premises and equipment                    292
Other assets                                5
Interest expense                            3
Deposits                                                18,011
Other liabilities                                            3
Other income                                                 6

This transaction was accounted for using the purchase method of accounting. The results of operations of the acquired branches are included in the consolidated statements of income of the Company from the date of the transaction.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2001, the most recent notification from the FDIC categorized BCB as adequately capitalized and PNB as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized the Banks must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios. There are no conditions or events since that notification that management believes have changed the Company's and Banks' categories. Management believes, as of December 31, 2001 and 2000, that the Company and the Banks met all capital adequacy requirements to which they are subject.

These minimum capital amounts and ratios, as well as the Company's and Banks' actual capital amounts and ratios, are presented in the following table:

                                                                                       ($000 Omitted)
                                                                                                                  To Be Well
                                                                                                                 Capitalized
                                                                                                                 Under Prompt
                                                                                         For Capital              Corrective
                                                                                          Adequacy                  Action
                                                                      Actual              Purposes                Provisions
                                                                ---------------        ---------------        -----------------
                                                                 Amount    Ratio       Amount    Ratio        Amount      Ratio
                                                                 ------    -----       ------    -----        ------      -----
As of December 31, 2001
------------------------------------------------
Tier 1 capital (to average assets)
  Consolidated                                                  $35,149     6.95%     $20,231    =>4.00%          N/A
  The Berlin City Bank                                           20,250     5.94       13,644    =>4.00       $17,055    =>5.00%
  The Pemigewasset National Bank of Plymouth                     12,935     7.89        6,561    =>4.00         8,201    =>5.00

Total capital (to risk weighted assets)
  Consolidated                                                   39,791    10.28       30,955    =>8.00           N/A
  The Berlin City Bank                                           23,383     8.99       20,817    =>8.00        26,021   =>10.00
  The Pemigewasset National Bank of Plymouth                     14,443    11.49       10,058    =>8.00        12,573   =>10.00

Tier 1 capital (to risk weighted assets)
  Consolidated                                                   35,149     9.08       15,478    =>4.00           N/A
  The Berlin City Bank                                           20,250     7.78       10,408    =>4.00        15,615    =>6.00
  The Pemigewasset National Bank of Plymouth                     12,935    10.29        5,029    =>4.00         7,544    =>6.00


As of December 31, 2000
------------------------------------------------
Tier 1 capital (to average assets)
  Consolidated                                                  $36,498     7.39%     $19,749    =>4.00%          N/A
  The Berlin City Bank                                           23,127     6.98       13,252    =>4.00       $16,565    =>5.00%
  The Pemigewasset National Bank of Plymouth                     13,216     7.93        6,669    =>4.00         8,336    =>5.00

Total capital (to risk weighted assets)
  Consolidated                                                   40,852    11.57       28,252    =>8.00           N/A
  The Berlin City Bank                                           25,999    11.32       18,376    =>8.00        22,971   =>10.00
  The Pemigewasset National Bank of Plymouth                     14,645    11.73        9,985    =>8.00        12,481   =>10.00

Tier 1 capital (to risk weighted assets)
  Consolidated                                                   36,498    10.34       14,126    =>4.00           N/A
  The Berlin City Bank                                           23,127    10.07        9,188    =>4.00        13,782    =>6.00
  The Pemigewasset National Bank of Plymouth                     13,216    10.59        4,992    =>4.00         7,488    =>6.00


Federal regulations prohibit banking companies from paying dividends on their stock if the effect would cause stockholders' equity to be reduced below applicable regulatory capital requirements or if such declaration and payment would otherwise violate regulatory requirements.

Under the National Bank Act, the approval of the Office of the Comptroller of the Currency ("OCC") is required if dividends declared by PNB in any year exceed the net profits of that year, as defined, combined with the retained net profit for the two preceding years. At December 31, 2001, PNB could, without approval of the OCC, declare dividends aggregating $69,000.

As of December 31, 2001, BCB is restricted from declaring dividends to the Company in an amount greater than approximately $2,566,000, as such declaration would decrease capital below BCB's required minimum level of regulatory capital.

                        NOTE 13 OTHER NONINTEREST EXPENSE

The major components of other noninterest expense for the years ended December 31, are as follows:

                                                      ($000 Omitted)
                                               2001        2000          1999
                                               ----        ----          ----
Professional fees                             $  886      $1,073        $1,091
Stationery and supplies                          486         605           565
Other                                          3,274       2,932         2,792
                                              ------      ------        ------
                                              $4,646      $4,610        $4,448
                                              ======      ======        ======

                         NOTE 14 FEDERAL AND STATE TAXES

The components of federal and state tax expense for the years ended December 31, are as follows:
                                                      ($000 Omitted)
                                               2001        2000          1999
                                               ----        ----          ----
Current
  Federal                                     $1,319      $1,657        $1,932
  State                                          201         187           372
                                              ------      ------        ------
                                               1,520       1,844         2,304
                                              ------      ------        ------
Deferred
  Federal                                        223         210          (248)
  State                                         (35)          53           (94)
                                              ------      ------        ------
                                                 188         263          (342)
                                              ------      ------        ------
Total                                         $1,708      $2,107        $1,962
                                              ======      ======        ======

The temporary differences (the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases) that give rise to significant portions of the deferred income tax asset and deferred income tax liability at December 31, are as follows:

                                                              ($000 Omitted)
                                                            2001          2000
                                                            ----          ----
Deferred income tax asset
  Allowance for loan losses                                $1,568        $1,461
  Other                                                        22            52
  Interest on nonaccrual loans                                 25            73
  Deferred origination costs                                   26             -
  Unrealized holding loss on investment securities
    available-for-sale                                        379           351
  Minimum pension liability adjustment                          -            67
  Deposit assumption premium                                  525           488
  Prepaid pension                                               -            16
  Supplemental pension                                         49            50
                                                           ------        ------
                                                            2,594         2,558
                                                           ------        ------
Deferred income liabilities:
  Loan origination costs, net                                  (8)          (20)
  Depreciation                                               (562)         (604)
  Pension liability                                          (247)            -
  Mortgage and consumer servicing rights                     (103)          (33)
                                                           ------        ------
                                                             (920)         (657)
                                                           ------        ------
Deferred income tax asset, net                             $1,674        $1,901
                                                           ======        ======

The primary sources of recovery of the deferred income tax asset are taxes paid that are available for carryback and the expectation that the deductible temporary differences will reverse during periods in which the Company generates taxable income.

Total income tax expense for the years ended December 31, 2001, 2000 and 1999 differs from the "expected" federal income tax expense at the 34% statutory rate for the following reasons:


                                               2001       2000      1999
                                               ----       ----      ----

Expected federal income taxes                  34.0%      34.0%     34.0%
Municipal income                               (4.2)      (2.5)     (3.9)
State tax expense, net of federal benefit       2.0        2.4       3.5
Other                                          (1.2)      (0.3)      0.7
                                               ----       ----      ----
Effective tax rates                            30.6%      33.6%     34.3%
                                               ====       ====      ====

                            NOTE 15 EMPLOYEE BENEFITS

Pension Plan

The Company maintains a trusteed non-contributory pension plan (the "Plan") covering substantially all full-time employees. Assuming retirement at age 65 after 30 years or more of service, the benefits are computed as the sum of 1 percent of final average earnings up to a covered compensation limit, plus 65 percent of final average earnings in excess of covered compensation, times years of service, up to 30. Final average earnings are defined as the five consecutive years out of the employees last ten years of employment during which compensation is highest. The amounts contributed to the Plan are determined annually on the basis of (a) the maximum amount that can be deducted for federal income tax purposes or (b) the amount certified by a consulting actuary as necessary to avoid an accumulated funding deficiency as defined by the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only benefits attributed to service to date but also for those expected to be earned in the future. Assets of the Plan are primarily invested in common stock, US Government and Agencies securities and high quality corporate bonds.

The following table sets forth information about the Plan as of December 31, and for the years then ended:

                                                             ($000 Omitted)
                                                           2001         2000
                                                           ----         ----
Change in benefit obligation
------------------------------------------------------
Benefit obligation at beginning of year                   $ 3,284       $ 2,967
Service cost                                                  309           245
Interest cost                                                 254           230
Actuarial gain                                                306           173
Effect of Economic Growth Tax Relief Reconciliation Act         9             -
Benefits paid                                                (857)         (331)
                                                          -------       -------
Benefit obligation at end of year                         $ 3,305       $ 3,284
                                                          =======       =======

Change in plan assets
------------------------------------------------------
Fair value of plan assets at beginning of year            $ 2,843        $3,121
Actual return on plan assets                                  (86)           53
Employer contributions                                      1,018             -
Benefits paid                                                (857)         (331)
                                                          -------       -------
Fair value of plan assets at end of year                  $ 2,918       $ 2,843
                                                          =======       =======

Funded status
------------------------------------------------------
Funded status                                             $  (387)      $  (441)
Unrecognized transition asset                                 (10)         (14)
Unrecognized net actuarial loss                             2,254         1,675
Unrecognized prior service cost                            (1,130)       (1,224)
                                                          -------       -------
Net amount recognized                                     $   727       $    (4)
                                                          =======       =======

Amounts recognized in the consolidated statements of
  financial position consists of:
------------------------------------------------------
Accrued benefit cost                                      $     -       $    (4)
Accrued benefit liability                                       -          (197)
Accumulated other comprehensive income                          -           197
Prepaid benefit cost                                          727            -
                                                          -------       -------
Net amount recognized                                     $   727       $    (4)
                                                          =======       =======

Weighted-average assumptions as of December 31,             2001          2000
------------------------------------------------------      ----          ----

Discount rate                                                7.25%         7.50%
Expected return on plan assets                               8.50          8.50
Rate of compensation increase                                4.50          4.50

                                                      ($000 Omitted)
Components of net periodic benefit cost        2001           2000        1999
---------------------------------------       -------        -----        ----
Service cost                                  $ 309         $ 245        $ 238
Interest cost                                   254           230          244
Expected return on plan assets                 (271)         (261)        (316)
Amortization of prior service cost              (85)          (85)         (85)
Recognized net actuarial loss                    85            62           70
Recognized transition amount                     (4)           (4)          (4)
                                              -----         -----        -----
Net periodic benefit cost                     $ 288         $ 187        $ 147
                                              =====         =====        =====

401(k) Plan

On July 1, 1999, the PNB 401(k) plan was amended and restated as the Northway Financial, Inc. 401(k) and Profit Sharing Plan (the "401K Plan"). Under the 401K Plan employees must have attained age 21, completed six months of service and be credited with 1,000 hours of service in order to participate. Employees of the Company, PNB and BCB are eligible to participate. Under the 401K Plan, employers match 50% of the first 4% of employee contributions. Total 401(k) matching expense in 2001, 2000 and 1999 amounted to $113,000, $110,000, and $73,000, respectively, and the Profit Sharing contribution expense was $64,000, $60,000, and $54,000, respectively.

Prior to July 1, 1999, PNB had a 401(k) plan. To be eligible, employees must have attained age 21, completed six months of service and be credited with 1,000 hours of service. PNB matched 25% of employee contributions on the first 4% of compensation deposited as elective contributions. The 401(k) matching expense was $0 for the year ended December 31, 1999.

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

                                           ($000 Omitted, except per share data)

                                                2001         2000       1999
                                                ----         ----       ----
Net income                    As reported      $3,873       $4,159     $3,764
                              Pro forma         3,826        4,112      3,528

Earnings per common share     As reported      $ 2.55       $ 2.61     $ 2.25
                              Pro forma          2.52         2.58       2.11

Earnings per common share     As reported      $ 2.54       $ 2.61     $ 2.25
 (assuming dilution)          Pro forma          2.51         2.58       2.11

A summary of the status of the Company's 1999 Plan as of December 31, 2001, 2000, and 1999 and changes during the years then ended is presented below:

                                                         2001                         2000                           1999
                                                 --------------------           -------------------           ---------------------
                                                             Weighted                      Weighted                        Weighted
                                                             Average                       Average                         Average
                                                             Exercise                      Exercise                        Exercise
                                                 Shares        Price            Shares       Price            Shares        Price
                                                 ------      -------            ------     -------            ------       -------
Outstanding, beginning of year                   49,500        $24.91           26,000       $28.00                -       $    -
Granted                                               -             -           28,500        22.63           26,000        28.00
Forfeited                                             -             -           (5,000)       28.00               -             -
                                                 ------                         ------                        ------
Outstanding, end of year                         49,500        $24.91           49,500       $24.91           26,000       $28.00
                                                 ======                         ======                        ======

Options exercisable at year-end                  35,250                         28,125                        24,000
Per share weighted-average fair value
  of options granted during the year              $   -                          $6.55                         $9.07

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

The following table summarizes information about fixed stock options outstanding as of December 31, 2001:

                    Options Outstanding                  Options Exercisable
       -----------------------------------------     --------------------------
                    Weighted
                     Number            Average          Number         Weighted
                   Outstanding        Remaining      Exercisable        Average
       Exercise       as of          Contractual        as of          Exercise
         Price       12/31/01           Life           12/31/01          Price
       -------     -----------       -----------     -----------       ---------
        $28.00        21,000        7.50 years          21,000         $28.00
         22.63        28,500        8.63 years          14,250          22.63
                      ------                            ------
        $24.91        49,500        8.15 years          35,250         $25.83
                      ======                            ======

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

Financial instruments with off-balance sheet credit risk at December 31, are as follows:

                                                              ($000 Omitted)
                                                           2001            2000
                                                           ----            ----
Financial instrument whose contract amounts represent
  credit risk:
  Unadvanced portions of home equity loans                 $ 8,754       $5,314
  Unadvanced portions of lines of credit                     9,317        7,983
  Unadvanced portions of commercial real estate loans          624          622
  Commitments to originate all other loans                  16,862        6,887
  Commitments to originate municipal notes                      80        5,420
  Standby letters of credit                                     83          645

Commitments to originate loans and municipal notes, unadvanced portions of home equity loans, lines of credit and commercial real estate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without having been drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

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

Accrued interest receivable: The carrying value of accrued interest receivable approximates its fair value because of the short-term nature of this financial instrument.

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

Short-term borrowings: The carrying value of short-term borrowings approximates its fair value because of the short-term nature of these financial instruments.

Long-term debt: The fair values of long-term debt were determined by discounting the anticipated future cash payments by using the rates currently available to the Company for debt with similar terms and remaining maturities.

The estimated fair values of the Company's financial instruments are as follows:

                                                                                           ($000 Omitted)
                                                                                            December 31,
                                                                       -----------------------------------------------------
                                                                                2001                          2000
                                                                       -----------------------        ----------------------
                                                                                     Estimated                     Estimated
                                                                       Carrying         Fair          Carrying       Fair
                                                                        Amount         Value            Amount       Value
                                                                       --------      ---------        --------     ---------
Financial assets:
  Cash and cash equivalents                                             $ 29,641     $ 29,641         $ 15,401     $ 15,401
  Investment securities available-for-sale                                55,564       55,564           50,288       50,288
  Investment securities held-to-maturity                                       -            -            2,752        2,731
  FHLB stock                                                               4,632        4,632            5,119        5,119
  FRB stock                                                                   80           80               80           80
  Loans held-for-sale                                                      2,026        2,026              229          229
  Loans, net                                                             395,674      401,237          388,904      387,938
  Accrued interest receivable                                              2,237        2,237            2,909        2,909

Financial liabilities:
  Deposits                                                               412,840      414,631          391,772      391,671
  Short-term borrowings                                                    8,155        8,155           12,340       12,340
  Long-term debt                                                          48,028       48,748           35,528       35,555

The carrying amounts of financial instruments shown in the above table are included in the consolidated statements of financial condition under the indicated captions except that (1) FHLB stock and FRB stock are included with investment securities available-for-sale in the statements; and (2) accrued interest receivable is included with other assets in the statements.

At December 31, 2001, all the Company's financial instruments were held for purposes other than trading.

At December 31, 2001, the Company had no derivative financial instruments subject to the provisions of SFAS No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments."

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

               NOTE 18 CONDENSED PARENT ONLY FINANCIAL STATEMENTS

Condensed financial statements of Northway Financial, Inc. (Parent Company only) as of December 31, 2001 and 2000 and for the three years ended December 31, 2001 follow:

STATEMENTS OF FINANCIAL CONDITION


                                                              ($000 Omitted)

                                                            2001         2000
                                                            ----         ----
Assets
---------------------------------------------------
Cash and cash equivalents                                  $   333      $   232
Investment in subsidiary, The Berlin City Bank              27,763       27,496
Investment in subsidiary, The Pemigewasset
  National Bank of Plymouth                                 13,612       13,911
Equipment, net                                                 747          432
Due from subsidiaries                                          442          448
Other assets                                                 1,091          442
                                                           -------      -------
   Total assets                                            $43,988      $42,961
                                                           =======      =======

Liabilities and stockholders' equity
---------------------------------------------------
Accrued expenses                                           $   221      $   499
Other liabilities                                              428          220
Borrowings from subsidiary                                       -          680
                                                           -------      -------
    Total liabilities                                          649        1,399
                                                           -------      -------
Stockholders' equity:
 Common stock                                                1,732        1,732
 Additional paid-in-capital                                  2,101        2,101
 Retained earnings                                          45,955       43,110
 Treasury stock                                             (5,864)      (4,708)
 Accumulated other comprehensive (loss) income                (585)        (673)
                                                           -------      -------
    Total stockholders' equity                              43,339       41,562
                                                           -------      -------
    Total liabilities and stockholders' equity             $43,988      $42,961
                                                           =======      =======

STATEMENTS OF INCOME

                                                         ($000 Omitted)
                                                2001         2000         1999
                                                ----         ----         ----
Dividends from subsidiaries                    $3,925       $2,450       $2,922
Interest income                                    24           22           50
Management fee income from subsidiaries         5,337        5,252            -
Other                                               -            -           70
                                               ------       ------       ------
                                                9,286        7,724        3,042
                                               ------       ------       ------
Interest expense                                   10            7            -
Salaries and employee benefits                  3,430        3,507            -
Office occupancy and equipment expense            664          552            5
Professional fees                                 587          628          142
Other                                             755          735          709
                                               ------       ------       ------
                                                5,446        5,429          856
                                               ------       ------       ------
Income before income tax benefit and
  equity in undistributed net income of
  subsidiaries                                  3,840        2,295        2,186
Income tax benefit                                (29)         (53)        (250)
                                               ------       ------       ------
Income before equity in undistributed net
  income of subsidiaries                        3,869        2,348        2,436
Equity in undistributed net income of
  subsidiaries                                      4        1,811        1,328
                                               ------       ------       ------
  Net income                                   $3,873       $4,159       $3,764
                                               ======       ======       ======

STATEMENTS OF CASH FLOWS
                                                           ($000 Omitted)
                                                  2001         2000       1999
                                                  ----        ----       ----
Cash flows from operating activities:
 Net income                                      $3,873      $4,159     $ 3,764
 Adjustments to reconcile net income to net
   cash provided by operating activities:
   Depreciation and amortization                    132          35           3
   Due from subsidiaries                              6        (448)          -
   Increase in other assets                        (400)       (332)        (58)
   Increase (decrease) in accrued expenses and
     other liabilities                             (195)        293         218
   Loss on sale of assets                             -          18           -
   Undistributed net income of subsidiaries          (4)     (1,811)     (1,328)
                                                -------     -------     -------
     Net cash provided by operating activities    3,412       1,914       2,599
                                                -------     -------     -------
Cash flows from investing activities:
  Additions to premises and equipment              (447)       (469)        (19)
                                                -------     -------     -------
     Net cash used in investing activities         (447)       (469)        (19)
                                                -------     -------     -------
Cash flows from financing activities:
   Proceeds from advances from subsidiaries       1,855       1,565           -
   Repayments of advances from subsidiaries      (2,535)       (885)          -
   Cash paid to BCB                                   -           -        (245)
   Purchases of treasury stock                   (1,156)     (1,310)     (3,343)
   Dividends paid                                (1,028)       (955)       (942)
                                                -------     -------     -------
     Net cash used in financing activities       (2,864)     (1,585)     (4,530)
                                                -------     -------     -------
Net increase (decrease) in cash and cash
  equivalents                                       101        (140)     (1,950)
Cash and cash equivalents at beginning of year      232         372      2,322
                                                -------     -------     -------
Cash and cash equivalents at end of year        $   333     $   232     $   372
                                                =======     =======     =======

                   QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

Summarized quarterly financial data for 2001 and 2000 follows:

                                     ($000 Omitted, except earnings per share)
                                               2001 Quarters Ended
                                     ------------------------------------------
                                     Mar 31      Jun 30      Sep 30      Dec 31
                                     ------      ------      ------      ------
Interest and dividend income         $9,182      $8,773      $8,718      $8,341
Interest expense                      4,081       3,711       3,439       3,062
                                     ------      ------      ------      ------
  Net interest and dividend income    5,101       5,062       5,279       5,279
Provision for loan losses               225         225         225         225
Noninterest income                      605         794         800         710
Noninterest expense                   4,041       4,282       4,285       4,541
                                     ------      ------      ------      ------
  Income before taxes                 1,440       1,349       1,569       1,223
Income tax expense                      438         413         470         387
                                     ------      ------      ------      ------
  Net income                         $1,002      $  936      $1,099      $  836
                                     ======     =======      ======     =======

Basic earnings per common share      $ 0.65      $ 0.62      $ 0.72      $ 0.56
                                     ======      ======      ======      ======
Earnings per common share assuming
  dilution                           $ 0.65      $ 0.62      $ 0.72      $ 0.55
                                     ======      ======      ======      ======

                                               2000 Quarters Ended
                                     ------------------------------------------
                                     Mar 31      Jun 30      Sep 30      Dec 31
                                     ------      ------      ------      ------

Interest and dividend income         $8,839      $9,127      $9,709      $9,635
Interest expense                      3,556       4,004       4,300       4,197
                                     ------      ------      ------      ------
  Net interest and dividend income    5,283       5,123       5,409       5,438
Provision for loan losses               245         255         255         225
Noninterest income                      570         633         732         757
Noninterest expense                   4,066       4,054       4,317       4,262
                                     ------      ------      ------      ------
  Income before taxes                 1,542       1,447       1,569       1,708
Income tax expense                      538         435         537         597
                                     ------      ------      ------      ------
  Net income                         $1,004      $1,012      $1,032      $1,111
                                     ======      ======      ======      ======

Basic earnings per common share      $ 0.62      $ 0.63      $ 0.65      $ 0.71
                                     ======      ======      ======      ======
Earnings per common share assuming
  dilution                           $ 0.62      $ 0.63      $ 0.65      $ 0.71
                                     ======      ======      ======      ======

                         MARKET INFORMATION (UNAUDITED)

Northway's common stock is traded on The NASDAQ Stock Market, Inc.'s National Market under the symbol "NWFI." The following table sets forth, for the periods indicated, the high and low closing sale prices for the common stock, as reported by The NASDAQ National Market, and the dividends paid on the common stock:

                                Price Per Share
                            ----------------------
                             Low              High          Dividends Per Share
                             ---              ----          -------------------
2001      4th Quarter       $27.25           $29.75                $0.17
          3rd Quarter        25.75            30.95                 0.17
          2nd Quarter        23.50            30.00                 0.17
          1st Quarter        22.88            24.19                 0.17

2000      4th Quarter       $21.50           $24.13                $0.15
          3rd Quarter        22.13            24.75                 0.15
          2nd Quarter        20.00            23.50                 0.15
          1st Quarter        20.00            26.38                 0.15

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





William J. Woodward                      Richard P. Orsillo
President and Chief Executive Officer    Vice President and Corporate Controller

January 15, 2002

                                  INDEPENDENT AUDITORS' REPORT

Shatswell, MacLeod & Company, P.C.
Certified Public Accountants
83 Pine Street
West Peabody, Massachusetts 01960

The Board of Directors and Stockholders
Northway Financial, Inc.
Berlin, New Hampshire

We have audited the accompanying consolidated statements of financial condition of Northway Financial, Inc. and Subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Northway Financial, Inc. and Subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.



Shatswell, MacLeod & Company, P.C.

West Peabody, Massachusetts

January 15, 2002

                   NORTHWAY FINANCIAL, INC. BOARD OF DIRECTORS

BOARD OF DIRECTORS                                       OFFICERS

Fletcher W. Adams                                        William J. Woodward
Vice Chairman                                            Chairman of the Board,
Northway Financial, Inc.                                 President and CEO
Chairman of the Board and President
Pemigewasset National Bank                               Fletcher W. Adams
                                                         Vice Chairman
Peter H. Bornstein
Attorney and Partner                                     Richard P. Orsillo
Bergeron, Hanson & Bornstein                             Vice President
                                                         Corporate Controller
Stephen G. Boucher
President                                                Joseph N. Rozek
Airmar Technology Corp.                                  Secretary

Charles H. Clifford, Jr.
Retired Businessman

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

Randall G. Labnon
General Manager
Town and Country Motor Inn

John D. Morris
Retired Businessman

John H. Noyes
President
Noyes Insurance Agency, Inc.
President
Central Square Insurance, Inc.

William J. Woodward
Chairman of the Board,
President and CEO
Northway Financial, Inc.
The Berlin City Bank

                            SUBSIDIARY BANK DIRECTORS

THE BERLIN CITY BANK                                PEMIGEWASSET NATIONAL BANK

Frederick Anderson                                  Fletcher W. Adams
Vice Chairman                                       Vice Chairman
Northway Financial, Inc.                            Northway Financial, Inc.
Pemigewasset National Bank                          Chairman of the Board and
President
                                                    Pemigewasset National Bank
General Manager and CEO
NH Electric Cooperative, Inc.                       Frederick C. Anderson
                                                    General Manager and CEO
Peter H. Bornstein                                  NH Electric Cooperative,
Inc.
Attorney and Partner
Bergeron, Hanson & Bornstein                        Charles H. Clifford, Jr.
                                                    Retired Businessman
Stephen G. Boucher
President                                           John H. Noyes
Airmar Technology Corp.                             President
                                                    Noyes Insurance Agency,
Inc.
Arnold P. Hanson, Jr.                               President
President                                           Central Square Insurance,
Inc.
Isaacson Structural Steel, Inc.
                                                    Brien L. Ward
Barry J. Kelley                                     Attorney
President
White Mountain Lumber Co.                           William J. Woodward
                                                    Chairman of the Board,
Randall G. Labnon                                   President and CEO
General Manager                                     Northway Financial, Inc.
Town and Country Motor Inn                          The Berlin City Bank

Brien L. Ward
Attorney

William J. Woodward
Chairman of the Board,
President and CEO
Northway Financial, Inc.
The Berlin City Bank
                          INFORMATION FOR STOCKHOLDERS

TRANSFER AGENT                                      INDEPENDENT AUDITORS
Boston EquiServe, LP                                Shatswell, MacLeod &
Company,  P.C.
Investor Relations                                  83 Pine Street
P.O. Box 8040                                       West Peabody,
Massachusetts 01960-3635
Mail Stop 45-02-64
Boston, Massachusetts 02266-8040                    FINANCIAL INFORMATION
1-800-730-6001
                                                    FOR FINANCIAL DOCUMENTS,
                                                    INCLUDING THE ANNUAL REPORT,
MARKET MAKERS                                       QUARTERLY REPORTS TO THE
                                                    SECURITIES AND EXCHANGE
                                                    COMMISSION ON FORM 10-K
                                                    OR FORM 10-Q, CONTACT:

The following companies are currently market
makers for Northway Financial, Inc. common stock.   JOSEPH N. ROZEK
                                                    SECRETARY
Ryan Beck & Co., Inc.                               NORTHWAY FINANCIAL, INC.
Monroe Securities, Inc.                             BERLIN, NEW HAMPSHIRE
03570
Spear, Leeds, and Kellogg